Exhibit 10.1*

SHARE PURCHASE AGREEMENT

BY AND AMONG

BITMINE IMMERSION TECHNOLOGIES, INC.,

STANDARD VALIDATOR LLC,

PIER TWO HOLDINGS PTY LTD,

THE SELLERS LISTED ON ANNEX A

THE PREFERENCE SELLERS LISTED ON ANNEX B

AND

PATRICK MCNAB, AS THE SELLERS’ REPRESENTATIVE,

DATED AS OF

March 24, 2026

* Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential. Such omitted information is indicated by brackets marked “[***]”.

i

(continued)

ii

(continued)

iii

(continued)

		Page
Section 9.	Miscellaneous	60

(a)	Australian capital gains tax withholding declaration	60
(b)	No Third Party Beneficiaries	60
(c)	Entire Agreement	60
(d)	Successors and Assigns	60
(e)	Counterparts	61
(f)	Headings	61
(g)	Notices	61
(h)	Governing Law	62
(i)	Consent to Jurisdiction	62
(j)	Waiver of Trial by Jury	63
(k)	Amendments and Waivers	63
(l)	Incorporation of Appendices, Exhibits and Schedules	63
(m)	Cumulative Remedies	63
(n)	Construction	63
(o)	References to Sellers and Preference Sellers.	64
(p)	Severability of Provisions	65
(q)	Legal Representation	6

List of Exhibits and Schedules

Appendix A	Certain Definitions

Annex A	Sellers / Pro Rata Share
Annex B	Preference Sellers

Schedule A-1	Initial Cash Consideration
Schedule A-2	Closing Statement – Basis of Preparation
Schedule A-3	Earnout Consideration Statement

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of March 24, 2026 by and among Bitmine Immersion Technologies, Inc., a Delaware corporation (“Parent”), Standard Validator LLC, a Delaware limited liability company and a 98% owned Subsidiary of Parent (“Buyer”), Pier Two Holdings Pty Ltd, an Australian proprietary company limited by shares (the “Company”), each of the Persons listed on Annex A attached hereto (each, a “Seller” and collectively, the “Sellers”), each of the Persons listed on Annex B attached hereto (each a “Preference Seller” and collectively, the “Preference Sellers”), and Patrick McNab, solely in his capacity as the Sellers’ Representative. Parent, Buyer, the Company, the Sellers, the Preference Sellers and the Sellers’ Representative are referred to sometimes individually as a “Party” and, collectively herein as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth on Appendix A attached hereto.

RECITALS

WHEREAS, the Sellers and the Preference Sellers together own all of the issued and outstanding shares of the Company (collectively, the “Sale Shares”), consisting of preference shares held by the Preference Sellers (the “Preference Shares”) and ordinary shares held by the Sellers (the “Ordinary Shares”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Sellers and the Preference Sellers desire to sell, transfer and convey, and Buyer desires to purchase, all of the Sale Shares from the Sellers and the Preference Sellers; and

WHEREAS, Parent, Buyer, the Company, the Sellers, the Preference Sellers and the Sellers’ Representative desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement (collectively, the “Transactions”), and also to prescribe various conditions to the Transactions, as set forth in, and subject to the provisions of, this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereto agree as follows:

Section 1. Sale and Purchase.

(a) Acceleration and Exercise of Options. For purposes of this Agreement, the term “Option” means all right title and interest in and to each option to purchase Ordinary Shares, whether or not then vested or fully exercisable, that is set forth on Schedule 1(a) (and each holder of an Option, an “Optionholder” and collectively, the “Optionholders”), whether under any stock option plan or otherwise, including the Option Plan (collectively, the “Stock Plans”). Immediately prior to the Closing, each Option shall be fully accelerated and become vested in full, and each Optionholder shall thereupon exercise all of its Options in accordance with their terms and the terms of such Stock Plan (including, if applicable, on a “net exercise” or “cashless exercise” basis). Any such exercise shall be effective immediately prior to, and conditioned upon, the Closing. Upon exercise by an Optionholder in accordance with this Section 1(a), the Company shall issue to such Optionholder, effective immediately prior to the Closing, the number of whole Ordinary Shares subject to the exercised Option (after giving effect to any net exercise or cashless exercise, if applicable), and such Ordinary Shares shall be treated as “Sale Shares” for all purposes under this Agreement. The Parties acknowledge and agree that the acceleration and exercise of Options pursuant to this Section 1(a) are intended to occur immediately prior to the Closing to allow Optionholders to participate in the Transaction as “Sellers”. The Company shall deliver to Parent at the Closing true, correct and complete copies of all resolutions, waivers, consents and other corporate actions evidencing the acceleration and exercise of the Options contemplated pursuant to this Section 1(a).

(b) Directors and Officers. The Parties acknowledge and agree that the existing directors, secretaries and public officers of each Target Company as of the Closing shall remain in their respective positions following the Closing. Any changes to the directors, secretaries or public officers of any Target Company following the Closing shall be at the sole discretion of Parent. Prior to Closing, Parent shall provide the Sellers’ Representative with a written confirmation from its insurers that from Closing, the directors, secretaries or public officers of any Target Company will be covered under the Parent’s existing directors and officers indemnity insurance policy. Within 10 Business Days of the Closing, the Parent shall enter into deeds of access, insurance and indemnity with the existing directors, secretaries and public officers of each Target Company who remain in place following Closing, on customary terms for such arrangements that are acceptable to the Sellers’ Representative (acting reasonably).

(c) Sale and Purchase of the Sale Shares. At the Closing, after giving effect to the exercise of Options set forth in Section 1(a) above, and subject to the terms and conditions set forth in this Agreement, each Seller and each Preference Seller shall sell, transfer and convey to Buyer, and Buyer shall purchase and acquire from each Seller and each Preference Seller, all right, title and interest in and to the Sale Shares, as set out against such Seller’s name on Annex A or Preference Seller’s name on Annex B, free and clear of any Liens (other than those arising under securities laws).

(d) Payment to Preference Sellers. Notwithstanding any other provision of this Agreement to the contrary, out of the Initial Cash Consideration, the Preference Sellers shall be entitled to receive, net payment in the amounts and in the manner set forth in Annex B attached hereto (the “Net Preference Payment Amount”). Following payment of the Net Preference Payment Amount to the Preference Sellers, the Sellers holding Ordinary Shares shall be entitled to receive pro rata (in accordance with their respective Pro Rata Shares) the remainder of the Initial Cash Consideration after deducting the Net Preference Payment Amount. For the avoidance of doubt, the Preference Sellers have no entitlement to any Stock Consideration, Deferred Consideration Payments or Earnout Consideration.

(e) Purchase Price. The total consideration to be delivered (or caused to be delivered) hereunder by Parent and Buyer to the Sellers and the Preference Sellers for one hundred percent (100%) of the Sale Shares shall be the Initial Cash Consideration plus the Stock Consideration plus the Deferred Consideration Payment plus (to the extent payable, determined in accordance with Section 1(k)) the Earnout Consideration plus the Buyer Adjustment Amount (if any) minus the Seller Adjustment Amount (if any).

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(f) The Closing. The closing of the Transactions (the “Closing”) will occur at 9:00 a.m. Pacific Time on the date hereof, or such other time as the Parties may agree, simultaneously with the execution of this Agreement and will take place by conference call among Parent and the Company and by the exchange and release of signature pages delivered by e-mail. The date upon which the Closing occurs shall be referred to herein as the “Closing Date.”

(g) Withholding. Notwithstanding anything to the contrary in this Agreement, Parent, the Buyer shall be entitled to withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts, if any, as are required to be withheld under any applicable tax law with respect to such payment. Any amounts so withheld and paid to the proper Governmental Authority will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholdings were made. The Buyer will provide information setting out the amount and the basis of any amount withheld as soon as practicable after such withholding.

(h) Repaid Indebtedness; Transaction Expenses.

(i) The Parties hereto agree that, upon the Closing, the Indebtedness of the Company set forth on the attached Schedule 1(h)(i) (the “Repaid Indebtedness”) will be fully repaid by Buyer or its designee on behalf of the Company. In connection with the Closing, Buyer or its designee shall (and Parent shall cause Buyer or its designee to) make the payments referenced in Schedule 1(h)(i) on the Closing Date in order to discharge the Repaid Indebtedness covered thereby.

(ii) In addition, it is contemplated by the Parties that, upon the Closing, all of the Transaction Expenses will be fully paid. In order to facilitate such payment, the Company shall have provided and attached hereto as Schedule 1(h)(ii) a statement of Transaction Expenses in a form reasonably satisfactory to Parent. In connection with the Closing, Buyer or its designee shall (and Parent shall cause Buyer or its designee to) make payment of the Transaction Expenses by wire transfer of immediately available funds on the Closing Date in order to discharge the amounts payable thereunder; provided, that any Transaction Expenses that are payable to any current or former employee of the Company shall be paid to the Company, and Buyer shall in turn cause the Company to pay such amounts, less applicable withholdings, to the applicable employees through payroll as soon as reasonably practicable after the Closing, such employees being deemed third party beneficiaries of this provision entitled to enforce such obligations as though they were parties hereto.

(i) Adjustment of the Initial Cash Consideration.

(i) Closing Date Cash Consideration Adjustment. Prior to the Closing, the Company shall provide Buyer with a written statement (the “Estimated Closing Statement”), which Estimated Closing Statement shall be prepared in accordance with the definitions set forth in this Agreement and Accounting Principles, which shall include a good faith estimate of each of the following with respect to the Target Companies (on a consolidated basis): (i) the aggregate amount of all Cash of the Target Companies as of the Closing (such aggregate amount, the “Estimated Cash”), (ii) the aggregate amount of all Indebtedness of the Target Companies as of the Closing (“Estimated Indebtedness”) and (iii) the aggregate amount of all Transaction Expenses of the Target Companies as of the Closing (“Estimated Transaction Expenses”), subject, in each case, to final adjustment as provided in this Section 1(i). The Sellers’ Representative shall calculate the Initial Cash Consideration in good faith based on, and in reliance upon, the Estimated Closing Statement, and shall deliver such calculation to the Buyer.

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(ii) Closing Statement. Within ninety (90) days following the Closing, Buyer shall (and Parent shall cause Buyer to) prepare or cause to be prepared a statement in accordance with the definitions set forth in this Agreement and the Accounting Principles (the “Closing Statement”) setting forth: (i) Buyer’s calculation of the actual Cash of the Target Companies as of the Closing (such aggregate amount, the “Actual Cash”), (ii) Buyer’s calculation of the actual Indebtedness of the Target Companies as of the Closing, which shall not include the obligations set forth in the Asset Sale Agreements (“Actual Indebtedness”) and (iii) Buyer’s calculation of the actual Transaction Expenses of the Target Companies as of the Closing (“Actual Transaction Expenses”), together with such reasonable detail and supporting documentation relating thereto. The Sellers’ Representative shall reasonably cooperate in the preparation of the Closing Statement. Upon completion of the Closing Statement, Buyer shall (and Parent shall cause Buyer to) deliver or cause the Company to deliver the Closing Statement to the Sellers’ Representative.

(iii) Post-Closing Adjustments. Following the conclusive determination of the Final Indebtedness, the Final Transaction Expenses and the Final Cash (in each case, as conclusively determined pursuant to Section 1(i)(v)) (such date, the “Final Determination Date”), the Initial Cash Consideration shall be recalculated by substituting the Final Indebtedness for the Estimated Indebtedness, the Final Transaction Expenses for the Estimated Transaction Expenses (which for the avoidance of doubt shall be multiplied by 75%) and the Final Cash for the Estimated Cash (the “Final Cash Consideration”). If the Final Cash Consideration is greater than the Initial Cash Consideration, then within five (5) Business Days after the Final Determination Date, Buyer shall pay, or cause to be paid, to the Sellers an amount equal to the excess of the Final Cash Consideration over the Initial Cash Consideration (“Buyer Adjustment Amount”), allocated among the Sellers in accordance with their respective Pro Rata Shares and subject to applicable withholding. If the Initial Cash Consideration is greater than the Final Cash Consideration, then within five (5) Business Days after the Final Determination Date, the Sellers shall, severally and not jointly, pay, or cause to be paid, to Buyer by wire transfer of immediately available funds, an amount equal to the excess of the Initial Cash Consideration over the Final Cash Consideration (“Seller Adjustment Amounts”), with each Seller liable only for such Seller’s Pro Rata Share of such excess; provided, that Buyer shall, (A)set off all or any portion of such Seller Adjustment Amounts that have become final and binding pursuant to Section 1(i)(v) against any unpaid installment or installments of the Deferred Consideration Payment then or thereafter due (and, to the extent such unpaid Deferred Consideration Payment installments are insufficient to satisfy such set-off in full, against any Earnout Consideration that has not yet been paid or issued to the Sellers) (with any set-off under this Section must be applied, (X) first to the Deferred Cash Consideration portion of a relevant installment of Deferred Cash Consideration, and to the extent such Deferred Cash Consideration is insufficient, to the Deferred Stock Consideration portion and (Y) first to the cash portion of the Earnout Consideration, and to the extent such cash portion is insufficient, to the Stock portion of the Earnout Consideration), and (B) to receive from the Sellers’ Representative, on behalf of the Sellers, prompt collection and remittance of the Sellers’ Pro Rata Shares of any remaining amount. Any amount due to Buyer pursuant to this Section 1(i)(iii) that is not paid when due shall accrue interest from (and including) the date that is five (5) Business Days after the Final Determination Date through (and including) the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the first such Business Day plus two percent (2%). All payments pursuant to this Section 1(i)(iii) shall be made in U.S. dollars by wire transfer of immediately available funds to an account designated in writing by Buyer or by the Sellers’ Representative (in the case of payments to the Sellers), as the case may be, and shall be subject to applicable withholding in accordance with Section 1(g). For the avoidance of doubt, Buyer’s and the Company’s sole recourse for any overpayment of the Initial Cash Consideration pursuant to this Section 1(i)(iii) shall be against the Sellers on a several and not joint basis in accordance with their respective Pro Rata Shares (and by exercise of the setoff rights described above), and no Seller shall be liable for more than the aggregate amount of consideration actually received by such Seller pursuant to this Agreement (net of any amounts withheld). The Sellers’ Representative is hereby authorized to take such actions and give or receive such notices as may be required to effect the payments and setoffs contemplated by this Section 1(i)(iii), including to collect from, and distribute to, the Sellers their respective Pro Rata Shares of any amounts payable to Buyer hereunder. Notwithstanding the foregoing, the Preference Sellers shall not be subject to any adjustments or set off payments.

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(iv) Post-Closing Adjustment Payments. The amount of any payment required to be made pursuant to Section 1(i)(iii) shall be paid to Buyer or the Sellers, as applicable, within ten (10) Business Days after the final determination of such amount becomes final in accordance with Section 1(i)(v).

(v) Adjustment Finalization.

(A) No later than forty-five (45) days following the delivery by Buyer of the Closing Statement, the Sellers’ Representative shall notify Buyer in writing whether it accepts or disputes the accuracy of the calculation of Actual Cash, Actual Indebtedness or Actual Transaction Expenses. During such forty-five (45) day period, the Sellers’ Representative and its agents shall be provided with such access upon prior reasonable written notice and during normal business hours to the financial and accounting books and records and the appropriate finance and accounting personnel of the Target Companies, including any books, records and other documents used in preparation of the Actual Cash, Actual Indebtedness or Actual Transaction Expenses, as it may reasonably request to enable it to evaluate the calculations of Actual Cash, Actual Indebtedness and Actual Transaction Expenses prepared by Buyer. If the Sellers’ Representative accepts the calculation of Actual Cash, Actual Indebtedness and Actual Transaction Expenses determined pursuant to Section 1(i)(ii), or if the Sellers’ Representative fails within such forty-five (45) day period to notify Buyer in writing of any dispute with respect thereto, then the calculation of Actual Cash determined pursuant to Section 1(i)(ii) shall be the “Final Cash,” the calculation of Actual Indebtedness determined pursuant to Section 1(i)(ii) shall be the “Final Indebtedness,” and the calculation of Transaction Expenses determined pursuant to Section 1(i)(ii) shall be the “Final Transaction Expenses,” which, in each case, shall be deemed final and conclusive and binding upon all parties in all respects.

(B) If the Sellers’ Representative disputes the accuracy of the calculation of Actual Cash, Actual Indebtedness or Actual Transaction Expenses, the Sellers’ Representative shall provide written notice to Buyer no later than forty-five (45) days following the delivery by Buyer to the Sellers’ Representative of the calculation of Actual Cash, Actual Indebtedness and Actual Transaction Expenses (the “Dispute Notice”), setting forth in reasonable detail those items that the Sellers’ Representative disputes. During the thirty (30) day period following delivery of the Dispute Notice, Buyer and the Sellers’ Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items. During such thirty (30) day period and until the final determination of Actual Cash, Actual Indebtedness and/or Actual Transaction Expenses in accordance with this Section 1(i)(v)(B) or Section 1(i)(v)(C), as the case may be (as so determined, or as determined pursuant to Section 1(i)(v)(A) above, “Final Cash,” “Final Indebtedness,” and “Final Transaction Expenses,” respectively), the Sellers’ Representative and its agents shall be provided with such access upon prior reasonable written notice during normal business hours to the financial and accounting books and records, including any books, records and other documents used in preparation of the Actual Cash, Actual Indebtedness or Actual Transaction Expenses, and appropriate finance and accounting personnel of the Target Companies as it may reasonably request to enable them to address all matters set forth in any Dispute Notice. If the Parties resolve their differences over the disputed items in accordance with the foregoing procedure, Final Cash, Final Indebtedness and/or Final Transaction Expenses shall be the amounts agreed upon by them. If the Parties fail to resolve their differences over the disputed items within such thirty (30) day period, then Buyer and the Sellers’ Representative shall forthwith submit such disputed items to PricewaterhouseCoopers in Australia, or, if such firm shall decline to serve, such other Australian nationally recognized firm of chartered accountants jointly selected and retained by Buyer and the Sellers’ Representative, such agreement not to be unreasonably withheld, conditioned or delayed (the “Designated Accounting Firm”) to make a binding determination, acting as an expert and not an arbitrator, as to the unresolved disputed items in accordance with this Agreement. If Buyer and Sellers’ Representative cannot agree on who the Designated Accounting Firm will be, the Seller’s Representative and the Buyer must promptly request the President of the Resolution Institute to appoint an independent person of an Australian nationally recognized firm of chartered accountants (who must have at least 10 years’ experience determining Closing Statement disputes) and that independent person shall be the Designated Accounting Firm.

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(C) The Designated Accounting Firm will, under the terms of its engagement, have no more than thirty (30) days following the engagement of the Designated Accounting Firm to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of Actual Cash, Actual Indebtedness and/or Actual Transaction Expenses shall be based solely on the resolution of such disputed items. Buyer and the Sellers’ Representative shall each be afforded an opportunity to present to the Designated Accounting Firm a single written submission regarding their positions on the disputed matters (the “Initial Submissions”), which Initial Submissions shall be provided to the Designated Accounting Firm, if at all, no later than ten (10) days after the date on which the Designated Accounting Firm is officially retained. The Designated Accounting Firm shall forward a copy of each party’s Initial Submission to the other party. Each of Buyer and the Sellers’ Representative shall then have an opportunity to submit a response to such other party’s Initial Submissions (a “Written Response”), which Written Response shall be delivered to the Designated Accounting Firm within ten (10) days after receipt by such party of such other party’s Initial Submission (and which Written Responses the Designated Accounting Firm shall forward to such other party). Within ten (10) days after the submission of the parties’ Written Responses, Buyer and the Sellers’ Representative shall each submit final submissions on the disputed matters (the “Final Submissions”). The Designated Accounting Firm shall review such submissions and base its determination solely on such submissions, and shall not import or take into account custom or other extrinsic factors. In resolving any disputed item, the Designated Accounting Firm shall be instructed that the Designated Accounting Firm’s calculation must be made in accordance with the definitions in this Agreement and the Accounting Principles. The Designated Accounting Firm’s determination of any value must be in the range for such items disputed by the parties. To the extent the Designated Accounting Firm’s Report assigns a value outside this range, the value of such items disputed by either the Sellers’ Representative or Buyer that is closest to the Designated Accounting Firm’s Report shall be used instead. If the Designated Accounting Firm provides its determination with regards to any Unresolved Disputed Item in the form of a range of values, the parties must instruct the Designated Accounting Firm to revisit that determination and provide its revised determination in the form of a single value. If the Designated Accounting Firm is unwilling to provide a determination with regards to any Unresolved Disputed Item in the form of a single value, the mid-point of the range of values that the Designated Accounting Firm determined will be used instead. Absent manifest error, the decision of the Designated Accounting Firm shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction, and the Designated Accounting Firm’s final calculation of Actual Cash shall be deemed the “Final Cash,” the Designated Accounting Firm’s final calculation of Actual Indebtedness shall be deemed the “Final Indebtedness,” and/or the Designated Accounting Firm’s final calculation of Actual Transaction Expenses shall be deemed the “Final Transaction Expenses.” All fees and expenses of the Designated Accounting Firm shall be allocated between Buyer, on the one hand, and the Sellers, on the other hand, based upon the degree to which the Designated Accounting Firm’s final determination of each Unresolved Disputed Item reflects each party’s position. Specifically, the Sellers shall bear a percentage of such fees and expenses equal to a fraction, the numerator of which is the aggregate dollar amount by which the Sellers’ Representative’s positions on the Unresolved Disputed Items (as set forth in the Dispute Notice) differ from the Designated Accounting Firm’s final determination of such items, and the denominator of which is the sum of (x) such numerator and (y) the aggregate dollar amount by which Buyer’s positions on the Unresolved Disputed Items (as set forth in Buyer’s Closing Statement) differ from the Designated Accounting Firm’s final determination of such items, and Buyer shall bear the remainder of such fees and expenses. By way of illustration, if the sole Unresolved Disputed Item is the amount of Final Indebtedness, and Buyer’s position is that Final Indebtedness equals $2,000,000, the Sellers’ Representative’s position is that Final Indebtedness equals $1,200,000, and the Designated Accounting Firm determines that Final Indebtedness equals $1,850,000, then (a) the Sellers’ Representative’s position differs from the determination by $650,000 ($1,850,000 minus $1,200,000), (b) Buyer’s position differs from the determination by $150,000 ($2,000,000 minus $1,850,000), (c) the denominator is $800,000 ($650,000 plus $150,000), and accordingly, the Sellers would bear 81.25% ($650,000 / $800,000) and Buyer would bear 18.75% ($150,000 / $800,000) of the Designated Accounting Firm’s fees and expenses.

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(j) Stock Consideration.

(i) At the Closing, Parent shall issue and deliver, in book entry form, to each Seller such shares of Parent Common Stock as constitute such Seller’s Pro Rata Share of the Stock Consideration, in accordance with this Section 1(j), free and clear of all Liens (other than those arising under securities laws).

(ii) The shares of Parent Common Stock constituting the Stock Consideration to be issued by Parent pursuant to this Agreement and any shares of Parent Common Stock that may be issued in respect of Earnout Consideration shall be issued in reliance upon an available exemption from a registration requirement under the Securities Act of 1933, as amended (the “Securities Act”), and shall constitute “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act. All shares of Parent Common Stock (including any shares of Parent Common Stock that may be issued in respect of Earnout Consideration) to be issued by Parent pursuant to this Agreement shall be delivered in restricted book entry form, unless otherwise agreed to by Parent and the recipient thereof in writing, and such issuance and transfer of ownership of such shares of Parent Common Stock shall be evidenced by delivery of such shares to the applicable holder or such holder’s designee by way of restricted book entry transfer recorded in the stock register of Parent. The shares of Parent Common Stock (including any shares of Parent Common Stock that may be issued in respect of Earnout Consideration) issued by Parent pursuant to this Agreement may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of such shares of Parent Common Stock other than (w) pursuant to an effective registration statement, (x) pursuant to Rule 144 without the requirement for Parent to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, (y) to Parent or (z) to an Affiliate of the holder, Parent may require the transferor thereof to provide to Parent an opinion of counsel selected by the transferor and reasonably acceptable to Parent, the form and substance of which opinion shall be reasonably satisfactory to Parent, to the effect that such transfer does not require registration of such transferred shares of Parent Common Stock under the Securities Act. Any account statement evidencing such restricted book entry shares of Parent Common Stock shall contain a description of the foregoing transfer restrictions.

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(iii) In addition, it is acknowledged and agreed that any Stock Consideration issued to the Sellers as part of the Aggregate Consideration shall be subject to lockup restrictions, such that such Stock Consideration may not be transferred, sold, assigned, pledged, or otherwise disposed of for a period of up to six (6) months following the Closing Date (the “Lock-Up Period”), with one-sixth (1/6th) of the Stock Consideration being released from such restrictions on each monthly anniversary of the Closing Date. Furthermore, Parent shall grant the holders of the Stock Consideration customary demand registration rights, Form S-3 shelf registration rights (to the extent available), and piggyback registration rights with respect to the Stock Consideration, pursuant to a registration rights agreement to be entered into at or prior to the Closing, in form and substance reasonably satisfactory to the Sellers’ Representative. Parent shall also provide the holders of the Stock Consideration with customary information rights to facilitate sales under Rule 144 under the Securities Act of 1933, as amended, including the obligation to timely file all reports required under Section 13 or 15(d) of the Exchange Act and to furnish such information as may be reasonably requested to permit the holders to sell the Stock Consideration pursuant to Rule 144.

(k) Earnout Consideration.

(i) Calculation of Earnout Consideration. The Earnout Consideration, if any, shall be calculated as follows:

(A) If, during the Measurement Period, the Company achieves Annual Recurring Revenue equal to or greater than $10,688,000, but less than $12,024,000, the Earnout Consideration shall be an amount equal to $4,130,000;

(B) If, during the Measurement Period, the Company achieves Annual Recurring Revenue equal to or greater than $12,024,000, but less than $12,692,000, the Earnout Consideration shall be an amount equal to $6,687,000;

(C) If, during the Measurement Period, the Company achieves Annual Recurring Revenue equal to or greater than $12,692,000, but less than $13,360,000, the Earnout Consideration shall be an amount equal to $9,244,000; and

(D) If, during the Measurement Period, the Company achieves Annual Recurring Revenue equal to or greater than $13,360,000, the Earnout Consideration shall be an amount equal to $11,801,000.

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(ii) Earnout Consideration Determination. Within thirty (30) days following the end of each month during the Measurement Period in which an Earnout Consideration milestone is assessed as being achieved by the Sellers’ Representative, Sellers’ Representative shall prepare and deliver to the Buyer a statement in writing (the “Earnout Consideration Statement”) prepared in accordance with the Earnout Principles and containing Sellers’ calculation Annual Recurring Revenue and the Earnout Consideration then achieved, together with such reasonable detail and supporting documentation relating thereto, including revenue classifications reflecting Included Revenue and exclusions for BMNR Staking. For this purpose, unless otherwise agreed between the Sellers’ Representative and the Buyer in writing, the Sellers’s Representative may only deliver an Earnout Consideration Statement to the Buyer in respect of a particular Earnout Consideration milestone in Section 1(k)(i), twice during the Measurement Period. During such thirty (30) day period, the Sellers’ Representative and its agents shall be provided with such access upon prior reasonable written notice and during normal business hours to the financial and accounting books and records and the appropriate finance and accounting personnel of the Target Companies, including any books, records and other documents used in preparation of the Earnout Consideration Statement, as it may reasonably request to enable it to prepare the calculations set forth in the Earnout Consideration Statement. . If the Buyer has any objections to the Earnout Consideration Statement or Sellers’ Representative’s calculation of the Annual Recurring Revenue or Earnout Consideration set forth therein, then the Buyer shall deliver to the Sellers’ Representative’s a statement in writing (the “Earnout Consideration Objections Statement”) setting forth in reasonable detail those items that the Buyer disputes (the “Earnout Consideration Objection Disputes”) within thirty (30) days after delivery of the Earnout Consideration Statement and, the Buyer’s proposed resolution of each such Earnout Consideration Objection Dispute. If an Earnout Consideration Objections Statement is not delivered to the Sellers’ Representative by the Buyer within such thirty (30) day period, then the Earnout Consideration Statement as originally delivered to the Buyer, and the Sellers’ Representatives calculation of the Annual Recurring Revenue and Earnout Consideration set forth therein, shall become final, binding and non-appealable on all Parties. If an Earnout Consideration Objections Statement is delivered to the Sellers’ Representative within such thirty (30) day period, then the Sellers’ Representative and Buyer shall negotiate in good faith to resolve any such Earnout Consideration Objection Disputes. If the Sellers’ Representative and Buyer agree the Earnout Consideration Objection Disputes, then the Earnout Consideration Statement and the Sellers’ Representative’s calculation of the Annual Recurring Revenue and Earnout Consideration (each as adjusted in agreement by the parties), shall become final, binding and non-appealable on all Parties. If they do not reach a final resolution within thirty (30) days after the delivery of the Earnout Consideration Objections Statement, the Sellers’ Representative and Buyer shall submit each unresolved Earnout Consideration Objection Dispute to an Australian nationally recognized accounting firm mutually agreed upon between Buyer and the Sellers’ Representative, and the dispute resolution procedures in Section 1(i)(v)(C) shall apply, mutatis mutandis (with the Earnout Consideration Statement and calculation of Annual Recurring Revenue and Earnout Consideration becoming final and binding on the parties and non-appealable on all parties (other than in the case of manifest error) in accordance with those procedures).

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(iii) Payment of Earnout Consideration. Parent shall issue and deliver to each Seller in accordance with their Pro Rata Share shares of Parent Common Stock equal to such Seller’s Pro Rata Share of each Earnout Consideration amount, divided by the Earnout Consideration Stock Price on the applicable Measurement Date for that Earnout Consideration, in accordance with the conditions set forth in Section 1(k), free and clear of all Liens (other than those arising under securities laws), within five days after the date the Earnout Consideration Statement becomes final and binding in accordance with Section 1(k)(ii) (the “Earnout Payment Date”). After satisfaction of its obligations under this Section 1(k)(ii) and Section 1(k)(v), Parent shall have no further obligations under this Section 1(k).

(iv) Improved Milestone. If, following the issuance of any Earnout Consideration Statement that has become final and binding in accordance with Section 1(k)(ii), a subsequent Earnout Consideration Statement becomes final and binding and determines that a higher Earnout Consideration tier under Section 1(k)(i) has been achieved, then Parent shall, within thirty (30) days after such subsequent Earnout Consideration Statement becomes final and binding, issue and deliver to each Seller such Seller’s Pro Rata Share of the Additional Earnout Consideration. In this Section, “Additional Earnout Consideration” means the excess (if any) of (A) the Earnout Consideration amount corresponding to the higher milestone tier so achieved, over (B) the aggregate amount of Earnout Consideration previously paid or issued to the Sellers in respect of all earlier Earnout Consideration Statements. Any Additional Earnout Consideration payable in Parent Common Stock shall be settled by issuing to the Sellers, free and clear of all Liens (other than those arising under securities laws), a number of shares equal to the Additional Earnout Consideration divided by the Earnout Consideration Stock Price applicable to the Measurement Date for the higher milestone tier, in accordance with Section 1(i). Fractional shares shall be settled in cash in accordance with Section 1(l). For the avoidance of doubt: (i) Additional Earnout Consideration may be payable more than once, (ii) prior payments of Earnout Consideration shall be credited toward the maximum aggregate Earnout Consideration of $11,801,000, and (iii) no downward adjustment of Earnout Consideration shall apply.

(v) Acknowledgements in Respect of Earnout Consideration. The Parties acknowledge and agree that (i) the contingent right to receive Earnout Consideration, if and when payable, shall not be represented by any form of certificate or other instrument, are not transferable, and do not constitute equity interests in Parent, the Company or any of their Affiliates, (ii) the Sellers shall not have any rights as equityholders of Parent, the Company or any of their Affiliates, by virtue of the contingent right to receive any Earnout Consideration, if and when payable, and (iii) any Earnout Consideration shall be payable, if and when payable, without interest in accordance with the terms of this Section 1(k). Any Earnout Consideration shall constitute an adjustment of the Aggregate Consideration (including for Tax purposes). The Sellers understand and agree that (i) there is no assurance that the Company and/or the Business will achieve the milestones that would require Earnout Consideration to be paid to the Sellers and (ii) none of Parent, Buyer or any of their respective Affiliates owe any fiduciary or other duty (whether express or implied) to the Sellers by virtue of, or with respect to, the Earnout Consideration contemplated by this Section 1(k).

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(vi) Operation of the Business. Following the Closing, the Parties acknowledge and agree that Buyer shall assume control of, and have sole discretion to operate, the Company and the Business. Notwithstanding the foregoing, from the Closing through the end of the Measurement Period:

(A) Parent shall, and shall cause its Affiliates to, operate the Business in good faith and in a commercially reasonable manner consistent with the Ordinary Course (taking into account any changes in market conditions, competitive dynamics, legal or regulatory requirements, or other circumstances affecting the Business);

(B) Parent shall not, and shall cause its Affiliates not to, take any action or omit to take any action with the primary purpose, in whole or in part, of directly or indirectly, of reducing, eliminating, or frustrating the achievement of the Earnout Consideration;

(C) Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide the Business with such financial and operational resources as are reasonably necessary to support the continued operation of the Business in the Ordinary Course;

(D) Parent shall, and shall cause its Affiliates to, maintain the levels of personnel resources in the business that are consistent with the 12 month period immediately prior to the date of this Agreement; and

(E) Parent shall, and shall cause its affiliates to act in good faith towards the Sellers and with regard to its interest in the Earnout Consideration.

For the avoidance of doubt, nothing in this Section 1(k)(v) shall (1) restrict Parent’s or Buyer’s right and discretion to operate the Business in a manner consistent with their reasonable business judgment, including the right to make changes to headcount, pricing, marketing spend, product mix, customer strategy, and capital allocation, provided such changes are not made with the primary purpose of reducing or frustrating the Earnout Consideration, or (2) require Parent, Buyer, or any of their Affiliates to take any action that would be commercially unreasonable or contrary to the interests of the Business as a whole.

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(vii) Changes to Business Structure. If, during the Measurement Period, Parent or any of its Affiliates commences a new business unit or forms or causes to be formed any new subsidiary, special purpose vehicle, or other entity (a “New Entity”), and such New Entity conducts activities that (A) are of the same type as those conducted by the Company as of the Closing Date; or (B) that generate revenue that would constitute Included Revenue if such activities were conducted by the Company, or (C) would have been conducted by the Company but for the formation of such New Entity, then, to the extent that the conduct of such activities by the New Entity (rather than the Company) has resulted in a reduction of the Company’s Included Revenue below the level that would have been achieved had such activities continued to be conducted by the Company without the existence of such New Entity, the revenue of such New Entity so attributable to such diverted activities shall be deemed to be Included Revenue for the purposes of Section 1(k). Any dispute between Buyer and the Sellers’ Representative as to whether revenue of a New Entity is required to be attributed to Included Revenue pursuant to this Section 1(k)(vi), or as to the amount of such attributed revenue, shall be resolved in accordance with the dispute resolution procedures set forth in Section 1(k)(i), mutatis mutandis. Notwithstanding the foregoing, this Section 1(k)(vii) shall not apply to any New Entity formed for a bona fide regulatory, tax, or corporate governance purpose, provided that (x) the primary purpose of such New Entity’s formation is not to reduce or avoid the Earnout Consideration payable to the Sellers and (y) Buyer provides written notice to the Sellers’ Representative within thirty (30) days of the formation of such New Entity, describing in reasonable detail the purpose of such New Entity’s formation.

(l) Deferred Consideration. In addition to the Initial Consideration and any Earnout Consideration, Parent shall pay to the Sellers an aggregate amount of $14,000,000 (the “Deferred Consideration Payment”), payable in twelve (12) equal quarterly installments over a period of thirty-six (36) months immediately following the Closing Date. Each installment of the Deferred Consideration Payment shall be comprised of seventy-five percent (75%) cash (the “Deferred Cash Consideration”), payable in United States dollars, and twenty-five percent (25%) in shares of Parent Common Stock (the “Deferred Stock Consideration”), which shares shall be subject to the terms and conditions of Section 1(i)(iii) or Section 1(j), with the number of shares to be determined based on the applicable portion of the Deferred Stock Consideration divided by the Deferred Stock Consideration Stock Price. The Deferred Stock Consideration shall be allocated among the Sellers in accordance with their respective Pro Rata Shares. For the avoidance of doubt, the obligation to pay the Deferred Consideration Payment shall not be contingent upon the future performance of the Company or the Business, nor upon the continued employment of any Seller, but are instead fixed payment obligations payable in the amounts and at the times specified above; provided, however, that the Deferred Consideration Payment shall be subject to adjustment in accordance with Section 1(i)(iii), set-off for finally determined indemnification obligations in accordance with Section 1(n), downward adjustment for Covered Events in accordance with Section 1(m)(i)(A) and Section 1(m)(ii), and tax withholding, if any, in accordance with Section 1(g). The Parties intend and agree that the Deferred Consideration Payment constitutes a fixed obligation for the purposes of Subdivision 124-M of the Income Tax Assessment Act 1997 (Cth), and the adjustments and set-off rights contemplated by Sections 1(i)(iii), 1(m)(i), and 1(m)(ii) shall not be construed as rendering the Deferred Consideration Payment contingent upon the future performance of the Company or the Business for Australian Tax purposes. The Parties shall use commercially reasonable efforts not to take any position inconsistent with the foregoing characterization on any Tax Return or in any Tax proceeding, unless required by applicable law. For the avoidance of doubt, Buyer and Parent shall be entitled to exercise set-off rights solely to the extent expressly permitted in Section 1(i)(iii). Any set-off applied to the Deferred Consideration Payment shall be applied first to the Deferred Cash Consideration portion of the relevant installment, and to the extent such Deferred Cash Consideration is insufficient, to the Deferred Stock Consideration portion.

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(m) Conditions Related to Contingent Consideration.

(i) All Deferred Consideration Payment installments, together with any Earnout Consideration (collectively, the “Contingent Consideration”), shall be payable post-Closing and shall not be subject to any right of offset, reduction, or clawback; provided, that, subject to the limitations set forth in Section 1(m)(ii), any portion of the Contingent Consideration that has not yet been earned and paid will be subject to downward adjustment for any slashing events (as defined in the Ethereum protocol rules) or protocol penalties, security incidents, downtime or other technical failures related to Ethereum directly caused by the negligence or Fraud of the Sellers, Company or any Target Company in the operation of the Business expressly excluding, for the avoidance of doubt, any slashing events, protocol penalties, security incidents, downtime or other technical failures arising as a direct or indirect result of any malicious or criminal acts by a person not associated with the Business (including a state or state affiliated person) (each, a “Covered Event”); that occurs within the thirty-six (36) month period following the Closing Date and that are finally determined within such thirty-six (36)-month period, and any such downward adjustment will apply solely to reduce Contingent Consideration that is not yet earned or paid as of the date of the applicable Covered Event. For any Covered Event, the reduction to Contingent Consideration shall equal the sum of: (A) the dollar value (using the time-weighted average price (“TWAP”) for the applicable asset for the seven (7) day period ending on the date of the applicable Covered Event) of slashed or forfeited tokens or other protocol assessed penalties borne economically by Parent or its Affiliates (including amounts paid to make customers whole), plus (B) the dollar value (using TWAP) of staking rewards forfeited during any protocol mandated penalty window and (2) downtime or technical failures that reduce staking rewards. For the avoidance of doubt, any downward adjustment shall first apply to any unpaid Earnout Consideration then to Deferred Consideration.

(ii) All reductions to Contingent Consideration described in Section 1(m)(i) are subject to the following limitations: (A) no reduction shall be asserted or applied by the Buyer in respect of a Covered Event (and such Covered Event shall be disregarded for all purposes of this Section 1(m)) where the protocol penalty, security incident, downtime or other technical failure in respect of such Covered Event occurs for less than 10 minutes; (B) during any rolling twelve (12)-month period following the Closing Date, no reduction shall be applied unless and until the aggregate calculated reductions for Covered Events first asserted in such period exceed $250,000, at which point reductions shall be applied for the full amount of all such reductions from the first dollar; and (C) the total cumulative reductions for all Covered Events asserted during the thirty-six (36)-month period following the Closing Date shall not exceed $25,800,000. All calculations will be made net of insurance and third-party recoveries and valued in U.S. dollars using TWAP.

(iii) Notwithstanding the foregoing, all unpaid Contingent Consideration, including any remaining Deferred Consideration Payment installments, shall be accelerated and become immediately due and payable in cash upon the occurrence of an Acceleration Event.

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(n) Additional right of set off against Contingent Consideration for indemnity claims under Section 7. Parent and Buyer shall be entitled to set off against any unpaid installments of the Deferred Consideration Payment and, to the extent such unpaid installments are insufficient, against any Earnout Consideration that has not yet been paid or issued to the Sellers, any amounts for which the Sellers are finally determined to be liable pursuant to the indemnification provisions of Section 7, provided that (1) such set-off may only be exercised after the applicable indemnification obligation has become final and binding (whether by agreement, final non-appealable judgment, or final determination of the Designated Accounting Firm, as applicable), (2) such set-off shall be applied pro rata among the Sellers in accordance with their respective Pro Rata Shares, and (3) such set-off shall be subject to the limitations set forth in Section 7(b)(v) and Section 7(b)(vi). Any set-off under this Section must be applied, (A) first to the Deferred Cash Consideration portion of a relevant installment of Deferred Cash Consideration, and to the extent such Deferred Cash Consideration is insufficient, to the Deferred Stock Consideration portion and (B) first to the cash portion of the Earnout Consideration, and to the extent such cash portion is insufficient, to the Stock portion of the Earnout Consideration.

(o) Initial Consideration and Fractional Shares. For purposes of calculating the amount to be paid to each Seller at the Closing, the amounts described in Section 1(e) shall be calculated using the Initial Consideration less Net Preference Payment Amount, and shall be adjusted following the Closing as set forth herein. Notwithstanding the foregoing and any other provision contained in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in connection with the Transactions, including, without limitation, pursuant to Section 1(j), Section 1(k), or Section 1(l). Each Seller who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall be entitled to receive, in lieu of such fractional share, an amount of cash (rounded to the nearest whole cent), without interest, based on the Closing Stock Price (with respect to the Initial Consideration), the Earnout Consideration Stock Price (with respect to any Earnout Consideration), or the Deferred Stock Consideration Stock Price (with respect to any Deferred Stock Consideration), as applicable.

(p) Roll-over relief. The Parties acknowledge that the Sellers intend to obtain capital gains tax roll-over relief under Subdivision 124-M of the Income Tax Assessment Act 1997 (“Tax Act”) in relation to the sale of the Sale Shares pursuant to this Agreement. As such:

(i) the Buyer warrants that it has not made, and will not make, a choice under subsection 124-795(4) of the Tax Act; and

(ii) in the event section 124-782 of the Tax Act applies to the sale of the Sale Shares pursuant to this Agreement, the Parties will jointly choose to obtain the roll-over in accordance with subsection 124-780(3)(d) of the Tax Act.

(q) Directors’ and Officers’ Insurance and Run Off Insurance. Prior to Closing, the Sellers must procure, at the Seller and Parent’s shared cost and expense, that:

(i) the Company arranges and takes out directors’ and officers’ liability insurance cover from a reputable insurer in respect of the directors’ and officers’ of each Target Company immediately prior to Closing (“D&O Insurance”); and

(ii) in respect of any contract of insurance:

(A) that is held by any Seller or Target Company;

(B) written on a claims-made basis; and

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(C) under which any Target Company or any director or officer of such is insured,

the Company arranges and takes out run-off insurance cover from a reputable insurer with a coverage period of not less than six (6) years on and from Closing which may not be cancelled by the insurer or the insured (and which is otherwise on the same terms and conditions as, or otherwise on terms no less favorable than, the existing insurance cover held immediately before Closing) in respect of claims and circumstances arising out of or in connection with any fact, matter or circumstance occurring in relation to any Target Company or any act or omission of any director or officer of any Target Company prior to Closing (“Run Off Policies”). The fees, costs and expenses of such D&O Insurance and Run Off Policies shall be borne 50% by the Parent and 50% by the Sellers.

Section 2. Closing Deliverables of the Target Companies and the Sellers. On or prior to the Closing, the Target Companies and the Sellers (as applicable) shall have delivered, or caused to have delivered, to Buyer all of the following:

(a) Officer’s Certificate. A certificate of the chief executive officer of the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer, certifying and attaching: copies of the certificate of incorporation and bylaws (or other equivalent governing documents) of each Target Company and the resolutions of the board of directors of the Company approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the transactions and actions contemplated hereby, including but not limited to the registration of the Buyer as the holder of the Sale Shares.

(b) Certificates of Good Standing. A certificate of good standing (or equivalent official document) of the Target Companies domiciled outside Australia issued by the Secretary of State of the State of Delaware.

(c) Transfer Forms. Completed transfer forms in respect of the Sale Shares, in favor of Buyer as transferee, duly executed by the registered holder as transferor.

(d) Original Share Certificates. Original share certificates in respect of the Sale Shares, or if any original share certificate is lost or destroyed, a duplicate share certificate together with a copy of a duly executed application to the Company for the issue of the duplicate share certificate in accordance with section 1070D(5) of the Corporations Act, and a duly executed deed poll indemnifying the Company against loss following production of an original share certificate.

(e) New Share Certificate. A new share certificate in respect of the Sale Shares, duly executed by the Company, in favor of Buyer.

(f) Assignment of Intellectual Property. Duly executed agreements confirming the assignment by a contractor to the relevant Target Company of all Intellectual Property contributed, developed or conceived by a contractor, or any component of such Intellectual Property, which is owned or purported to be owned by any Target Company; which such Agreements shall be in full force and effect as of the Closing;

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(g) Agreement with Mark Neri. An agreement duly executed by the Company and Mark Neri, under which any Intellectual Property contributed, developed or conceived by Mark Neri for the Business as a contractor is assigned from Mark Neri to the Company. Such agreement shall be in full force and effect as of the Closing;

(h) Business Names. Evidence of the registration of any business names in use in the Business, including the business name “Pier Two”, with the Australian Securities and Investments Commission;

(i) Consents and Approvals. (i) On or prior to the Closing Date, the Company shall have obtained each of the third-party consents and regulatory approvals set forth on Schedule 2(f)(i), in each case, in form and substance reasonably satisfactory to Buyer, and (ii) the Company will use commercially reasonable efforts to obtain all other third party consents and regulatory approvals that are necessary for the consummation of the transactions contemplated hereby and the operation of the Business after Closing, or that are required in order to prevent a breach of or default under any agreement to which the Company is a party, in each case as set forth on Schedule 2(f)(ii);

(j) Register of Members. An updated register of members reflecting Buyer as the sole shareholder of the Company at and from Closing;

(k) ASIC Corporate Key. Details of the ASIC corporate key of each Australian domiciled Target Company, being an eight (8) digit number uniquely associated with the Australian domiciled Target Company’s Australian company number;

(l) [Reserved]

(m) Payoff Letters. Payoff letters for the Repaid Indebtedness in a form reasonably satisfactory to Parent and its financing sources;

(n) Evidence of Seller Lien Releases. Evidence reasonably satisfactory to Parent and its financing sources that all Liens, including those set forth on Schedule 2(n), granted over the Sale Shares have been released or will be released at and from Closing;

(o) Consent from CF Benchmarks. Evidence reasonably satisfactory to Parent that CF Benchmarks Ltd has provided its consent to the Transaction, as required under the contract between Pier Two Services Pty Ltd (previously Secure Data Links Pty Ltd) and CF Benchmarks Ltd dated 1 February 2022.

(p) Evidence of Terminations. Evidence of the termination and/or cancellation (as applicable) of the Stock Plans, Options and the contracts, agreements and arrangements set forth on Schedule 2(i);

(q) Run Off Policy. A copy or copies of any Run Off Policy obtained, together with a certificate of currency in respect of such policy.

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(r) Staking Risk Insurance Confirmation. Evidence that, in relation to the Staking Risk Insurance Policy, either:

(i) the insurer has been notified prior to any change of control, has waived the applicable 30 day notice requirement and confirmed in writing that cover will continue under the Staking Risk Insurance Policy after Closing; or

(ii) if such waiver has not been obtained, the insurer has been notified at least 30 days prior to any relevant change of control; or

(iii) the insurer has confirmed in writing that cover will continue under the Staking Risk Insurance Policy after Closing.

(s) Business Insurance Policy. Evidence that, in relation to the Business Insurance Policy, the insurer has confirmed in writing, in response to a written notification of a potential change in circumstance (being the Transaction) given pursuant to the Alteration to Risk clause, that cover will continue under the Business Insurance Policy following Closing.

(t) Other Documents. Such other documents, certificates or instruments as is strictly necessary to effect the transactions contemplated hereby, identified by the Buyer and notified to the Seller in writing no later than 5 Business Days prior to the Closing Date.

Section 3. Closing Deliverables of Buyer. On or prior to the Closing, Buyer shall have delivered, or cause to have delivered, to the Company and the Sellers’ Representative all of the following:

(a) Officer’s Certificate. A certificate of the president of Buyer, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, certifying and attaching: certified copies of the resolutions of Buyer’s sole manager approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the Transactions;

(b) Transfer Forms. Completed transfer forms in respect of the Sale Shares, in favor of Buyer as transferee, duly executed by Buyer as transferee; and

(c) Certificates of Good Standing. A certificate of good standing of each of Parent and Buyer issued by the Secretary of State of the State of Delaware.

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Section 4. Representations and Warranties Concerning the Company and the Target Companies. As a material inducement to Parent and Buyer to enter into and perform their respective obligations under this Agreement, the Company represents and warrants to Parent and Buyer that, except as set forth on the Disclosure Schedules, which such exceptions and statements shall be deemed to be part of the representations and warranties made hereunder, as follows:

(a) Organization; Capitalization.

(i) The Company is an Australian proprietary company limited by shares duly organized, validly existing and in good standing under the laws of Australia and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is a corporation or other entity duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and the Target Companies is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company and the Target Companies. Each of the Company and the Target Companies has provided to Parent accurate and complete copies of their respective Organizational Documents, each as amended to date and as currently in effect. Neither the Company nor any Target Company is in violation of any provision of its Organizational Documents.

(ii) The attached Schedule 4(a)(ii) accurately sets forth the authorized and outstanding equity of the Company and the name and number of equity securities held by each Seller thereof and, for each Option, the number of each Ordinary Share subject to the Option, the exercise price per share, the grant date, the expiration date and, if the Option is not fully vested and will not fully vest upon the Closing, the vesting schedule of the Option and the number of shares that will be vested immediately prior to the Closing. The Sale Shares owned by the Sellers represent, in the aggregate, 100% of the issued and outstanding equity interests in the Company and each Seller is the owner of all right, title and interest (record and beneficial) in and to the Ordinary Share set forth opposite such Seller’s name on Schedule 4(a)(ii), free and clear of any and all Liens (other than Liens arising under applicable securities laws). Other than as set forth on Schedule 4(a)(ii), no Seller or any other Person has any right, title or interest (record or beneficial) to any equity interests of the Company or right of any kind to have any such equity interests issued. Except for this Agreement, there are no outstanding contracts, agreements, understandings or rights to purchase or otherwise acquire any Seller’s Ordinary Share. All of the Sale Shares have been duly and validly authorized, fully paid and is non-assessable, and not issued in violation of preemptive or similar rights. All Options were issued in compliance with the applicable Stock Plans. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the equity interests of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity interests. Except for this Agreement and as may be set forth on the attached Schedule 4(a)(ii), there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. Except as may be set forth on the attached Schedule 4(a)(ii), there are no outstanding or authorized stock options, equity appreciation, phantom equity or similar rights with respect to the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any equity securities. At the Closing, Parent shall receive all of the Sale Shares free and clear of all Liens (other than those arising under securities laws).

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(iii) The Company has made available to Parent true and complete copies of (i) the Organizational Documents of the Company and each Target Company and (ii) each stock option agreement, in each case, including all modifications, amendments and supplements thereto and waivers thereunder. Neither the Company nor any Target Company is, nor has it ever been, in material violation of the foregoing documents. The Company’s and each Target Company’s register of the current and prior owners of equity securities of the Company or the applicable Target Company (including the Options) and all transfer records related thereto, and all other records related to the current and prior owners of equity securities of the Company and each Target Company are complete and correct in all material respects.

(b) Authorization of Transaction. The execution, delivery and performance by the Company of this Agreement, each other agreement, document or instrument contemplated hereby, the consummation of the Transactions hereby or thereby have been duly and validly authorized by the Company and no other act or proceeding on the part of the Company or any Target Company, the Company Board or the Sellers is necessary to authorize the execution, delivery or performance by the Company of this Agreement or each other agreement, document or instrument contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and each other agreement, document or instrument contemplated hereby upon execution and delivery by the Company will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of applicable bankruptcy and similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Noncontravention. Neither the execution and the delivery of this Agreement nor any other agreement, document or instrument contemplated hereby, and none of the transactions contemplated hereby or thereby shall (i) violate any law or other restriction to which the Company or any Target Company is subject or any provision of the Organizational Documents of the Company or any Target Company or (ii) result in a breach or acceleration of, or create in any party the right to accelerate, terminate, modify or require any notice under, any Material Contract, or (iii) result in the imposition of any Lien upon any of the Company’s or any Target Company’s assets. Except as set forth on Schedule 4(c), neither the Company nor any Target Company is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Solvency. No Insolvency Event has occurred, or is threatened, in relation to any Target Company.

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(e) Subsidiaries and Investments.

(i) Schedule 4(e)(i) sets forth the corporate structure chart specifying all Target Companies, and with respect to each Target Company, (i) its jurisdiction of organization, and (ii) the record holders of its shares or equity interests thereof. Except as set forth on Schedule 4(e)(i), all of the outstanding equity securities of each Target Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities laws, and are owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Target Company’s Organizational Documents). Except as set forth on Schedule 4(e)(i), there are no contracts to which the Company or any Target Company or any of their respective Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Target Company other than the Organizational Documents of any such Target Company. Except as set forth on Schedule 4(e)(i), there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Target Company is a party, or which are binding upon any Target Company providing for the issuance or redemption of any equity interests of any Target Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Target Company. No Target Company has any limitation, whether by order, decree, writ, ruling injunction or judgment promulgated or issued by any Governmental Authority or applicable law, on its ability to make any distributions or dividends to its equityholders or repay any debt owed to another Target Company. Except for the equity interests of the Target Companies listed on Schedule 4(e)(i), the Company does not own, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth on Schedule 4(e)(i), no Target Company is a participant in any joint venture, partnership or similar arrangement. Except as set forth on Schedule 4(e)(i), there are no outstanding contractual obligations of a Target Company to provide funds to, or make any loan or capital contribution to, any other Person.

(ii) Schedule 4(e)(ii) sets forth the corporate structure chart specifying all Investments of the Target Companies, and with respect to each Investment (i) its jurisdiction of organization, and (ii) the record holders of such Investment. Except as set forth Schedule 4(e)(ii), all of the outstanding equity securities owned, beneficially or of record by the Target Companies of each Investment of the Target Companies are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities laws, and are owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Investment’s Organizational Documents). There are no contracts to which the Target Companies is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Investment of the Target Companies other than the Organizational Documents of any such Investment. Except as set forth Schedule 4(e)(ii), to the Company’s Knowledge, no Investment of the Target Companies has any limitation, whether by order, decree, writ, ruling injunction or judgment promulgated or issued by any Governmental Authority or applicable law, on its ability to make any distributions or dividends to its equityholders or repay any debt owed to another Target Company.

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(f) Financial Statements.

(i) Schedule 4(f)(i) contains the following financial statements (collectively, the “Financial Statements”):

(A) the unaudited consolidated financial statements of the Target Companies as of June 30, 2024 and June 30, 2025; and

(B) the unaudited balance sheet of the Target Companies as of December 31, 2025 (the “Latest Balance Sheet”), and the related statements of income, stockholders’ equity and cash flows for the six (6)-month period then ended.

(ii) Each of the Financial Statements (including in all cases, the notes thereto, if any): (A) is accurate and correct in all material respects with respect to the matters included in them (taking into account the accounting policies, principles and procedures of the Target Companies as at the relevant time in respect of their preparation), (B) have been prepared on the basis of the information contained in the books and records of the Target Companies (which books and records are in turn accurate, correct and complete in all material respects), (C) taking into account the accounting policies, principles and procedures of the Target Companies as at the relevant time in respect of their preparation, fairly present the financial condition and results of operations of the Target Companies as of the times and for the periods referred to therein, and (D) were prepared in a manner consistent with the accounting policies, principles and procedures of the Target Companies used to prepare the financial statements of the Target Companies for the preceding two financial years. The Target Companies maintain a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurance that transactions are recorded in a timely manner and as necessary to permit preparation of Financial Statements in accordance with the accounting policies, principles and procedures of the Target Companies as at the relevant time and to maintain accountability for earnings and assets. During the periods covered by the Financial Statements, the Company’s external auditor was independent of each Target Company and its management.

(iii) Since December 31, 2025, to the Company’s Knowledge, no event has occurred, and, no circumstance or condition exists, that has resulted in, or that would reasonably be expected to result in, any claim for indemnification, reimbursement or contribution by, or the advancement of any expense to, any officer, director, manager, employee or contractor of any Target Company (other than a claim for reimbursement from the applicable Target Company of travel expenses in the Ordinary Course or other out-of-pocket expenses of a routine nature incurred by such officer, director, manager, employee or contractor of the applicable Target Company in the course of performing such person’s duties for the applicable Target Company) or any current or former agent of the applicable Target Company pursuant to (i) any provision of any of the Organizational Documents of the applicable Target Company; (ii) any indemnification agreement or other contract between the applicable Target Company and such officer, director, manager, employee, contractor or agent; or (iii) any applicable law.

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(g) Absence of Certain Developments. During the period from December31, 2025 to the date hereof, there has not been any Material Adverse Effect, and since that date, except as set forth on Schedule 4(g), each Target Company has conducted its operations in the Ordinary Course, and, without limiting the generality of the foregoing:

(i) has not sold, assigned, leased or transferred any of its assets (including any Company Intellectual Property) with a value in excess of $250,000;

(ii) has not licensed any of its Intellectual Property (other than nonexclusive licenses granted by such Target Company in the Ordinary Course);

(iii) has not terminated any agreement which would have been a Material Contract if it had not been terminated by such Target Company or amended any Material Contract;

(iv) has not accelerated, terminated, refused to renew, renewed on different terms or modified (except with the prior written approval of Parent) any agreement which would have been a Material Contract if it had not been terminated by such party, to the Company’s Knowledge, no party intends to take any such action;

(v) has not suffered or imposed any Lien (other than a Permitted Lien) upon any of its assets (including any Company Intellectual Property);

(vi) has not compromised any right or claim (or series of related rights or claims) either involving more than $250,000 or outside the Ordinary Course;

(vii) has not experienced any material damage or loss (whether or not covered by insurance) to its property;

(viii) has not (A) other than annual salary reviews made in the ordinary course of Business, granted any increase or decrease in the compensation or benefits to be provided to any of such Target Company’s current or former directors, managers, officers, employees or individual independent contractors, (B) entered into or terminated any employment agreement or modified the terms of any such existing agreement, (C) taken any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of such Target Company’s current or former directors, officers, employees or independent contractors; (D) terminated or furloughed, the employment or service of any of its employees or individual independent contractors whose total annual compensation exceeded $250,000; or (E) hired or engaged any employee or independent contractor whose total annual compensation exceeds $250,000;

(ix) has not (A) recognized or certified any labor union, works council, or other labor organization as the bargaining representative for any employees of such Target Company, or (B) entered into, negotiated, modified, extended or terminated any Labor Agreement;

(x) has not implemented or announced any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reductions to terms and conditions of employment that reasonably could implicate the WARN Act;

(xi) has not waived or released any non-competition, non-solicitation, nondisclosure, noninterference, non disparagement or other restrictive covenant obligation of any current or former employee or independent contractor;

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(xii) has not recorded any sales revenues pursuant to transactions in which the purchaser of such products or services, including software-as-a-service, has the right to return such products at a future date or has the right to elect early termination of such services and receive a refund of services fees paid, as applicable (other than pursuant to the terms and conditions of the Company’s standard warranty terms);

(xiii) has not (A) made any change in terms of distribution of products or services, (B) made any change to its pricing, discount, allowance or return policies, or (C) granted any pricing, discount, allowance or return terms for any customer or vendor;

(xiv) has not (A) made, changed, or revoked any election with respect to Taxes, (B) adopted or changed any tax accounting method, principle or practice, (C) amended or refiled any Tax Return, (D) entered into any closing agreement related to Taxes, (E) entered into any Tax sharing, allocation or similar agreement, (F) settled, consented to or otherwise compromised (in whole or in part) any Tax claim, audit, examination, investigation or assessment, (G) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (H) sought or applied for any Tax ruling, (I) surrendered any right to claim a Tax refund, or (J) failed to pay any due and payable Tax (including any estimated Tax payments);

(xv) has not conducted its cash management customs and practices (including, without limitation, the collection of receivables, payment of payables, capital expenditures and pricing and credit practices) other than in the Ordinary Course;

(xvi) has not declared, set aside or paid any dividend or distributed cash or other property to any Seller or any of its Affiliates with respect to its securities, redeemed or otherwise acquired any of its securities or warrants, options or other rights to acquire its securities, or made any other payments to any Seller or any of its Affiliates;

(xvii) has not entered into any settlement, conciliation or similar agreement, the performance of which will involve payment after the execution date of this Agreement of consideration in excess of $250,000;

(xviii) has not borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, except current Indebtedness incurred in the Ordinary Course;

(xix) has not made any loan to, or entered into any other transaction with, any of its managers, officers or employees (other than advances to employees, in each case, less than $10,000);

(xx) has not delayed or postponed the payment of any accounts payable or commissions or any other Liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other Liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable;

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(xxi) has not abandoned, or otherwise disposed of, allowed to let lapse, terminate or expire any of its properties or assets, or any portion thereof, that are material, individually or in the aggregate, to the Company (including Intellectual Property);

(xxii) has not made any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person;

(xxiii) has not committed to do any of the foregoing.

(h) Absence of Undisclosed Liabilities. To the Company’s Knowledge, no Target has any Liability, whether accrued, absolute, contingent or otherwise and/or arising out of any transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof or otherwise, other than: (i) Liabilities set forth on the face of the Latest Balance Sheet, (ii) Liabilities that have arisen since the date of the Latest Balance Sheet in the Ordinary Course (none of which is a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit), (iii) Liabilities under agreements described on Schedule 4(q) or under agreements not required to be disclosed thereon (but not Liabilities for breaches thereof) and (iv) Liabilities set forth on Schedule 4(h).

(i) Legal Compliance. Since June 30, 2025, to the Company’s Knowledge each Target Company has complied in all material respects with all applicable laws, rules and regulations applicable to such Target Company (including employment-related laws). Since June 30, 2025, to the Company’s Knowledge each Target Company has complied in all material respects with all orders, decrees, writs, rulings injunctions or judgments promulgated or issued by any Governmental Authority.

(j) Cryptocurrency and Staking Activities.

(i) To the Company’s Knowledge, to the extent the Business is presently conducted, no Target Company is required as of the Closing Date to be registered or licensed as a money transmitter or money services business (state or federal), a broker-dealer, an alternative trading system, a commodity trading advisor, a futures commission merchant, a swap dealer, or otherwise with the SEC, CFTC, FinCEN, or any state banking/securities regulator in any U.S. jurisdiction in which it conducts the Business.

(ii) To the Company’s Knowledge, to the extent the Business is presently conducted, the Target Companies’ staking services, validator operations, and products relating to vaults, liquid staking token (LST) protocol fee arrangements, and block building/maximal extractable value (MEV) features have not been, and are not, required to be registered as the offer or sale of securities, a securities exchange, or a commodity interest platform under U.S. law.

(iii) Except as described on Schedule 4(j)(iii), to the Company’s Knowledge, no Target Company takes custody or control of a customer of the Target Company’s digital assets in any way material to the Business and, to the extent any customer assets or keys of a customer of the Target Company are held or controlled in any way material to the Business, such assets are properly segregated, not rehypothecated, and are handled in accordance with written policies and customer agreements.

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(iv) To the extent applicable to the Business, as presently conducted, each Target Company maintains documented key-management, signing, and validator-security controls (including HSMs or secure enclaves, access controls, multi-party approvals, backups, disaster recovery, and incident response) reasonably consistent with industry practice and, to the Company’s Knowledge, there have been no material unauthorized key disclosures, compromises, or losses impacting validators.

(v) Except as disclosed on Schedule 4(j)(v), to the Company’s Knowledge no Target Company has incurred any material protocol slashing events or penalties and any such events were timely remediated and, where applicable, covered by insurance or reserves.

(k) Environmental Matters. Each Target Company has complied and is in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws. No Target Company has received any notice, report or other information regarding any violation of, or any Liability under, any Environmental Laws. No proceeding is pending or threatened against any Target Company that alleges a violation of, or Liability arising under, any Environmental Laws. Neither any Target Company nor any of its predecessors or Affiliates has treated, stored, sold, distributed, manufactured, marketed, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Material, in each case so as to give rise to any Liabilities pursuant to Environmental Laws. No Target Company has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability of any other Person arising under Environmental Laws. Each Target Company has furnished to Parent all environmental, health or safety audits, assessments, reports and other material environmental, health or safety documents relating to such Target Company’s, or its Affiliates’ or predecessors’, past or current properties, facilities or operations which are in its possession or under its reasonable control.

(l) Assets and Properties. Each Target Company owns good and marketable title, free and clear of all Liens (other than Permitted Liens), to all of the tangible properties and assets (i) reflected on the Latest Balance Sheet or (ii) material to the conduct of the Business, except for leased properties and leased assets that are so used or so necessary, which such Target Company leases under valid leases; provided, however, that the foregoing does not constitute a non-infringement representation, which is solely covered in Section 4(o)(iv) below. The tangible properties and tangible assets of each Target Company are in good and operable condition and repair in all material respects and are usable in the Ordinary Course. The tangible assets of the Target Companies constitute all of the tangible property and assets (real, personal, tangible and intangible) used or held for use by the Target Companies that are material to the conduct of the Business as presently conducted and material to the conduct of the Business as of the Closing Date.

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(m) Real Property.

(i) Schedule 4(m)(i) sets forth a true, correct and complete list of all real property owned in fee by each Target Company (“Owned Real Property”). With respect to Owned Real Property: (A) the applicable Target Company has good and marketable indefeasible fee simple title, free and clear of all Liens, except for (x) Liens listed or described on Schedule 4(m)(i) and (y) Permitted Liens; and (B) to the Company’s Knowledge, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. No Target Company is a party to any agreement or option to purchase any real property or interest therein. Other than the Owned Real Property, the Target Companies do not own and have never owned any real property.

(ii) Schedule 4(m)(ii) sets forth the address of each real property leased, subleased, licensed or otherwise occupied by any Target Company (such leased real property is herein referred to as the “Leased Property” and, together with Owned Real Property, “Real Property”), and a true, correct and complete list of all leases (including all amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Property (including the date and name of the parties to such lease document) (collectively, the “Leases”). The Target Companies have delivered to Parent a true and complete copy of each Lease. Except as set forth on Schedule 4(m)(ii), with respect to each of the Leases, (i) such Lease is legal, valid, binding, enforceable and in full force and effect, and the applicable Target Company’s interest therein is free and clear of all Liens (other than Permitted Liens), (ii) the applicable Target Company is entitled to possession and quiet enjoyment of the Leased Property under such Lease, and, to the Company’s Knowledge, the applicable Target Company’s possession and quiet enjoyment have not been disturbed, (iii) to the Company’s Knowledge, there are no disputes with respect to such Lease, whether with the landlord or any third parties, (iv) neither the applicable Target Company nor any other party to the Leases is in breach or default under such Lease, and, to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, (v) no Target Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Property or any portion thereof, (vi) the other party to the Leases is not an Affiliate of, and otherwise does not have any economic interest in any Target Company, and (vii) no Target Company owes, and will not owe in the future, any brokerage commissions or finder’s fees with respect to any Lease. No Target Company has failed to exercise any right of renewal with respect to any Lease except in the Ordinary Course.

(iii) The Real Property constitutes all of the real property currently used or occupied by the Target Companies in connection with and necessary for the conduct of the Business, and no material business activities of the Target Companies takes place, occurs or is located on lands or premises other than those included in the Real Property. None of the Real Property is used for any purpose other than the operation of the Business of the Target Companies. There are no contracts to which any Target Company is a party granting to any third party the right of use or occupancy of any portion of the Real Property.

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(n) Tax Matters. Except as set forth on Schedule 4(n) and to the Company’s Knowledge,

(i) each Target Company has timely filed all Tax Returns which are required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws, and all such Tax Returns are true, complete and accurate in all material respects;

(ii) each Target Company has paid all Taxes due (whether or not shown on any Tax Return) and the unpaid Taxes of the Target Companies did not, as of the date of the Latest Balance Sheet, materially exceed the Tax Liability accrued on the Latest Balance Sheet;

(iii) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against or with respect to any Target Company, and no such assessment or asserted Tax Liability is pending;

(iv) each Target Company has at the relevant times, if required, appointed a public officer (or other equivalent role or office) of the Target Company in accordance with applicable Tax law;

(v) each Target Company has complied with its obligations to register for the purposes of any Tax law and any other obligations it has under any applicable Tax law in all material respects;

(vi) each Target Company has up to and including Closing, kept and maintained proper and adequate systems and records to enable it to comply in all material respects with its obligations to (A) prepare and submit any information, notices, computations, Tax returns and payments required in respect of any Tax law; prepare any accounts necessary for compliance with any Tax law; and retain necessary records as required by any Tax law;

(vii) no claim has been made by a taxing authority in a jurisdiction where a Target Company does not file any particular type of Tax Return or pay any particular type of Taxes that any Target Company is or may be required to file such Tax Return or pay such Taxes in that jurisdiction;

(viii) no Target Company has consented to extend or waive the time in which any Tax may be assessed or collected by any taxing authority nor is any request for any such waiver or extension currently outstanding with any Governmental Authority;

(ix) each Target Company has timely withheld and paid over to the appropriate taxing authority all Taxes which such Person is required to withhold from amounts distributed, paid or owing to any Seller, employee, independent contractor, creditor or other Person, and such Target Company has timely and accurately complied with all reporting and record keeping requirements related thereto;

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(x) each Target Company has (i) timely and properly collected all sales, use, value-added, and similar Taxes required to be collected, and has remitted, such amounts to the appropriate Governmental Authority, and (ii) properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transaction as to which it would otherwise have been obligated to collect or withhold Taxes;

(xi) there are no actions, suits, proceedings or audits with respect to any Taxes or Tax Returns of any Target Company in progress and no actions, suits, proceedings or audits with respect to any Taxes or Tax Returns of any Target Company are pending or, to the Company’s Knowledge, threatened against or with respect to any Target Company regarding Taxes;

(xii) no Target Company is or has ever been party to or bound by any Tax allocation or Tax sharing agreement with any Person, other than any such agreement entered into in the ordinary course of business the primary purpose of which is not Taxes;

(xiii) no Target Company (A) has ever been a member of an affiliated group (as defined in Code Section 1504) (or any corresponding or similar provision of state, local or non-U.S. Tax law) or filed or been included in any combined, consolidated or unitary Tax Return (other than any such group the common parent of which is the Company), and (B) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax law), as a transferee or successor, by contract, or otherwise;

(xiv) there are no Liens for Taxes (other than for Taxes not yet due and payable or which are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with the accounting policies, principles and procedures of the Target Companies as at the relevant time) upon the assets of any Target Company;

(xv) no Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into prior to the Closing Date; (C) deferred intercompany gain or any excess loss account described in Treasury Regulation under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Tax law) in existence prior to the Closing Date; (D) installment sale or open transaction disposition made prior to the Closing Date; (E) prepaid amount or deferred revenue received or accrued prior to the Closing Date; or (F) use of an improper method of accounting or the cash method of accounting for a taxable period ending on or prior to the Closing Date;

(xvi) no Target Company is a party to any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Tax law), and has not been a party to such a transaction nor has claimed any Tax benefit from any such transaction in any taxable year which remains open to or for assessment;

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(xvii) each Target Company is resident for income tax or net income tax purposes solely in the country in which it is incorporated (and political subdivisions thereof). No Target Company has a permanent establishment or branch for income tax or net income tax purposes outside the country of its incorporation;

(xviii) no Target Company is a party to any joint venture, partnership, other entity, arrangement or contract which could be treated as a partnership for U.S. federal income Tax purposes or under any other applicable Tax law;

(xix) no Target Company has sought capital gains tax rollover relief under any Australian Tax laws with respect to any asset which it has acquired and owns at Closing (including under former section 160ZZO or Division 126 of the relevant Tax legislation);

(xx) each Target Company, if required, has accurately maintained its franking account at all relevant times in accordance with Australian Tax laws;

(xxi) each Target Company, if required, has franked all dividends in accordance with the benchmark franking rule. No Target Company will have a franking deficit or a liability to franking deficit tax immediately before or at Closing, and no Target Company will receive a refund of income Tax within 3 months of Closing that would otherwise cause the imposition of franking deficit tax;

(xxii) each Target Company does not have a “tainted share capital account” for Australian Tax purposes, has not taken any action that might cause its share capital account to become a tainted share capital account, and has not made any election at any time to untaint its share capital;

(xxiii) each Target Company has not paid or credited an amount on behalf of or for the benefit of an associate, made an advance or loan (including loans that may be treated as an amalgamated loan), or forgiven all or part of a debt owed to such Target Company directly or through an interposed entity, in relation to which a dividend may be taken to have been paid or a franking debit may arise under Australian Tax laws, and has not agreed to waive, forgive or otherwise not seek to recover any debt owing by any person;

(xxiv) no amount has been waived, released, extinguished, forgiven or otherwise abandoned by any person in respect of debts owed by any Target Company which would give rise to a “net forgiven amount” for Australian Tax purposes or engage any debt forgiveness Tax laws;

(xxv) no Target Company is or will be required to include an amount in its assessable income for the period up to and including Closing with respect to the attributable income of any entity under Australia’s “controlled foreign company rules” that is in connection with or is referrable to any act, transaction, matter, event, or omission prior to Closing;

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(xxvi) no Target Company is a party to any related-party transactions, within the meaning of the relevant Tax laws, in which the terms agreed upon or imposed were different than those that would be agreed upon by independent transaction partners. All related-party transactions have been conducted by the Target Companies on an arm’s-length basis. Each Target Company is in compliance with all transfer pricing rules, including those set out in Section 482 of the Code and any similar provisions of any state or non-U.S. Tax law;

(xxvii) no Target Company has granted a power of attorney with respect to Taxes that is currently in effect;

(xxviii) there is no Tax ruling, Tax settlement, compromise, closing or Tax collection agreement in effect with respect to any Target Company, and no request for any Tax ruling, Tax settlement, compromise, closing or Tax collection agreement with respect to any Target Company is pending;

(xxix) no Target Company is currently the beneficiary of any extension of time within which to file any Tax Return (other than ordinary course extensions of time that are automatically granted);

(xxx) no Target Company has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361;

(xxxi) all documents to which a Target Company is a party and which are required to be stamped under a law relating to Australian stamp duty have been duly stamped, are not insufficiently stamped and there is no requirement to up-stamp on the account of an interim assessment; and

(xxxii) where any Australian stamp duty concession, exemption or other relief (including but not limited to corporate reconstruction relief) has been granted by any Governmental Authority in respect of any transaction to which a Target Company was a party, that transaction was carried out in accordance with the conditions for such concession, exemption or other relief. No event has occurred, or will occur as a result of anything provided for in this Agreement, including entry into and completion of this Agreement, that may result in Australian stamp duty becoming payable by a Target Company in respect of any transaction for which the concession, exemption or relief was given.

(o) Intellectual Property.

(i) Schedule 4(o)(i) contains a complete and accurate list of all Registered Intellectual Property owned by each Target Company. All Registered Intellectual Property (and all other unregistered Intellectual Property owned by the Company) is subsisting, and, to the Company’s Knowledge, is valid (or applied for) and enforceable (subject to any registration requirements). Each Target Company is the registered holder of all Internet domain names set forth on Schedule 4(o)(i).

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(ii) Each Target Company exclusively owns and possesses, all right, title and interest in and to all Intellectual Property owned or purported to be owned by such Target Company free and clear of all Liens (other than Permitted Liens), and has a written license or other right to use, all Intellectual Property material to the operation of the Business (collectively, the “Company Intellectual Property”) as of the Closing Date, provided, however, that the foregoing does not constitute a non-infringement representation, which is solely covered in Section 4(n)(iv) below. The material Company Intellectual Property shall be available for use by the applicable Target Company immediately after the Closing Date on identical or substantially similar terms and conditions to those under which the applicable Target Company owned or licensed such Company Intellectual Property immediately prior to the Closing Date and (to Company’s Knowledge) such rights to use will be current, valid and enforceable, assuming consents to assignment and change of control are obtained where required from the relevant counterparties.

(iii) All Persons who have contributed, developed or conceived any Intellectual Property owned or purported to be owned by any Target Company have done so pursuant to an agreement that assigns to the applicable Target Company exclusive ownership of such Intellectual Property or such Intellectual Property is owned by the applicable Target Company by operation of law, except where failure to do so would not be material to the Business; the foregoing does not apply to any Intellectual Property that cannot be assigned or is excluded by law, including moral rights and rights excluded by operation of California Labor Code section 2870 and any similar law. No Person has any ownership right, title, or interest in or to any Intellectual Property owned or purported to be owned by the applicable Target Company.

(iv) To the Company’s Knowledge, the conduct of the Target Companies and the operation of the Business, including the provision of services and content, and the sale or licensing of products does not infringe, misappropriate, or otherwise violate, and during the past three (3) years has not infringed, misappropriated, or otherwise violated the Intellectual Property of any third party. During the past three (3) years neither the Sellers nor any Target Company have received any written (or, to the Company’s Knowledge, verbal) notices for indemnification or written (or, to the Company’s Knowledge, verbal) threats from any third party alleging infringement or misappropriation by a Target Company of that third party’s Intellectual Property.

(v) To the Company’s Knowledge, no third party is infringing, misappropriating, or otherwise conflicting with the Intellectual Property owned or purported to be owned by any Target Company.

(vi) The Target Companies have taken commercially reasonable actions designed to protect and maintain the secrecy and confidentiality of confidential information and the trade secrets of the Target Companies (including, but not limited to, any confidential information in respect of the Software, to the extent not protected under copyright law). Each Target Company complied with the obligations of such Target Company to protect the confidentiality of confidential information provided to such Target Company by any other Person in accordance with the applicable contract under which such Person’s confidential information was provided to the Target Company, except where failure to do so would not be material. No Target Company has disclosed any confidential Company Intellectual Property (including, but not limited to, any confidential information in respect of the Software, to the extent not protected under copyright law) of the Target Company to any third party other than: (A) pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential Company Intellectual Property owned by Target Company; or (B) other obligations of confidentiality (including professional obligations).

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(vii) No Target Company uses Open Source Software in the delivery of any product or service in such a way that requires the Target Company’s Software be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge. Each Target Company has complied with the terms of the relevant open source licence applicable to that Open Source Software, except where the failure to do so would not be expected to result in material liability to the Target Companies.

(p) Data Privacy.

(i) Each Target Company has at all times in the previous three (3) years been in compliance with applicable Data Security Requirements in all material respects. No Target Company has received any written notice from any Governmental Authority that it is under investigation for a violation of any of the Data Security Requirements, has been served in any Actions, or has received any written complaints or other written notices from any third party alleging the Target Company’s non-compliance with Data Security Requirements (including any such written notices or Actions (excluding investigations unbeknownst to a Target Company) alleging violation of any Data Security Requirements or the material unauthorized Processing of Personal Information). The transactions contemplated by this Agreement will not result in any material non-compliance with any applicable Data Security Requirements.

(ii) Each Target Company maintains and, for the previous three (3) years, has maintained commercially reasonable physical, technical, and administrative security measures and policies designed to protect the Business Systems, and all Business Data owned and Processed or controlled by such Target Company, from and against Security Breaches. In the previous three (3) years, to the Company’s Knowledge, there have been no actual Security Breaches or material Security Breaches; or unauthorised access to or disclosure of any confidential information and trade secrets (including, but not limited to, any confidential information in respect of the Software, to the extent not protected under copyright law) of the Target Companies which are material to the Business. Each Target Company has contractually obligated its third party service providers Processing Business Data on the Target Company’s behalf to comply with applicable Privacy Laws; and keep any confidential information disclosed by the Target Company to that third party service provider confidential.

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(iii) The Business Systems used by each Target Company in the conduct of the Business: (A) are generally sufficient for the conduct of the business of such Target Company as currently conducted as of the Closing; (B) are, to the Company’s Knowledge, in good working condition, with ordinary wear and tear excepted, to generally perform the computing, information technology, and Processing operations of the business of such Target Company as currently conducted; (C) to the Company’s Knowledge, are free of any Malicious Code; and (D) such Target Company has used commercially reasonable efforts to implement security patches and upgrades that are generally available to the Business Systems. In the previous 36 months, there have been no material failures, breakdowns, continued substandard performance or other adverse events affecting the Business Systems used by any Target Company that have caused a material disruption to the Business.

(q) Contracts and Commitments.

(i) Except as set forth on Schedule 4(q)(i), no Target Company is a party to or bound by any of the following contracts:

(A) agreement with a Top Customer and/or Top Vendor, or any other agreement that requires any Target Company to pay, or entitles any Target Company to receive, in the aggregate, $250,000 or more in any calendar year;

(B) agreement providing for or relating to purchase, sale, transmission, distribution or management of power or energy, including any retail and wholesale supply, offtake, demand response, interconnection, transmission service, distribution facility extension and shared facility and management arrangements material to the Business;

(C) agreement providing for cryptocurrency mining pool arrangements material to the Business;

(D) agreement with a digital asset exchange or over-the-counter desk material to the Business;

(E) any (i) employment, consulting, management agreement under which any director, officer, employee or individual independent contractor is entitled to receive annual compensation in excess of $250,000 that is not terminable on notice of thirty (30) or fewer days without severance, payment or penalty, (ii) agreement providing severance or relating to loans to directors, officers, managers, employees or Affiliates, other than advances in the Ordinary Course;

(F) guarantee of any Liability or obligation;

(G) joint development agreement, joint venture agreement, collaboration agreement, partnership agreement, strategic alliance agreement or similar agreement material to the Business;

(H) Government Contract material to the Business that is currently active in performance or that has otherwise not been closed out;

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(I) agreement under which it is lessee of or holds or operates any personal property owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $10,000;

(J) agreement under which it is lessor of or permits any third party to hold or operate any personal property owned or controlled by it;

(K) Labor Agreement;

(L) agreement with any professional employer organization;

(M) settlement, conciliation or similar agreement under which the Company has any material outstanding Liability or material, ongoing obligation;

(N) agreement pursuant to which any Target Company is granted a lease in, a sublease in, or the right to use or occupy any land or building;

(O) agreement material to the Business relating to the provision of hosting, colocation or cryptocurrency mining services to, or by, any Target Company;

(P) agreement relating to the acquisition or disposition of assets or any interests in any business enterprise outside of any Target Company’s Ordinary Course and in an amount in excess of $250,000;

(Q) agreement prohibiting any Target Company in any material manner from freely engaging in business or otherwise including provisions on “most-favored nations” or exclusivity;

(R) agreement under which it is a licensor or otherwise grants to a third party any rights to use any Intellectual Property material to the Business; excluding (1) nonexclusive licenses of Intellectual Property; (2) agreements with employees, directors, advisors, contractors, and customers entered into in the Ordinary Course; (3) non-disclosure and confidentiality agreements entered into in the Ordinary Course; and (4) non-exclusive licenses that are not the primary purpose of the applicable contract;

(S) agreement material to the Business not executed in the Ordinary Course, not consistent with fair market terms, conditions and prices or with applicable laws and regulations or otherwise not made on arm’s length terms and conditions;

(T) agreement material to the Business relating to the distribution, marketing or sales of its products or services; or

(U) other agreement (or group of related agreements) material to any Target Company or the Business.

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(ii) All agreements that are or should be set forth on Schedule 4(q)(i) are the “Material Contracts.” Except as specifically disclosed on Schedule 4(q)(ii), each Target Company has performed in all material respects all obligations required to be performed by it and is not in material default under or in material breach of nor in receipt of any claim of material default or material breach under any agreement to which it is a party, and there is no particular reason to expect any such claim is forthcoming. The counterparty to each agreement has, to the Company’s Knowledge, performed in all material respects all obligations required to be performed by it under such agreement. Each Material Contract is legal, valid, binding and enforceable against the applicable Target Company and, to the Company’s Knowledge, against any other party to such contract, agreement or arrangement, except as may be limited by bankruptcy and similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. Parent has been supplied with a true, complete and accurate copy of each Material Contract, together with all amendments, waivers or other changes thereto, or, to the extent any of such Material Contract is oral, Schedule 4(q)(i) contains a description of the material terms thereof.

(r) Insurance. Schedule 4(r) lists each insurance policy currently maintained by each Target Company. Schedule 4(r) also lists any self-insurance or co-insurance arrangements by or affecting each Target Company or any all employees, consultants or independent contractors of the Company in his or her capacity as such, including any reserves established thereunder. Since December 31, 2024, to the Company’s Knowledge no Target Company has had any claim in connection with any such insurance policies which could be expected to cause a material increase in the rates of insurance for the Business. To the Company’s knowledge no Target Company has received notice of cancellation of any such insurance policies. To the Company’s knowledge all premiums due and payable for such policies have been timely paid. To the Company’s knowledge there are no claims by any Target Company pending under any such policies as to which coverage has been denied by the underwriters thereof. To the Company’s knowledge, no fact or circumstance exists that is likely to give rise to a claim under any such insurance policy. Such policies, with respect to their amounts and types of coverage, are adequate to fully insure the Target Companies against any risks to which such companies or their respective assets are exposed in the operation of their Business.

(s) Litigation. Except as set forth on Schedule 4(s), there are no, and during the past three (3) years there have not been any, Actions (excluding investigations unbeknownst to a Target Company) pending or, to the Company’s Knowledge, threatened by, against or affecting any Target Company, or before or by any Governmental Authority other than for office actions in the course of prosecution. No Target Company is subject to any injunction, judgment, order, writ, ruling, award, decree or charge of any Governmental Authority under which any Target Company has any material outstanding Liability or ongoing obligation.

(t) Employees.

(i) No Target Company has any employees other than the employees listed on Schedule 4(s)(i), which list includes such employees’ (A) date of hire, (B) work location, (C) exempt or non-exempt classification under applicable wage and hour laws, (D) annual base salary or hourly wage rate (as applicable), (E) full-time or part-time status, (F) job title, (G) visa status (including type and expiration date) and (H) active or leave status (including type of leave and expected return date).

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(ii) No Target Company has, and has ever had, any employees engaged in the United States. All employees of the Target Companies are employed in Australia. Certain individual independent contractors and other individual service providers engaged by the Target Companies perform services outside Australia, including in India, Bulgaria, Ukraine, Japan, the Netherlands, Portugal, Korea and the United States, as identified on Schedule 4(t).

(iii) To the Company’s Knowledge, except as set forth on Schedule 4(t)(iii), (A) no executive, key employee, or group of key employees of any Target Company has any present plan to terminate employment with such Target Company and (B) no employee or individual independent contractor of such Target Company is in any material respect in violation of any material term of any employment agreement, common law nondisclosure obligation, fiduciary duty, confidentiality, non-competition, non-solicitation, proprietary rights or other restrictive covenant agreement or obligation (1) owed to any Person besides such Target Company that would be material to the performance of such employee’s employment duties, or the ability of the Company to conduct its business, or (2) owed to such Target Company.

(iv) There are no Labor Agreements with any labor union, works council or other labor organization, and, to the Company’s Knowledge, no employees are represented by any labor union, works council, or other labor organization with respect to their employment with any Target Company. To the Company’s Knowledge, no labor union, works council or other labor organization or group of employees has filed any petition, certification, application or proceeding or made any written or oral demand for recognition. No organizing or decertification efforts are, or have been during the past three (3) years, pending or, to the Company’s Knowledge, threatened. There are, and have been during the past three (3) years, no actual, pending or, to the Company’s Knowledge, threatened, strikes, work stoppages, slowdowns, lockouts, hand billing, picketing, unfair labor practice charges or complaints, material grievances, material arbitrations or other material labor disputes against any Target Company.

(v) There are no material employment-related Actions, pending or, to the Company’s Knowledge, threatened in any forum, relating to an alleged violation or breach by any Target Company (or its managers, officers or employees in connection with their employment with such Target Company) of any employment-related law or regulation.

(vi) Each Target Company has promptly, thoroughly and impartially investigated all sexual harassment or other material discrimination or retaliation allegations of which it is aware. With respect to each such allegation with potential merit, such Target Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. No Target Company expects any material Liability with respect to any such allegations and is not aware of any allegations relating to officers, directors, or employees of such Target Company, that, if known to the public, would bring any Target Company into material disrepute. Each Target Company is in compliance, and has complied during the past three (3) years, in all material respects with all applicable laws, Modern Awards, Enterprise Agreements and Transitional Instruments relating to employment and labor, including provisions thereof relating to wages, underpayments, hours of work (including record-keeping), human rights, equal opportunity, worker classifications, pay equity, accessibility, fair labor standards, employment standards, employment harassment (including sexual harassment), discrimination or retaliation, whistleblowing, immigration, employee trainings and notices, employee leave issues, affirmative action, workers’ compensation, unemployment insurance, occupational health and safety, plant closings and mass layoffs, labor relations, collective bargaining, and the withholding, remittance, collection and payment of social security and other payroll Taxes.

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(vii) Except as would not reasonably be expected to result in material Liability, (A) each Target Company has fully and timely paid all wages, salaries, bonuses, commissions, wage premiums, prevailing wages, paid time off, fees, expense reimbursement, severance, termination payments and other compensation that has come due and payable to its current and former employees, individual independent contractors and other individual service providers pursuant to any law, contract, Modern Award, Enterprise Agreement, Transitional Instrument or Target Company policy and (B) no Target Company is subject to any fines, Taxes, interest or other penalties for any failure to pay or delinquency in paying such compensation. Each Target Company has properly classified and treated each Person who is performing or has performed material services for such Target Company as an overtime exempt or non-exempt employee or as an independent contractor, consultant or other non-employee service provider for all applicable purposes.

(u) Employee Benefits.

(i) Schedule 4(u) contains an accurate and complete list of each material Plan.

(ii) No Plan is or, in the past three (3) years was, a ‘defined benefit’ (within the meaning of the Superannuation Industry (Supervision) Act 1993 (Cth)) superannuation or pension plan, nor does any target Company have any obligation to contribute to or contribute to any defined benefit, unfunded or underfunded superannuation or pension arrangement (in Australia or elsewhere). Without limiting the foregoing, no Target Company has any obligation to contribute to, or any Liability with respect to, any multi-employer or industry-wide defined benefit scheme. The Company has not received any notification that a superannuation entity to which the Company contributes, or is required to contribute, in respect of any employee, director, contractor or consultant engaged in the Business is not a complying superannuation fund within the meaning of the Superannuation Industry (Supervision) Act 1993 (Cth).

(iii) With respect to each of the Plans, the Company has satisfied all of its obligations and liabilities to pay superannuation contributions, including all contributions (a) determined under the Superannuation Guarantee (Administration) Act 1992 (Cth) (including contributions made when due at not less than the prescribed minimum level required for each current or former employee and each person who is or was an employee for the purposes of that Act, in compliance with all applicable requirements, so as to avoid any liability for Superannuation Guarantee Charge), or (b) prescribed or required under (i) any industrial instrument, (ii) any contract or arrangement with an employee, director, contractor or consultant, (iii) any arrangement with the trustee of any superannuation fund, which are due and payable as at the Closing. No disputes, actions, claims, audits or investigations with respect to the Plans (other than routine claims for benefits) are pending or, to the Company’s Knowledge, threatened, and the Company is not aware of any internal underpayment investigations or matters relating to the underpayment of superannuation in respect of any current or former employee or any person who is or was an employee for the purposes of the Superannuation Guarantee (Administration) Act 1992 (Cth).

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(iv) No Plan provides health, medical, accident, life insurance or other “welfare-type” benefits with respect to current or former employees or service providers of any Target Company beyond their retirement or other termination of service, other than statutory continuation rights (if any) at the cost of the covered individual.

(v) Each Plan has been established, funded, administered and maintained, in form and operation, in compliance in all material respects with its terms and all applicable laws and regulations. No Target Company has incurred and does not expect to incur any material penalty or Tax (whether or not assessed).

(vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (whether alone or in combination with any other event): (i) entitle any current or former director, officer, employee or individual independent contractor of any Target Company to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits or increase the amount of compensation due to any such individual, (iii) result in any forgiveness of indebtedness of any such individual or trigger any funding obligation under any Plan or (iv) result in any “ parachute” or similar payment or benefit.

(vii) No Target Company has an obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual in respect of any compensation or benefit arrangement

(viii) No Plan has or has had any participating employers other than the applicable Target Company.

(ix) Each Target Company has identified all independent contractors and consultants engaged to perform services for it. To the Company’s Knowledge, no independent contractor or is or has been an employee of any Target Company at law. To the extent any such individual is or has been taken to be an employee for the purposes of the Superannuation Guarantee (Administration) Act 1992 (Cth), such individual has been correctly treated as an employee for those purposes and all required superannuation contributions in respect of that individual have been made when due.

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(v) Customers and Vendors.

(i) Schedule 4(v)(i) contains a true, complete and accurate list of (A) the ten (10) largest customers (consolidating into a single customer all affiliated customers) of the Target Companies, taken as a whole, by the aggregate dollar value of sales by the Target Companies, taken as a whole, during the 12 month period ended December 31, 2025 and the January 1, 2026 month period ended February 20, 2026 (each a “Top Customer”) and (B) with respect to each Top Customer, the aggregate dollar value of such sales. No Top Customer has terminated or adversely modified the amount, frequency or terms of the business such Top Customer conducts with the applicable Target Company. No Target Company has received any notice, nor does any Target Company have any Knowledge, that any such Top Customer intends to terminate or adversely modify the amount, frequency or terms of the business such Top Customer conducts with the Target Companies. No Target Company has any outstanding material dispute with a Top Customer.

(ii) Schedule 4(v)(ii) contains a true, complete and accurate list of (A) the ten (10) largest vendors to the Target Companies, taken as a whole, by the aggregate dollar value of purchases by the Target Companies, during the 12 month period ended December 31, 2025 and the January 1, 2026 month period ended February 20, 2026 (each a “Top Vendor”) and (B) with respect to each Top Vendor such aggregate dollar value of purchases. No Top Vendor has terminated or adversely modified the amount, frequency or terms of the business such Top Vendor conducts with any Target Company. No Target Company has received any notice, nor does any Target Company have any Knowledge, that any Top Vendor intends to terminate or adversely modify the amount, frequency or terms of the business such Top Vendor conducts with the Target Companies. No Target Company has any outstanding material dispute with a Top Vendor, and no Target Company has any Knowledge of any material dissatisfaction on the part of any Top Vendor. Since December 31, 2025, the Company has not experienced any shortages of supplies and no Target Company has received any notice of any current or threatened shortage of supplies.

(w) Affiliate Interests. Except as set forth on Schedule 4(w), no Related Party (i) is a party to any contract (whether written or otherwise) or other business relationship with any Target Company (other than employment related arrangements), (ii) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, vendor, supplier, licensor, distributor, lessor, independent contractor or customer of any Target Company or (B) any other entity in any business arrangement or relationship with any Target Company; provided, however, that the passive ownership of securities listed on any national securities exchange representing less than 2% of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person, (iii) has any interest in any property, asset or right used by any Target Company or necessary or desirable for the Business, (iv) has outstanding any Indebtedness owed to any Target Company or (v) has received any funds from any Target Company since the date of the Latest Balance Sheet, except for employment-related compensation received in the Ordinary Course. Except as set forth on Schedule 4(w), no Target Company has any Liability or any other obligation of any nature whatsoever to any Related Party, except for employment-related Liabilities and obligations incurred in the Ordinary Course.

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(x) Governmental Permits. The Company holds and is in compliance with all Permits of all non-U.S., federal, state and local Governmental Authorities required for the conduct of its business and the ownership of its properties, and Schedule 4(x) sets forth a list of all of such Permits. No written notices have been received by any Target Company alleging the failure to hold any of the foregoing. All of such Permits, are valid and in full force and effect and will be available for use by the Target Companies immediately after the Closing. Each Target Company and its employees have fulfilled and performed in all material respects their respective obligations under each such Permits and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under any such Permits. There is no proceeding pending or threatened to revoke, modify or otherwise fail to renew any such Permit.

(y) Product Warranty; Product Liability.

(i) Each product sold, licensed or provided by the Target Companies to a customer and each service performed by the Target Companies has been in material conformity with all applicable contractual commitments (including express warranties) made by the Target Company to a contract counterparty, and no Target Company has any material liability for replacement or repair thereof or other damages in connection therewith other than those occurring in the Ordinary Course.

(z) Sanctions, Export and Import Controls.

(i) Each Target Company is and since its formation, has been in compliance with: (A) all applicable sanctions laws, including the U.S. economic sanctions laws and regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State, (B) all applicable export control laws and regulations, including the Export Administration Regulations administered by the U.S. Department of Commerce (“Commerce”) and (C) the anti-boycott regulations administered by Commerce and the U.S. Department of the Treasury (collectively, the “Customs & International Trade Laws”), related to the regulation of exports, re-exports, transfers, releases, shipments, transmissions, imports or similar transfer of goods, technology, software or services, or any other transactions or business dealings, by or on behalf of the Company. Without limiting the foregoing, no Target Company has submitted any disclosures nor received any notice that it is subject to any civil or criminal investigation, proceeding, audit or any other inquiry, or has conducted any internal investigation concerning, or is aware of any allegation involving or otherwise relating to, any alleged or actual violation of the Customs & International Trade Laws.

(ii) Neither any Target Company nor any of its equityholders, directors, officers, employees, agents, distributors, resellers or any other Person acting for, at the direction, or on behalf of any of them has been or is a Sanctioned Person. There is no pending or, to the Company’s Knowledge, threatened Action pending against or investigation by a Governmental Authority of, any Target Company, nor is there any order imposed (or, to the Company’s Knowledge, threatened to be imposed) upon any Target Company by or before any Governmental Authority, in each case, in connection with an alleged violation of Customs & International Trade Laws.

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(aa) Anti-Corruption Matters.

(i) Since its formation, neither any Target Company nor any of the Sellers (in connection with or relating to the business of the Target Companies), its officers, directors or employees has, and to the Company’s Knowledge, no agents or other Persons, while acting for or on behalf of any Target Company has, directly or indirectly, violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other anti-corruption, anti-money laundering or anti-bribery law (collectively, the “Anti-Corruption Laws”). No Target Company has, nor has it historically had, any direct or indirect business or dealings in or with any Sanctioned Country, or with or for the benefit of any Sanctioned Person.

(ii) To the Company’s Knowledge, there is no current investigation, allegation, request for information or other inquiry by any Governmental Authority regarding the actual or possible violation of the Anti-Corruption Laws by any Target Company and no Target Company has received any written notice that there is any investigation, allegation, request for information or other inquiry by any Governmental Authority regarding an actual or possible violation of the Anti-Corruption Laws.

(bb) Government Contracts. With respect to Government Contracts within the past three (3) years: (i) each Target Company has maintained necessary and adequate performance qualifications, certifications, approvals, policies and controls to ensure, and has been in, material compliance with contract requirements, laws and regulations pertaining to Government Contracts; (ii) representations and certifications applicable to such Government Contracts or to bids or proposals for prospective Government Contracts were accurate in all material respects when made; (iii) invoices submitted were accurate in all material respects and any required adjustments have been promptly reported and credited to the customer; (iv) no Target Company has made or submitted any express or implied false or fraudulent claim or statement to any Governmental Authority or any higher-tier contractor in connection with a Government Contract or with respect to the issuance or approval of any Government Contract; (v) no Government Contract was awarded on the basis of any “Small Business” or preferred bidder designation (and no Target Company’s expected sales revenue will be diminished as a result of any loss of such status in connection with the transactions contemplated hereby) or provides for payment on the basis of incurred costs or was based on a disclosure of internal costs or the pricing offered to other customers or a pricing guarantee, or includes a duty to accumulate, allocate or report costs of performance; (vi) no Target Company has asserted or received written notice of an alleged material violation or breach of representation, certification, disclosure obligation or contract term, condition, clause, provision or specification with any respect to a Government Contract, nor any written notice of breach or for cure, show cause, deficiency, default, termination, inaccurate certification, improper billing, false or reckless claim, false statement, fraud, kickback or violation of law arising under or related to a Government Contract or to bids or proposals for prospective Government Contracts, nor are there any related pending claims, disputes, litigation or administrative or judicial proceedings, arbitrations or mediations; (vii) neither any Target Company nor its officers, directors, principals, owners, managers nor (to the Company’s Knowledge) employees or agents has been suspended, debarred or excluded by a Governmental Authority (nor to the Company’s Knowledge, been threatened with suspension, debarment or exclusion) nor been in violation of any applicable restriction on conflict of interest, lobbying, political activity or the offering or giving of anything of value to a representative of a Governmental Authority; and (viii) no Target Company has received or provided written (nor to the Company’s Knowledge, any oral) notice of audit or investigation by a Governmental Authority in connection with a Government Contract.

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(cc) Brokers’ Fees. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other document contemplated hereby based on any contract to which any Target Company is a party or that is otherwise binding upon any Target Company.

(dd) Officers, Directors and Bank Accounts. Schedule 4(dd) sets forth all officers and directors of each Target Company and each bank, deposit, lock-box or cash collection account of such Target Company, including the title and number of the account and the financial or other institution at which it is located.

(ee) Conversion of the Preferences Shares. The Preference Shares are validly convertible into Ordinary Shares in accordance with the Company’s constitution (as amended by the shareholders’ resolution dated on or about 30 August 2023) and their terms of issue, and no further shareholder, board, third-party or regulatory approval (other than any approval within the control of the Company post-Closing) is required to effect such conversion. Further, the conversion of the Preference Shares into Ordinary Shares solely in accordance with their terms will not give rise to any Tax liability for the Parent or the Buyer.

(ff) NO OTHER REPRESENTATIONS. OTHER THAN AS EXPRESSLY SET FORTH IN THIS SECTION 4, NEITHER THE COMPANY, ANY SELLER, ANY AFFILIATES OF THE COMPANY OR A SELLER, NOR ANY OTHER PERSON ACTING ON BEHALF OF THE COMPANY, ANY SELLER OR ANY AFFILIATES OF THE COMPANY OR A SELLER, MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR ITS BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, AND ALL OF SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS, WARRANTIES AND STATEMENTS OF ANY KIND MADE WITH RESPECT TO THE COMPANY AND ON WHICH PARENT OR BUYER MAY RELY IN CONNECTION WITH THE TRANSACTIONS.

Section 5. Representations and Warranties of the Sellers and the Preference Sellers. As a material inducement to Parent and Buyer to enter into and perform their obligations under this Agreement, each Seller and each Preference Seller, severally and not jointly, represents and warrants to Parent and Buyer (in respect of himself, herself or itself only and not with respect to any other Seller or Preference Seller) that, except as set forth on the Disclosure Schedules, which such exceptions and statements shall be deemed to be part of the representations and warranties made hereunder, as follows:

(a) Capacity of a corporate Seller or a Preference Seller. Where the Seller or the Preference Seller (as applicable) is a corporation, it is a company properly incorporated and validly existing under the laws of the country or jurisdiction of its incorporation.

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(b) Authorization of Transaction. The Seller or the Preference Seller (as applicable) has full power and authority to execute and deliver this Agreement, to consummate the Transactions and to perform his, her or its obligations hereunder and under this Agreement. This Agreement has been duly executed and delivered by such Seller or Preference Seller (as applicable), constitutes a valid and binding obligation of such Seller or Preference Seller (as applicable), and is enforceable against such Seller or Preference Seller (as applicable) in accordance with its terms and conditions (except that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforcement of the rights of creditors generally, and the availability of equitable remedies, including, without limitation, specific performance and injunctive relief).

(c) Noncontravention. The execution and delivery of this Agreement and compliance with the provisions hereof do not and will not (i) violate law or other restriction to which such Seller or Preference Seller (as applicable) is subject or (ii) result in a breach or acceleration of or create in any party the right to accelerate, terminate, modify, or require any notice under any material agreement, or other material arrangement by which such Seller is bound or to which any of such Seller’s or Preference Seller’s (as applicable) assets are subject. Such Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in connection with its execution and delivery of this Agreement. There are no actions, suits or proceedings pending or, to the knowledge of such Seller or Preference Seller (as applicable), threatened against Seller or Preference Seller (as applicable) at law or in equity, or before any Governmental Authority, which challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions or the consummation of the Transactions.

(d) Brokers’ Fees. Seller or Preference Seller (as applicable) has no obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions or any other document contemplated hereby or thereby based on any contract to which such Seller is a party or that is otherwise binding upon such Seller or Preference Seller (as applicable).

(e) Beneficial Ownership. Such Seller or Preference Seller (as applicable) holds of record and owns beneficially the Preference Shares, Ordinary Shares and/or Options (as applicable) held by him, her or it free and clear of any Liens or any restrictions on transfer (other than any restrictions under the Securities Act, and state securities laws), options, warrants rights, calls, commitments, proxies or other contract rights. Such Seller or Preference Seller (as applicable) is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Preference Shares, Ordinary Shares or any Options. Such Seller or Preference Seller (as applicable) is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of Ordinary Shares.

(f) Litigation. There are no Actions pending or, to the knowledge of such Seller or Preference Seller (as applicable), threatened against such Seller or Preference Seller (as applicable), at law or in equity, or before or by any Governmental Authority that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

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(g) Adequacy of Information. Such Seller or Preference Seller (as applicable) (i) hereby acknowledges that it has adequate information concerning the business and financial condition of the Company to make an informed and adequate decision regarding the Transactions independently without reliance on the Company or any other Seller or Preference Seller and has made its own analysis and decision to approve the Transactions and this Agreement and to execute this Agreement, and (ii) has consulted with (or has had the opportunity to but has decided not to) his, her or its own legal counsel and financial advisors regarding this Agreement and the Transactions.

(h) Solvency. No Insolvency Event has occurred, or is threatened or reasonably likely to occur, in relation to the Seller or Preference Seller (as applicable).

(i) Accredited Investor Status. Such Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(j) Investment Intent. Such Seller is acquiring Parent Common Stock for such Seller’s own account for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof in violation of federal or state securities laws. Such Seller acknowledges that the securities have not been registered under the Securities Act and may not be transferred or sold except pursuant to the registration provisions of the Securities Act or an applicable exemption therefrom.

(k) Terms of the Preference Shares. The rights attaching to the Preference Shares are as set out in the Company’s constitution (as amended by the shareholders’ resolution dated on or about 30 August 2023), and no other agreement, arrangement or understanding (whether written or unwritten) modifies, restricts or affects those rights.

(l) NO OTHER REPRESENTATIONS. OTHER THAN AS EXPRESSLY SET FORTH IN THIS Section 5, NEITHER SELLERS, PREFERENCE SELLERS, ANY AFFILIATES OF THE SELLERS OR THE PREFERENCE SELLERS, NOR ANY OTHER PERSON ACTING ON BEHALF OF THE SELLERS OR THE PREFERENCE SELLERS, MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SELLERS, THE PREFERENCE SELLERS, OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, AND ALL OF SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Section 5 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS, WARRANTIES AND STATEMENTS OF ANY KIND MADE WITH RESPECT TO THE SELLERS AND THE PREFERENCE SELLERS AND ON WHICH PARENT OR BUYER MAY RELY IN CONNECTION WITH THE TRANSACTIONS.

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Section 6. Representations and Warranties of Parent and Buyer. As a material inducement to the Company and each of the Sellers to enter into and perform their obligations under this Agreement, Parent and Buyer represent and warrant to the Company, the Sellers and the Preference Sellers as follows:

(a) Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization of Transaction. The execution, delivery and performance by Parent and Buyer of this Agreement, each other agreement, document or instrument contemplated hereby, the consummation of the Transactions contemplated hereby or thereby have been duly and validly authorized by Parent and Buyer. This Agreement has been duly executed and delivered by Parent and Buyer and this Agreement constitutes, and each other agreement, document or instrument contemplated hereby upon execution and delivery by Parent and Buyer will each constitute, a valid and binding obligation of Parent and Buyer, as applicable, enforceable against Parent and Buyer in accordance with its terms, subject only to the effect, if any, of applicable bankruptcy and similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Noncontravention. Neither the execution and the delivery of this Agreement and each other agreement, document or instrument contemplated hereby to which Parent is a party, nor the consummation of the transactions contemplated hereby or thereby, shall (i) violate any law or other restriction to which Parent or Buyer is subject or any provision of its articles of incorporation or certificate of incorporation, respectively, or its bylaws or (ii) result in a breach or acceleration of, or create in any party the right to accelerate, terminate, modify or require any notice under any material agreement, or other arrangement by which it is bound or to which any of its assets are subject. Neither Parent nor Buyer is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Governmental Authorities and Consents. No Permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement, or any other agreement, document or instrument by Parent or Buyer or the consummation by Parent or Buyer of the transactions contemplated hereby.

(e) Litigation. There are no Actions pending or, to the knowledge of Parent, threatened by, against or affecting Parent or Buyer, or before or by any Governmental Authority that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

(f) Brokers’ Fees. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other document contemplated hereby based on any contract to which Parent or Buyer is a party or that is otherwise binding upon Parent or Buyer.

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(g) Stock Consideration. The shares of Parent Common Stock to be issued by Parent in respect of the Stock Consideration have been duly authorized and, upon consummation of the Transactions and the issuance of such shares pursuant to and in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances other than restrictions on transferability under U.S. securities laws and liens and encumbrances incurred therefor by the Sellers. As of the date hereof, Parent has reserved out of its authorized but unissued shares of Parent Common Stock, a sufficient number of shares of Parent Common Stock to issue all of the shares constituting the Stock Consideration.

(h) SEC Filings. Parent has filed or furnished all forms, reports, schedules, statements, and other documents required to be filed or furnished by Parent with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2024 (collectively, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, as of their respective filing dates (or, if amended or superseded by a subsequent filing prior), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i) NO OTHER REPRESENTATIONS. OTHER THAN AS EXPRESSLY SET FORTH IN THIS SECTION 6, NEITHER PARENT, BUYER, ANY OF THEIR AFFILIATES NOR ANY OTHER PERSON ACTING ON BEHALF OF PARENT, BUYER OR ANY OF THEIR AFFILIATES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO PARENT, BUYER OR ANY OF THEIR AFFILIATES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, AND ALL OF SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 6 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS, WARRANTIES AND STATEMENTS OF ANY KIND MADE WITH RESPECT TO PARENT OR BUYER AND ON WHICH THE COMPANY OR ANY EQUITYHOLDER MAY RELY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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Section 7. Indemnification.

(a) Survival. All of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect. Notwithstanding the foregoing or anything to the contrary contained herein, no Party shall be entitled to recover for any Loss arising from or relating to a breach or alleged breach of representations and warranties set forth in Sections 4, 5(a) or 6, or any covenants set forth herein, unless written notice thereof is delivered to the other Parties on or prior to the Applicable Limitation Date; provided, that if written notice of such breach or alleged breach is given to such other Parties on or prior to the Applicable Limitation Date, such representation or warranty shall continue to survive. For purposes of this Agreement, the term “Applicable Limitation Date” shall be the date that is twelve (12) months after the Closing Date; provided, that the Applicable Limitation Date with respect to the following Losses shall be: (i) with respect to any Loss arising from or related to a breach, alleged breach or inaccuracy of a Company Fundamental Representation or the representations and warranties of the Sellers set forth in Section 5, the Applicable Limitation Date shall be the date that is six (6) years following the Closing Date; (ii) with respect to any Loss arising from or related to a breach or alleged breach of Section 4(n) (Tax Matters), the Applicable Limitation Date shall be the date that is 60 days following the expiration of the statute of limitations (after giving effect to any waiver, modification, tolling or extension thereof), if any, applicable to the subject matter set forth therein; (iii) with respect to any Loss arising from or related to a breach or alleged breach of the representations and warranties of Parent or Buyer set forth in Sections 6(a) (Organization), 6(b) (Authorization of Transaction), or 6(c) (Noncontravention), the Applicable Limitation Date shall be the date that is six (6) years following the Closing Date; and (iv) all covenants set forth in this Agreement shall survive in accordance with their terms. Notwithstanding anything in this Section 7(a) to the contrary, in the event that (A) any Loss results from Fraud in the making of any representation or warranty by the Company, or (B) any Loss results from Fraud in the making of any representation or warranty by Parent or Buyer, any Claim in respect of such Fraud may be made at any time.

(b) Indemnification.

(i) Each of the Sellers, severally (and not jointly), pro rata based upon each such Seller’s Pro Rata Share, shall indemnify and hold harmless Parent, Buyer and each of their directors, managers, officers, equityholders, employees and Affiliates (including, after the Closing, the Company) (collectively, as the case may be, the “Parent Group”), against, and will pay, compensate and reimburse the Parent Group, any Loss, which they may suffer, sustain or become subject to as a result of a breach by the Company or inaccuracy of any representation or warranty as set forth in Section 4, a breach or by the Sellers or inaccuracy of any representation or warranty as set forth in Section 5, a breach by the Company of any covenant or agreement made by the Company contained in this Agreement, any Indebtedness of the Company or any Transaction Expenses outstanding as of the Closing, solely to the extent such amount is not factored into the determination of the Aggregate Consideration, any claims by any current, past or putative holder of the Preference Shares and the Ordinary Shares, including as a result of or in connection with the transactions contemplated hereby, or the exercise of appraisal rights (net of any amount that would otherwise have been payable to the holder of Ordinary Share pursuant to this Agreement), any claims relating to the Transactions, including under a theory of breach of fiduciary duty, aiding and abetting any such alleged breach or otherwise, or any distribution of the Aggregate Consideration to the Sellers, any claims by any current, past or putative holder of Options or other stock options including as a result of or in connection with any distribution of the Aggregate Consideration, Pre-Closing Taxes, the litigation cases set forth on Schedule 4(s), or all Liabilities arising out of or relating to the grant of any stock options to, or the exercise of any stock options by, any current or former service provider of the Company or any of its Subsidiaries in calendar year 2026, including any Taxes arising out of any reporting or withholding failures with respect thereto and any employer payroll Taxes with respect thereto.

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(ii) Each Preference Seller, severally (and not jointly), shall indemnify and hold harmless Parent and Buyer against, and will pay, compensate and reimburse the Parent and Buyer for, any Loss, which they may suffer, sustain or become subject to as a result of a breach by the Preference Seller or an inaccuracy of any representation or warranty provided by them as set forth in Section 5.

(iii) Buyer shall indemnify and hold harmless each Seller and each Preference Seller against any Losses which it may suffer, sustain or become subject to as a result of (A) a breach by Parent or Buyer of any representation or warranty set forth in Section 6 or (B) a breach by Parent or Buyer of any covenant or agreement contained in this Agreement; provided, that this clause (ii) shall not derogate from the Parent Group’s rights or recoveries pursuant to Section 7(b)(i) above.

(iv) For purposes of Section 7(b)(i) and Section 7(b)(ii), in calculating the amount of any Loss with respect to any breach or alleged breach of any representation or warranty, all qualifications in such representation or warranty referencing the terms “material”, “materiality”, “Material Adverse Effect” or other terms of similar import or effect shall be disregarded, except that the foregoing shall not apply to the representations and warranties contained in the first sentence of Section 4(g) as to the occurrence of a Material Adverse Effect. For the avoidance of doubt, this clause shall not apply in determining whether there has been a breach of any representation or warranty.

(v) Notwithstanding anything in this Agreement to the contrary, except for claims based on Fraud, no member of the Parent Group shall be entitled to recover under Section 7(b)(i)(A) (other than Company Fundamental Representations or the representations and warranties set forth in Section 4(n)) for any Losses arising from or relating to a breach or inaccuracy of representations and warranties set forth in Section 4 unless and until (A) the aggregate Losses suffered by the Parent Group exceeds $500,000 (the “Deductible”), whereupon the full amount of such Losses shall be recoverable from the first dollar in accordance with the terms hereof, and (B) the aggregate amount of such Losses for which the Parent Group shall be entitled to indemnification under Section 7(b)(i)(A) (other than Company Fundamental Representations or the representations and warranties set forth in Section 4(n)) shall not exceed $3,200,000 (the “Cap”).

(vi) With respect to each Seller, except for claims based on Fraud by such Seller, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7(b)(i), shall not exceed the Initial Consideration and any Deferred Consideration Payment actually received by such Seller. For the purposes of calculating each Seller’s aggregate liability under this Section 7(b)(vii), any amount of Deferred Consideration Payment that is set off by Buyer against such Seller’s indemnification obligations in accordance with Section 1(m)(i)(B) shall be deemed to have been “actually received” by such Seller.

(vii) With respect to each Preference Seller, except for claims based on Fraud by such Preference Seller, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7(b)(i), shall not exceed the Net Preference Payment Amount actually received by such Preference Seller pursuant to Section 1(d).

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(viii) Any Person making a claim for indemnification under this Section 7 (an “Indemnified Party”) must give the Person against whom such claim of indemnification is asserted under this Section 7 (the “Indemnifying Party”) written notice of such claim describing with reasonable specificity, the nature of such claim, the amount of the Losses related to such claim (to the extent that determinable at such time) and the basis of the Indemnified Party’s claim for indemnification (a “Claim Notice”) within (x) thirty (30) days after the Indemnified Party receives notice from a third party with respect to any matter which may give rise to a claim for indemnification against the Indemnifying Party (a “Third Party Claim”) or (y) promptly after the Indemnified Party becomes aware that it has suffered Losses that do not result from a Third Party Claim; provided, that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this, except to the extent such claim is materially prejudiced as a result thereof. Within thirty (30) days after receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party may assume the defense of such matter; provided, that (A) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party, (B) the Indemnifying Party fully acknowledges and agrees in writing to its indemnification obligations to the Indemnified Party with respect to such Third Party Claim and provides evidence of its ability to satisfy such obligation, in each case, in form and substance reasonably satisfactory to the Indemnified Party, (C) the Indemnified Party may participate in the defense of such Third Party Claim, at its own expense, with co-counsel of its choice to the extent that the Indemnified Party believes, in its sole discretion, that such matter shall affect its ongoing business, and (D) the Indemnifying Party may not consent to the entry of any judgment with respect to the Third Party Claim or enter into any settlement with respect to the Third Party Claim which does not include a provision whereby the plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all Liability and obligations with respect thereto. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to assume or control, and the Indemnified Party shall be entitled to maintain or assume sole control over (at the Indemnifying Party’s sole expense), the defense or settlement of any Third Party Claim if: (1) such Third Party Claim involves any criminal or quasi-criminal actions or allegations of any criminal or quasi-criminal conduct, (2) such Third Party Claim primarily seeks specific performance, an injunction or any other equitable relief; (3) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would have a material and adverse impact on the business of the Indemnified Party; (4) the Indemnified Party (if a member of the Parent Group) reasonably believes that potential Losses relating to such Third Party Claim could exceed the maximum amount that such Indemnified Party would then be entitled to recover under this Section 7; (5) the Indemnified Party has been advised in writing by counsel reasonably acceptable to the Indemnifying Party that there are one or more legal or equitable defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party and, in the reasonable opinion of such counsel to the Indemnified Party, counsel for the Indemnifying Party should not represent the interests of the Indemnified Party because such interests are in conflict with those of the Indemnifying Party under the rules of professional conduct; or (6) such Third Party Claim relates to a material regulatory matter, material customer or material vendor of Parent, the Company or any of their respective Affiliates. If, within thirty (30) days after receipt of a Claim Notice, the Indemnifying Party does not assume the defense of the Third Party Claim, the Indemnified Party may defend against such Third Party Claim in any manner that it reasonably may deem appropriate and may consent to the entry of any judgment with respect to such Third Party Claim or enter into any settlement with respect to the matter with the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed); provided, however, that the consent of the Indemnifying Party shall not be required if a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnifying Party from all liabilities and obligations in connection with such Third Party Claim. The Indemnified Party shall cooperate with the Indemnifying Party in all matters arising under this Section 7(b) or Section 8. The Indemnified Party and the Indemnifying Party shall render to each other such assistance as may reasonably be required of each other in order to ensure proper and adequate defense of any Third Party Claim subject to this Section 7. To the extent that the Indemnified Party or the Indemnifying Party does not participate in the defense of a particular Third Party Claim, the party so proceeding with such Third Party Claim shall keep the other party reasonably informed of all material developments and events relating to such Third Party Claim. Notwithstanding the foregoing, in respect of any Third Party Claim or indemnification claim for which a Preference Seller is an Indemnifying Party, neither the Sellers’ Representative nor any Seller shall have the right to assume the defence of, or to settle, compromise or otherwise resolve, such claim on behalf of such Preference Seller without the prior written consent of such Preference Seller. No settlement, compromise or other resolution of any indemnification claim against a Preference Seller shall be binding on such Preference Seller unless such Preference Seller has consented thereto in writing.

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(ix) In respect of any claim for indemnification against a Preference Seller, the Indemnified Party shall deliver the Claim Notice directly to such Preference Seller at the address set out in Section 9(g) (and not to the Sellers’ Representative). A Claim Notice delivered to the Sellers’ Representative shall not constitute valid notice to any Preference Seller.

(x) If a Party is liable to make an indemnification payment made pursuant to this Section 7 or otherwise in this Agreement, such payment shall be increased by such additional amount as is necessary to ensure that the net amount retained by the recipient (or any Tax group to which the recipient is a member) after any Tax suffered by the recipient (or any Tax group to which the recipient is a member) equals the amount the recipient (or any Tax group to which the recipient is a member) would have received and retained had Tax not been suffered by the recipient (or any Tax group to which the recipient is a member) on the payment.

(xi) If a Party is liable to make an indemnification payment under this Agreement, the amount of such payment shall be reduced by any benefit accruing from the subject matter of that indemnification payment to the recipient including any Tax Relief, but only to the extent that the indemnified Party has actually realized and received a direct financial benefit arising from the same matter giving rise to the indemnified claim, arising from the indemnified claim itself, or has actually realized and received such benefit in cash (or cash equivalent) in respect of the financial year in which the indemnification payment is made (or an earlier financial year). Any such reduction shall: (A) be limited to the amount of the net benefit actually received in cash (or cash equivalent) for the financial year in which the indemnification payment is made (or an earlier financial year); (B) take into account all reasonable third-party costs, expenses and Taxes incurred in obtaining or realizing that benefit; and (C) in the case of any Tax Relief, apply only to the extent that the Tax Relief has been actually obtained and utilized to reduce Taxes payable (or is available to be utilized for the financial year in which the indemnification payment is made), and shall not apply to any relief that is contingent, deferred, speculative or capable of being lost, denied or clawed back in the future.

(xii) Unless otherwise required by applicable law, all indemnification payments made pursuant to this Section 7 or otherwise in this Agreement (including, but not limited to, Section 7(b)(x)) will be adjustments to the Aggregate Consideration (including for all Tax purposes, neither party shall take any position inconsistent with such purchase price for all Tax purposes), and neither party shall take any position inconsistent with such characterization.

(xiii) For purposes of calculating the amount of Loss incurred by an Indemnified Party for purposes of this Agreement, such amount shall be reduced by the amount of any insurance proceeds, indemnity payments, contribution payments or other similar payments actually paid to such Indemnified Party in respect of such Loss, net of any deductible, costs and expenses of enforcement and collection, deductibles and retro-premium adjustments, if applicable. In the event the Indemnified Party actually receives any insurance proceeds, indemnity payments, contribution payments or other similar payments from any third party with respect to any Loss after the applicable indemnification payment is made by the Indemnifying Party to it with respect to such Loss, then the Indemnified Party shall promptly pay to the Indemnifying Party the amount (the “Excess Amount”) by which (1) such recovery (in each case, net of costs and expenses of enforcement and collection, deductibles and retro-premium adjustments, if applicable) plus the aggregate amount paid by the Indemnifying Party to the Indemnified Party with respect to such Loss exceeds (2) the aggregate amount of such Loss of the Indemnified Party (determined without giving effect to the reduction provisions of the preceding sentence); provided that, in no event shall such Excess Amount exceed the indemnification amount previously so paid by the Indemnifying Party to the Indemnified Party in respect of the applicable indemnified Losses.

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(xiv) Each Seller and Preference Seller hereby agrees, on behalf of itself and its Affiliates, including its equityholders, that such Seller or Preference Seller (as applicable) will not make any claim for indemnification against the Company or any of its Affiliates by reason of the fact that any of such Persons was an equityholder, partner, director, manager, officer, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, director, manager, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any member of the Parent Group against such Seller (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise).

(xv) Subject to the applicable limitations on liability in this Section 7, from and after the Closing, any indemnification to which a member of the Parent Group is entitled under this Section 7 shall be satisfied by each Seller in accordance with such Seller’s Pro Rata Share (A) in the form of cash by wire transfer of immediately available funds to an account designated in writing by Parent, (B) through the forfeiture of the Parent Common Stock held by such Seller at a valuation equal to the 20 Trading Day VWAP, or (C) through the exercise of Parent’s and Buyer’s right of set-off against Contingent Consideration in accordance with Section 1(n). Any indemnification obligation payable pursuant to this Section 7 in the form of cash shall be effected by wire transfer of immediately available funds to an account designated by Buyer or by the Sellers’ Representative (for further distribution to the Sellers and Preference Seller (as applicable)), as the case may be, within five (5) Business Days after the determination thereof, whether pursuant to a final judgment, settlement or agreement among the Parties. Notwithstanding the foregoing, any indemnification obligation payable by Buyer to a Preference Seller pursuant to this Section 7 shall be effected by transfer of immediately available funds directly to such Preference Seller to an account designated by such Preference Seller in writing to Buyer. Any indemnification obligation payable by a Preference Seller to a member of the Parent Group pursuant to this Section 7 shall be effected by transfer of immediately available funds to an account designated in writing by Buyer, and shall not be subject to any set-off against Contingent Consideration or forfeiture of Parent Common Stock.

(xvi) Notwithstanding anything herein to the contrary, the representations, warranties and covenants set forth herein, and the Parent Group’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation, inquiry or examination made for or on behalf of any member of the Parent Group, or by reason of the fact that such member of the Parent Group or any of its officers, directors, managers, equityholders, employees or agents knew or should have known at any time that any such representation, warranty or covenant is, was or might be inaccurate, or by reason of the acceptance by such member of the Parent Group of any certificate or opinion hereunder.

(xvii) Other than in the case of Fraud, each of the Parties acknowledges and agrees that the indemnification provisions set forth in this Section 7 shall be the exclusive remedy of the Parties with respect to any breaches or alleged breaches of the representations, warranties, covenants or agreements set forth in this Agreement, it being agreed that nothing herein shall limit or impair any Party’s right to obtain specific performance, injunctive relief, or any other equitable remedies to which such Person shall be entitled (including the rights of each party to seek specific performance pursuant to Section 8(g)).

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(xviii) Notwithstanding anything in this Agreement to the contrary, the Sellers and the Preference Sellers shall not be liable for, and no member of the Parent Group shall be entitled to indemnification in respect of, any Loss to the extent such Loss arises out of, results from, or is increased by (A) any act, omission or transaction taken by Parent, Buyer, the Company (after the Closing) or any of their respective Affiliates on or after the Closing Date (other than actions required by this Agreement), (B) any act, omission or transaction taken by the Company prior to the Closing at the written request or written direction of Parent or Buyer, or (C) any adoption of a Tax position by the Buyer that is inconsistent with the position adopted by the Sellers, unless required by Law. For the avoidance of doubt, this Section 7(b)(xviii) shall not limit the liability of the Sellers for any Losses to the extent resulting from any action or omission of the Company prior to the Closing except to the extent Parent or Buyer expressly directed such action or omission in writing.

(xix) Notwithstanding anything in this Agreement to the contrary, the Sellers and Preference Seller shall not be liable for, and no member of the Parent Group shall be entitled to indemnification in respect of, any Loss to the extent such Loss would not have arisen but for, or is increased as a result of, any change in Law, or any change in the interpretation, administration or enforcement of any Law, in each case first becoming effective or applicable after the Closing Date (or, if later, after the date of this Agreement), except to the extent such change in Law was expressly contemplated by this Agreement.

Section 8. Additional Agreements.

(a) Press Releases. No Party shall issue any press releases or other public announcements (including in any trade journal or other publication) of the transactions contemplated hereby shall be made without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, (i) Parent may issue any press release or make any filing as may be required to comply with the applicable requirements of any stock exchange on which its securities are listed, the SEC, or any Governmental Authority, and (ii) following Closing and after the public announcement of the Transactions, the Sellers’ Representative shall be permitted to announce that it has been engaged to serve as the Sellers’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

(b) Fees and Expenses. Except as otherwise expressly provided herein, each Party shall be solely responsible for and shall bear all of its own costs and expenses incident to its negotiation and preparation of this Agreement and to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of its counsel and independent public accountants; provided, that the Sellers shall be responsible for the Transaction Expenses.

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(c) Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer, on the one hand, and the Sellers, on the other hand, for certain Tax matters following the Closing Date:

(i) “Pre-Closing Taxes” shall mean (A) all Taxes (or the non-payment thereof) imposed on or with respect to the Target Companies for all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date (the “Pre-Closing Tax Period”) determined in accordance with Section 8(c)(ii) (including, for the avoidance of doubt, any Taxes arising as a result of the transactions that occur on or before Closing contemplated by this Agreement and any Taxes which relate to or are attributable to any act, transaction, matter, event or omission, or instruction, executed or performed, prior to Closing) excluding any Transaction Taxes payable by the Buyer under Section 8(i), (B) any and all Taxes of any members of an affiliated, consolidated, combined or unitary group of which a Target Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local or non-U.S. law or regulation) (C) any and all Taxes of any Person imposed on a Target Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes solely relate to an event or transaction occurring before the Closing between the Target Company and the Person directly liable for such Tax; and (D) any and all Taxes of the Sellers. Notwithstanding the foregoing, Pre-Closing Taxes shall not include (i) any Taxes to the extent on a dollar-for-dollar basis taken into account in the Final Transaction Expenses, Final Indebtedness, or otherwise in the Final Cash Consideration, in each case, as finally determined, (ii) any Taxes to the extent paid by the Sellers pursuant to this Section 8, (iii) Parent’s allocable portion of Taxes encompassed in Section 8(j), or (iv) Taxes resulting from any Parent Closing Date Transaction.

(ii) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any withholding Taxes, sales or use Taxes, and Taxes based on or measured by income, payroll or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (provided that any item determined on an annual or periodic basis (including amortization and depreciation deductions) for income Tax purposes shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period) and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(iii) Buyer shall prepare or cause to be prepared and file or caused to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Buyer shall provide such Tax Returns to the Sellers’ Representative at least twenty (20) days before filing in the case of an income Tax Return and at least seven (7) days before filing in the case of a non-income Tax Return for review and comment. Buyer shall consider in good faith any reasonable and timely comments made by the Sellers’ Representative. The Sellers shall promptly pay to Buyer all Taxes allocable to the Pre-Closing Tax Period (as determined under Section 8(c)(ii) hereof) at least five (5) days prior to the due date for the filing of any applicable income Tax Return and at least two (2) days prior to the date of filing in the case of a non-income Tax Return.

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(iv) Buyer, the Sellers’ Representative and the Company shall cooperate fully, as and to the extent reasonably requested by the other Parties (and at the requesting Party’s sole expense), in connection with the filing of any Tax Returns of the Target Companies or with any audit, litigation or other proceeding with respect to Taxes of a Target Company. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(v) Each of Buyer and the Sellers’ Representative shall, as applicable, notify the other Party within fifteen (15) days of either its receipt of any notice of any U.S. or non-U.S. federal, state or local audits, examinations, investigations or other proceedings relating to Taxes or Tax Returns of any Target Company for Pre-Closing Tax Periods (any such proceedings, a “Tax Contest”); provided, that the failure of Buyer to give such notice shall not release, waive or otherwise affect the Sellers’ or the Sellers’ Representative’s obligations with respect to this Agreement except and only to the extent that the Sellers are actually and materially prejudiced as a result of such failure. Buyer shall have the right to control any such Tax Contest and to employ counsel of its choice; provided, however, that (i) the Sellers’ Representative shall have the right to participate in any such Tax Contest, at its own expense, (ii) Buyer shall keep the Sellers’ Representative reasonably informed of the status of such Tax Contest (including providing the Sellers’ Representative with copies of all written correspondence regarding such Tax Contest), and (iii) if such Tax Contest would reasonably be expected to result in Sellers having an indemnification obligation pursuant to this Agreement, Buyer shall not settle, abandon, or otherwise resolve such Tax Contest without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed). The Parties each agree to consult with and to keep the other Parties informed on a regular basis regarding the status of any Tax Contest to the extent that such Tax Contest could affect a liability of such other Parties (including indemnity obligations hereunder). To the extent the provisions of this Section 8(c)(v) conflict with the provisions of Section 7(b)(vii), the provisions of this Section 8(c)(v) shall prevail.

(vi) All Tax allocation, sharing, indemnification or similar contracts or arrangements or any other contract or arrangement providing for payments in respect of Taxes or Tax benefits (excluding, in each case, agreements entered into in the Ordinary Course and the primary purpose of which is not related to Taxes) to which any Target Company is a party shall be terminated as of the Closing Date, and the Target Companies shall not have any further rights or liabilities thereunder. Any power of attorney with respect to Taxes or Tax Returns of the Target Companies will be terminated as of the Closing Date.

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(d) Confidentiality. Each Party shall keep, and shall cause each of its respective Affiliates, directors, managers, advisors, agents and representatives to keep, confidential all information and materials regarding each other Party. The Sellers and the Sellers’ Representative shall not, and shall not permit their respective Affiliates, trustees, directors, managers, advisors, representatives or agents to, disclose the terms and provisions of this Agreement that are not already generally available to the public without the prior written consent of Parent. Following the Closing, the Sellers and the Sellers’ Representative shall treat and hold as confidential any information concerning the Business and/or the affairs of the Company, including the terms and provisions of this Agreement, by virtue of the Sellers’ and the Sellers’ Representative’s ownership, management or provision of services to the Company or the Business before and after the Closing, that are not already generally available to the public (the “Confidential Information”) and refrain from using any of the Confidential Information except in connection with this Agreement. Notwithstanding anything to the contrary in this Agreement, (i) each Party may disclose Confidential Information to their respective tax, legal and accounting and other advisors (and, in the case of the Sellers’ Representative, to the Sellers) that need to know such information, each of whom is bound by customary confidentiality obligations, and (ii) no notice shall be required in the case of any disclosure of Confidential Information in connection with routine proceedings involving requests by Governmental Authorities having competent jurisdiction or as otherwise required by law.

(e) Further Assurances. As a material obligation of each Party to consummate the transactions contemplated by this Agreement, from time to time after the Closing, each Party shall at its own expense (i) cooperate with the other Party, (ii) perform any further act and (iii) execute and deliver such documents or instruments as may be reasonably requested by the other Parties in order to effectuate any transaction, act or agreement contemplated by this Agreement.

(f) Release. Effective upon the Closing, except with respect to any claim (i) constituting or involved in a Dispute (as defined below), (ii) for indemnification under the Company’s organizational documents, so long as such claim for indemnification does not arise out of any matter indemnified under Section 7 hereof, or (iii) with respect to a Seller who is an employee of the Company with respect to any rights to compensation or expense reimbursement, each Seller, on behalf of itself and its assigns and heirs, hereby unconditionally and irrevocably waives, releases and forever discharges the Company and each of its past and present directors, managers, officers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers and Affiliates from any and all Liabilities of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and such Seller shall not seek to recover any amounts in connection therewith or thereunder from the Company. Notwithstanding the foregoing, nothing herein releases any claim (a) to enforce any payment obligations of Parent or Buyer under Section 1; (b) arising from Fraud; (c) relating to disputes under Section 1(j), Section 1(l), or Section 1(m), or (d) arising from any breach of this Agreement by Parent or Buyer. Without limiting the generality of the foregoing, each Seller waives all rights under California Civil Code Section 1542 (or any similar provision of any other state law), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

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Such released Liabilities shall include, without limitation, any right to recover against the Company for any indemnification claims made against or paid by any Seller pursuant to Section 7. Each Seller understands that this is a full and final release of all claims, demands, causes of action and Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Company, except as expressly set forth in this Section 8(j)(iii). Each Seller represents that it is not aware of any claim by it other than the claims that are waived, released and forever discharged by this Section 8(j)(iii).

(g) Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party shall have the right, in addition to any other rights and remedies existing in such Party’s favor, to enforce such Party’s rights and each other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. If any such action is brought by a Party to enforce this Agreement, each of the other Parties hereby waives the defense that there is an adequate remedy at law.

(h) Termination of Certain Contracts. Each of the Sellers hereby agrees that each contract, agreement or arrangement (other than this Agreement) between the Company, on the one hand, and Seller or any of its controlled Affiliates, on the other hand (including those agreements, understanding and arrangements identified on Schedule 8(h)) shall be terminated effective as of and conditioned on the Closing and such Sellers, as applicable, shall execute and deliver, or cause to be executed and delivered, any further documentation reasonably requested by Buyer to give effect to or evidence the foregoing.

(i) Transfer Taxes.

(i) All transfer, documentary, sales, use, stamp, registration, conveyance or similar Taxes or charges arising out of the transactions contemplated hereby and all charges for or in connection with the recording of any document or instrument contemplated hereby, in each case if any, shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Sellers, if and when due. The party so required under applicable law will file all necessary Tax Returns and other documentation in connection with the Taxes and charges encompassed in this Section 8(i)(i).

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(j) Sellers’ Representative.

(i) Each Seller, by approving the Transactions or otherwise receiving the benefits thereof, including any consideration payable hereunder, shall be deemed to have authorized, directed and appointed, and hereby authorizes, directs and appoints (with respect to the Sellers to act as sole and exclusive agent, attorney-in-fact and representative (the “Sellers’ Representative”) as of the Closing for all purposes in connection with this Agreement and any related agreements, and authorizes and directs the Sellers’ Representative to (i) take any and all actions (including executing and delivering any documents, incurring any costs and expenses on behalf of the Sellers and making any and all determinations) which may be required or permitted by this Agreement to be taken by the Sellers, (ii) exercise such other rights, power and authority, as are authorized, delegated and granted to the Sellers’ Representative pursuant to this Agreement, and (iii) exercise such rights, power and authority as are incidental to the foregoing. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Sellers’ Representative consistent therewith, shall be absolutely and irrevocably binding on each Seller as if such holder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such holder’s capacity. The Sellers’ Representative may resign at any time. Notwithstanding the foregoing or any other provision of this Agreement, the Sellers’ Representative does not act as, and shall not be deemed to be, the agent, attorney-in-fact or representative of any Preference Seller for any purpose under this Agreement. The Sellers’ Representative shall have no authority to give or receive notices on behalf of any Preference Seller, to make any decision or determination binding on any Preference Seller, to assume or conduct the defence of any claim on behalf of any Preference Seller, or to settle, compromise or otherwise resolve any claim against any Preference Seller. No action taken, or decision or determination made, by the Sellers’ Representative shall bind any Preference Seller unless such Preference Seller has separately consented thereto in writing.

(ii) No bond shall be required of the Sellers’ Representative. The Sellers’ Representative shall not be liable to any Seller for any act done or omitted hereunder as the Sellers’ Representative while acting in good faith and in the exercise of its reasonable business judgment with respect to any matter arising out of or in connection with this Agreement or any related agreements, or the acceptance or administration of its duties hereunder or thereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). Each Seller agrees that the Sellers’ Representative shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement or the Transactions, except for such actions taken or omitted to be taken resulting from the Sellers’ Representative’s willful misconduct. The Sellers shall indemnify the Sellers’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such willful misconduct. Representative Losses may be recovered by the Sellers’ Representative from any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while the Sellers’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided by the Sellers to the Sellers’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Representative or the termination of this Agreement.

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(iii) The Parties agree that Parent and Buyer shall be entitled to rely on any document delivered, executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action, instruction or direction given or taken or purported to be given or taken on behalf of any Seller by the Sellers’ Representative (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. All decisions and actions by the Sellers’ Representative, including any agreement between Sellers’ Representative and Parent Group relating to the defense or settlement of any and all claims that may be made by Parent, Buyer or the Company following the Closing in accordance with this Agreement or any other Transaction Document, shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest, or otherwise contest the same.

(k) Directors’ and Officer’s Indemnification. From and after the Closing, Buyer shall, and shall cause the Company to, maintain provisions of its organizational documents that, for each individual who, at Closing, is a director or officer of the Company, are at least as favorable in the aggregate with respect to indemnification and exculpation of such individual as those provisions under the organizational documents of the Company that are in effect as of the date hereof.

(l) Removal of Legends. Subject to receipt from a Seller by Parent of customary representations and other documentation reasonably acceptable to Parent in connection therewith, upon the earliest of such time as the shares of Parent Common Stock issued in connection with this Agreement (i) have been registered for resale under the Securities Act pursuant to an effective registration statement, (ii) have been sold pursuant to the requirements of Rule 144 under the Securities Act (including applicable requirements with respect to any Seller who is an Affiliate), or (iii) at such time as they become eligible for resale pursuant to Rule 144(b)(1) under the Securities Act, Parent shall, in accordance with the provisions of this Section 8(l) and as soon as reasonably practicable following any request therefor from a Seller accompanied by such customary and reasonably acceptable documentation referred to above, (A) deliver to the transfer agent irrevocable instructions that the transfer agent shall make a new, unlegended entry for such book entry shares (provided that such shares are not otherwise subject to any contractual restrictions, including the lock-up restrictions set forth in Section 1(j)(iii), in which event the applicable contractual legends shall remain), (B) deliver to the transfer agent such other documentation that it may customarily require in connection with the removal of the applicable legends, and (C) cause its counsel to deliver to the transfer agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act if required by the transfer agent to effect the removal of the legend in accordance with the provisions of this Agreement.

(m) SEC Reporting. Parent shall (i) file all reports required to be filed by it under the Exchange Act in a timely manner during the period commencing on the Closing Date and ending on the date that is the later of (A) the date that is eighteen (18) months after the expiration of the Lock-Up Period, (B) the date that is twelve (12) months after the effective date of the registration statement contemplated by Section 8(l), and (C) if no registration statement has been declared effective pursuant to Section 8(l) within six (6) months of the Closing Date, the date that is twelve (12) months after the expiration of the Lock-Up Period (such period, the “SEC Reporting Period”), and (ii) not terminate its status as an issuer under the Exchange Act during the SEC Reporting Period.

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(n) Integration. Following the Closing, the Company and the Sellers (to the extent any Seller is an employee of the Company, Parent, or any of their respective Affiliates) shall use commercially reasonable efforts to support the integration of the Company and the Business into Parent’s platform, systems, and operating model, including cooperating with Parent’s reasonable requests regarding the migration of data, systems, and processes, the alignment of financial reporting and internal controls, the consolidation of vendor and supplier relationships, and the implementation of Parent’s compliance, governance, and information security policies. The Company shall designate such personnel as Parent may reasonably request to serve as points of contact for integration planning and execution. Notwithstanding the foregoing, (i) nothing in this Section 8(n) shall require the Company or any Seller to take any action that would violate applicable law (including the Fair Work Act 2009 (Cth)) or any existing contractual obligation of the Company, and (ii) during the Measurement Period, integration activities shall be conducted in a manner that does not materially impair the Company’s ability to achieve the Earnout Consideration thresholds set forth in Section 1(k)(i), and in the event of any conflict between this Section 8(o) and the provisions of Section 1(k)(v), Section 1(k)(v) shall prevail.

(o) Employees Matters. Following the Closing, Parent intends to retain substantially all existing employees of the Company, subject in each case to individual performance, business requirements, and applicable Australian law (including the Fair Work Act 2009 (Cth)). Each existing employee of the Company (noting that Parent and/or the Company will enter into new Employment Agreements and Restrictive Covenants Agreements with three existing employees within sixty (60) days following Closing) shall continue employment on the terms of such employee’s existing employment agreement with the Company, subject to any amendments that Parent or the Company may reasonably require following the Closing to implement customary intellectual property assignment, confidentiality, or similar protective provisions, in each case consistent with applicable Australian law. For the avoidance of doubt, nothing in this Section 8(p) shall (i) create any third-party beneficiary right in any employee of the Company, (ii) constitute a guarantee of continued employment for any period following the Closing, (iii) prevent Parent, Buyer, or the Company from terminating the employment of any employee in accordance with applicable law, or (iv) require Parent, Buyer, or the Company to maintain any particular compensation or benefit level.

(p) Specified Investments. Following the Closing, Parent shall use commercially reasonable efforts to sell the Specified Investments. Following the sale of any Specified Investment, Parent shall distribute to the Sellers their respective Pro Rata Shares of the Net Proceeds within thirty (30) Business Days of receipt of such proceeds by Parent.

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Section 9. Miscellaneous.

(a) Australian capital gains tax withholding declaration.

(i) For the purposes of subsection 14-225(2) of Schedule 1 of the Taxation Administration Act 1953 (Cth), by entering into this Agreement, each Seller and Preference Seller warrants and declares that, as at the date of this Agreement for throughout the period up to the date six (6) months after the date of this Agreement, the Sale Shares held by that Seller are not “indirect Australian real property interests” as defined in section 855-25 of the Tax Act.

(ii) The Buyer acknowledges that it does not at the date of this agreement know any of the declarations provided by the Sellers under Section 9(a)(i) to be false.

(iii) If Closing occurs later than the date that is six months after the date of this Agreement, or there is any payment of the Aggregate Consideration (including any adjustment to the Aggregate Consideration), the Sellers must, prior to Closing or the making of such payment (but no earlier than two months prior to Closing or the making of such payment), give the Buyer a further written declaration to the effect that, for a period which covers Closing and if applicable, the period from the time of Closing through to the time of such payment, either:

(A) the relevant Seller or Preference Seller (as applicable) is an Australian resident (as defined in the Tax Acts); or

(B) the relevant Seller’s or and Preference Seller’s (as applicable) Sale Shares are not indirect Australian real property interests for the purposes of the Tax Act.

(iv) The Buyer acknowledges it will not withhold any amounts from the Aggregate Consideration under Subdivision 14-D of Schedule 1 of the Taxation Administration Act 1953 (Cth); provided, that the Sellers comply with Section 9(a)(iii) if applicable.

(b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns (including, for the avoidance of doubt, any member of the Parent Group).

(c) Entire Agreement. This Agreement (including the exhibits, schedules, the Disclosure Schedules and other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, that Parent may (i) assign any of its rights and interests hereunder to any Affiliate of Parent or any successor to Parent, the Company or the Business and (ii) assign its rights under this Agreement to any lender (or agent on behalf of such lenders) as collateral security for the obligations of Parent to such lenders. Notwithstanding the foregoing, Parent may not assign its payment obligations under Section 1(k) or Section 1(l) without the prior written consent of the Sellers’ Representative.

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(e) Counterparts. This Agreement may be executed in multiple counterparts, including by facsimile, .pdf or other electronic transmission, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly received (i) when delivered personally to the recipient, (ii) one (1) Business Day after it is sent to the recipient by reputable express courier service (charges prepaid) or (iii) when delivered to the recipient through other electronic means (including by electronic mail) (provided that receipt is confirmed promptly thereafter), and addressed to the intended recipient as set forth below:

If to the Sellers’ Representative or any Seller:

[***]

Attention: [***]

E-mail: [***]

with a copy (which shall not constitute notice) to:

DLA Piper LLP

3203 Hanover St, Suite 100

Palo Alto, CA 94304

Attention: Curtis L. Mo

E-mail: curtis.mo@us.dlapiper.com

and

DLA Piper LLP

9/480 Queen St, Brisbane City

Queensland 4000

Attention: Lyndon Masters

Email: Lyndon.Masters@dlapiper.com

If to a Preference Seller:

To the address and email (as applicable) set out opposite such Preference Seller’s name on Annex B.

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If to Parent, Buyer or, following the Closing, to the Company:

Bitmine Immersion Technologies, Inc.

800 Connecticut Avenue

Norwalk, CT 06854

Attention: Chi Tsang, Chief Executive Officer

E-mail: [***]

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, TX 77002

Attention: Michael J. Blankenship

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address or e-mail address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address or e-mail address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) (a “Dispute”), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction.

(i) Consent to Jurisdiction. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY “DISPUTE” (AS DEFINED IN THIS AGREEMENT) SHALL EXCLUSIVELY LIE IN THE DELAWARE COURT OF CHANCERY (OR, ONLY IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE), AND ANY APPELLATE COURT THEREOF. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO A “DISPUTE”. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF A “DISPUTE”. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

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(j) Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY “DISPUTE” IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY “DISPUTE”. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A “DISPUTE”, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(j).

(k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. All waivers of rights under this Agreement shall be in writing, and no waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l) Incorporation of Appendices, Exhibits and Schedules. The appendices, exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(m) Cumulative Remedies. All rights and remedies of any Party are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

(n) Construction.

(i) Each Party agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

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(ii) Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The term “or” shall be deemed to mean “and/or.” Any reference to any particular Code section or any other law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto.

(iii) The disclosure schedules dated as of the date of this Agreement and delivered to Parent and Buyer herewith (the “Disclosure Schedules”) are hereby incorporated by reference into the sections in which they are directly referenced and nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedules identify the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself) and the provision of monetary or other quantitative thresholds for disclosure on the Disclosure Schedules does not and shall not be deemed to create or imply a standard of materiality hereunder. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(o) References to Sellers and Preference Sellers. Notwithstanding any other provision of this Agreement, all references to ‘Sellers’ in this Agreement shall be construed as references to the Persons listed in Annex A only and shall not include the Preference Sellers listed in Annex B. Each Preference Seller is a party to this Agreement solely for the purposes of, and shall be bound solely by, the provisions identified in the Preference Seller signature block to this Agreement.

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(p) Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

(q) Legal Representation. DLA Piper LLP (US) (“Company Counsel”) has acted as counsel for the Company, Sellers and the Sellers’ Representative in connection with this Agreement and the Transactions (the “Acquisition Engagement”). Company Counsel may represent the Sellers’ Representative or the Sellers after Closing with respect to other matters that may include pre-Closing or post-Closing matters related to this Agreement and the Transactions. To the extent that communications between the Sellers’ Representative or the Sellers, on the one hand, and Company Counsel, on the other, relate to the Acquisition Engagement, such communications shall be deemed to be attorney-client confidences that belong solely to the Sellers’ Representative and/or the Sellers, as applicable, and not to Parent, Buyer, the Company (following Closing), or their affiliates. Accordingly, Parent, Buyer and the Company shall not have access to any such communication or to the files of Company Counsel, in each case to the extent that they relate to the Acquisition Engagement. Without limiting the foregoing, upon and after the Closing: (i) the Sellers’ Representative and the Sellers, as applicable, shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither Parent, Buyer nor the Company shall be a holder thereof or shall assert that such privilege was waived due to the inadvertent transfer of attorney-client privileged material after the Closing (either because they were included in the computer server(s) transferred or otherwise acquired pursuant to the Transactions or were otherwise within the records retained by the Company after the Closing); (ii) to the extent that files of Company Counsel with respect to the Acquisition Engagement constitute property of the client, only Sellers’ Representative and the Sellers, as applicable, shall hold such property rights; and (iii) Company Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent, Buyer or the Company.

* * * * *

65

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PARENT:

BITMINE IMMERSION TECHNOLOGIES, INC.

By:	/s/ Chi Tsang
Name:	Chi Tsang
Title:	Chief Executive Officer

BUYER:

STANDARD VALIDATOR LLC

By:	/s/ Chi Tsang
Name:	Chi Tsang
Title:	President

Signature Page to Share Purchase Agreement

COMPANY:

Executed by PIER TWO HOLDINGS PTY LTD ACN 630 576 635 in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Patrick McNab	/s/ James Deeb
Signature of director/company secretary	Signature of director

Patrick McNab	James Deeb
Full name of director	Full name of director

SELLERS’ REPRESENTATIVE:

Signed by Patrick McNab in the presence of:

/s/ Patrick McNab	/s/ Jake Denny
Signature of Patrick McNab	Signature of witness

Jake Denny
Full Name of witness

Signature Page to Share Purchase Agreement

SELLERS:

Executed by BRIGALOW HOLDINGS CO PTY LTD ACN 657 148 519 AS TRUSTEE FOR THE MORGAN TRUST in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Ashley Spencer Morgan
Signature of sole director/ sole company secretary

Ashley Spencer Morgan
Ashley Spencer Morgan

Executed by PAT MCNAB HOLDINGS PTY LTD ACN 652 898 229 AS TRUSTEE FOR THE MCNAB TRUST in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Patrick McNab
Signature of sole director

Patrick Riley McNab
Patrick Riley McNab

Signature Page to Share Purchase Agreement

Executed by PIER TWO BT PTY LTD ACN 648 591 520 in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Patrick McNab	/s/ James Deeb
Signature of director/company secretary	Signature of director

Patrick McNab	James Deeb
Full name of director/company secretary	Full name of director

Executed by MCNAB PROPERTY PTY LTD ACN 108 265 738 AS TRUSTEE FOR THE MCNAB PROPERTY FAMILY TRUST in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Michael Jon McNab
Signature of sole director/sole company secretary

Michael Jon McNab
Michael Jon McNab

Signature Page to Share Purchase Agreement

Executed by MYALL GROVE PTY LTD ACN 069 980 945 in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Godfrey Morgan	/s/ Spencer Morgan
Signature of director/company secretary	Signature of director

Godfrey Morgan	Spencer Morgan
Full name of director/company secretary	Full name of director

Signature Page to Share Purchase Agreement

PREFERENCE SELLERS:

DACM Liquid Venture Fund Inc

/s/ Richard Galvin
	Name:	Richard Galvin
	Title:	Director

(Executed solely with respect to the following provisions of this Agreement by which it is bound: Sections 1(c), 1(d), 1(g), 1(i)(iii), 2(c), 2(d), 5(a)–(i), 5(k), 6 (as a beneficiary of Parent/Buyer representations), 7(b) (as applicable to Preference Sellers), 8(a), 8(d), 8(i), 9(a), 9(b)–(e), 9(g)–(k) and 9(o), together with such definitions in Appendix A as are necessary for the interpretation of those provisions.)

Executed by AIRTREE VENTURES 2021 TRUSCO PTY LTD ACN 652 901 409 AS TRUSTEE FOR AIRTREE VENTURES CRYPTO 2021 TRUST in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Nick Brown	/s/ John Henderson
Signature of director/company secretary	Signature of director

Nick Brown	John Henderson
Full name of director/company secretary	Full name of director

Signature Page to Share Purchase Agreement

Executed by FRAMEWORK VENTURES II L.P. by its authorised officer or representative in accordance with the laws of the jurisdiction in which it is incorporated:

/s/ Michael Anderson
Signature of authorised officer or representative

Michael Anderson
Michael Anderson

Signature Page to Share Purchase Agreement

Appendix A

Certain Definitions

“20 Trading Day VWAP” means, with respect to the applicable determination date, the volume weighted average price per share of Parent Common Stock for each of twenty (20) consecutive full Trading Days immediately preceding the date of this Agreement.

“Accounting Principles” shall have the meaning set forth in Section 1(a) of Schedule A-2 and used in Ordinary Course of business.

“Acceleration Event” means the occurrence of any of the following: (a) a Change of Control of Parent or any of its Affiliates, including, if applicable, the post-Closing operating entity obligated to pay any portion of the Contingent Consideration; (b) the insolvency of Parent or such obligated entity, a general assignment by Parent or such obligated entity for the benefit of creditors, or the admission in writing by Parent or such obligated entity of its inability to pay its debts as they become due and payable; (c) the delisting of Parent’s common stock from the New York Stock Exchange (NYSE); (d) the shutdown or material curtailment of the relevant business line to which any Earnout Consideration relates, or the taking of any action or omission by Parent or its Affiliate that, in practice, materially prevents or hinders achievement of the Earnout Consideration (including, for the avoidance of doubt, the abandonment of staking activities); (e) the institution by or against Parent or such obligated entity of any bankruptcy, reorganization, receivership, liquidation, or similar proceeding (provided that, in the case of any involuntary proceeding, such proceeding is not dismissed within sixty (60) days of its institution); or (f) a material breach by Parent or such obligated entity of its payment obligations with respect to the Contingent Consideration that remains uncured for fifteen (15) Business Days following written notice from the Sellers’ Representative describing such breach in reasonable detail.

“Action” means any actions, suits, claims, litigation (including arbitration or mediation proceedings), charges, complaints, grievances or any investigations, audits or inquiries, in each case, commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Actual Cash” shall have the meaning set forth in Section 1(i)(ii).

“Actual Indebtedness” shall have the meaning set forth in Section 1(i)(ii).

“Actual Transaction Expenses” shall have the meaning set forth in Section 1(i)(ii).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Aggregate Consideration” means an amount equal to the sum of (i) the Initial Consideration, (ii) any payments required to be made to the Sellers pursuant to Sections 1(i)(ii) and 1(i)(iv), (iii) any Earnout Consideration actually payable pursuant to Section 1(k), and (iv) any Deferred Consideration Payment actually payable pursuant to Section 1(l) (together with any other amounts expressly payable to the Sellers pursuant to this Agreement).

Appendix A-1

“Agreement” shall have the meaning set forth in the preamble.

“Annual Recurring Revenue” means the annualized value of revenue of the Earnout Companies directly or indirectly derived from the Included Revenue Products (including intercompany billings to Parent’s group entities); and (ii) as prepared in accordance with the Earnout Principles and as set out in the Final Earnout Consideration Statement, expressly excluding revenue from BMNR Staking.

“Anti-Corruption Laws” means all U.S. and non-U.S. laws, statutes, regulations, measures and orders relating to the prevention of bribery and corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Applicable Limitation Date” shall have the meaning set forth in Section 7(a).

“ASIC” means the Australian Securities & Investments Commission.

“Asset Sale Agreements” means the agreement by and between Pier Two Infrastructure Pty Ltd and Managed State Pty Ltd dated as of September 30, 2025 and the agreement by and between Pier Two Infrastructure Pty Ltd and Quity Group Pty Ltd dated as of July 22, 2024.

“Australian Accounting Standards” means: (i) the requirements of the Corporations Act about the preparation and contents of financial reports; and (ii) the accounting standards approved under the Corporations Act, being the Australian Accounting Standards and any authoritative interpretations issued by the Australian Accounting Standards Board.

“Authorized Action” shall have the meaning set forth in Section 8(j)(iii).

“BMNR Staking” means the staking of Parent-owned or controlled digital assets directly on supported proof-of-stake networks using the Company’s native staking products and validator operations (including the currently developed web application and API suite), and the receipt of any associated protocol-level staking rewards, attributable to such Parent assets. For clarity, BMNR Staking pertains to staking conducted for Parent’s own account using the Company’s native tooling and validator infrastructure and excludes vaults proposer or builder supply chain activity or improvements (including block building and relay operation) and other additional economics resulting from new partnerships, products or services (including distributed validator technology (DVT) and liquid staking token (LST)) developed or implemented by the Earnout Companies.

“Business” means the Company’s business of operating high-performance hybrid cloud and bare metal infrastructure for non-custodial staking for Ethereum and other supported digital assets and blockchain infrastructure services.

“Business Data” means all Personal Information Processed by any of the Company’s Business Systems or on behalf of Company.

Appendix A-2

“Business Day” shall mean a day other than a Saturday or Sunday or a day on which banks in New York, New York are authorized or required by law to close.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, that are owned or used by the Company in the conduct of the Business.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Adjustment Amount” shall have the meaning set forth in Section 1(i)(iii).

“Cap” shall have the meaning set forth in Section 7(b)(v).

“Cash” means, in relation to the Target Companies as of the Closing without duplication, the aggregate amount of (i) cash and cash equivalents (whether in hand or credited to any account with any banking, financial, lending or other similar institution or organization and including any term deposit, growth and savings accounts), as shown in the reconciled general ledger of the Target Companies, (which shall (A) be calculated net of uncleared checks and deposits in transit issued by the Target Companies, and (B) include uncleared checks and deposits in transit for the account of the Target Companies), (ii) any cryptocurrency held by the Target Companies; (iii) the market value of the Target Companies’ investment in Bluebottle Market Neutral Fund Australia (using fund reporting which shows the value closest to the Closing); (iv) amounts receivable from equityholders for unpaid share capital; (v) amounts receivable from ESOP participants upon the exercise of the ESOP options; and (vi) any accrued interest related to any of the foregoing.

“Change of Control” means, with respect to any Person, the occurrence of any of the following events after the date hereof: (i) any Person or group of Persons (within the meaning of Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the then outstanding equity securities of such Person; (ii) the consummation of a merger, consolidation, share exchange, business combination, or similar transaction involving such Person, as a result of which the holders of equity securities of such Person immediately prior to such transaction do not own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the surviving or resulting entity in such transaction immediately after such transaction; (iii) the sale, lease, transfer, or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of such Person and its subsidiaries, taken as a whole, to any Person or group of Persons (other than to such Person or any of its subsidiaries); or (iv) during any period of twelve (12) consecutive months, individuals who, as of the beginning of such period, constituted the board of directors (or equivalent governing body) of such Person cease for any reason to constitute a majority of such board of directors (or equivalent governing body), unless the appointment, election, or nomination for election by the shareholders of such Person of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period.

“Claim Notice” shall have the meaning set forth in Section 7(b)(vii).

“Closing” shall have the meaning set forth in Section 1(f).

Appendix A-3

“Closing Date” shall have the meaning set forth in Section 1(f).

“Closing Statement” shall have the meaning set forth in Section 1(i)(ii).

“Closing Stock Price” means the 20 Trading Day VWAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble.

“Company Board” shall have the meaning set forth in the recitals.

“Company Fundamental Representations” means any of the representations and warranties of the Company set forth in Section 4(a) (Organization; Capitalization), Section 4(b) (Authorization of Transaction), Section 4(c) (Noncontravention), Section 4(d) (Subsidiaries and Investments), Section 4(m) (Real Property), Section 4(w) (Affiliate Interests) and Section 4(cc) (Brokers’ Fees).

“Company Intellectual Property” shall have the meaning set forth in Section 4(o)(ii).

“Company’s Knowledge”, or any like term used herein, means the actual knowledge, after reasonable inquiry, of Patrick McNab, Jack Deed, Tom Whitton and Angus Eaton. With respect to any matters relating to Intellectual Property, “Knowledge” does not require a Person to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel in respect of patents or trademarks and no knowledge of any third party patent rights or trademark rights that could have been revealed by such opinions, full clearance searches, or full clearance reviews will be imputed to the Company or any other Person.

“Company Outstanding Shares” means 2,227,151.

“Confidential Information” shall have the meaning set forth in Section 8(d).

“Contingent Consideration” shall have the meaning set forth in Section 1(m)(i).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person, or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person, or (c) any other Person having the right or ability or materially affect the management or operations of another Person by Contract or otherwise.

Appendix A-4

“Corporations Act” means the Corporations Act 2001 (Cth).

“Data Security Requirements” means, collectively, all of the following to the extent relating to the Processing of Business Data or otherwise relating to data privacy, data security or data security breach notification requirements, and in each case as applicable to the Company: (i) the Company’s own written rules, policies and procedures (including all website privacy policies and internal information security procedures); (ii) all applicable Privacy Laws; (iii) industry standards legally or contractually binding on the Company (including, if applicable, the Payment Card Industry Data Security Standard); and (iv) Material Contracts into which the Company has entered or by which it is otherwise bound.

“Deferred Cash Consideration” has the meaning set out in Section 1(l).

“Deferred Consideration” means the aggregate of Deferred Cash Consideration and the Deferred Stock Consideration.

“Deferred Stock Consideration” has the meaning set out in Section 1(l).

“Deferred Stock Consideration Stock Price” means, with respect to the applicable quarterly installment period, the 20 Trading Day VWAP.

“Designated Accounting Firm” shall have the meaning set forth in Section 1(i)(v)(B).

“DGCL” shall have the meaning set forth in the recitals.

“Disclosure Schedules” shall have the meaning set forth in Section 9(n)(iii).

“Dispute” shall have the meaning set forth in Section 9(h).

“Dispute Notice” shall have the meaning set forth in Section 1(i)(v)(B).

“Earnout Consideration” means the additional consideration, if any, payable to the Sellers in accordance with Section 1(k), as set out in the Final Earnout Consideration Statement.

“Earnout Consideration Statement” shall have the meaning set forth in Section 1(k)(ii).

“Earnout Consideration Stock Price” means the volume weighted average price per share of Parent Common Stock for each of twenty (20) consecutive full Trading Days immediately preceding a Measurement Date.

“Earnout Principles” means the requirements for the preparation of the Earnout Consideration Statement set out in Schedule A-3.

“Employment Agreements” means an agreement substantially in the form attached as Exhibit B.

Appendix A-5

“Enterprise Agreement” has the meaning given in section 12 of the Fair Work Act 2009 (Cth).

“Environmental Laws” means, all laws (including common law), statutes, ordinances, rules, regulations and other requirements having the force or effect of law, all judgments, orders, determinations and decrees of any Governmental Authority, and all contractual obligations, in each case concerning public or worker health and safety, pollution, or protection of the environment or natural resources.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person or trade or business that, together with the Company, is or was, at a relevant time, a single employer under Section 414 of the Code or part of a controlled group under Section 4001 of ERISA.

“Estimated Cash” shall have the meaning set forth in Section 1(i)(i).

“Estimated Closing Statement” shall have the meaning set forth in Section 1(i)(i).

“Estimated Indebtedness” shall have the meaning set forth in Section 1(i)(i).

“Estimated Transaction Expenses” shall have the meaning set forth in Section 1(i)(i).

“Ethereum” means the decentralised, open-source blockchain network originally launched on 30 July 2015, comprising its execution layer and consensus layer (formerly known as the Beacon Chain, launched 1 December 2020, being the layer responsible for validator duties and slashing), operating under proof-of-stake consensus following The Merge on 15 September 2022, including all nodes, validators, and communications among them, and the set of rules and procedures governing the transfer of data between such nodes, including but not limited to consensus mechanisms, validator operation, block production, and transaction processing, as upgraded from time to time through the Ethereum Improvement Proposal (EIP) process and implemented by a majority of independent Ethereum client software implementations.

“Final Cash” shall have the meaning set forth in Section 1(i)(v)(A).

“Final Cash Consideration” shall have the meaning set forth in Section 1(i)(iii).

“Final Determination Date” shall have the meaning set forth in Section 1(i)(iii).

“Final Earnout Consideration Statement” means the Earnout Consideration Statement which has been determined as final and binding on the parties in accordance with Section 1(k)(ii).

“Final Indebtedness” shall have the meaning set forth in Section 1(i)(v)(B).

“Final Transaction Expenses” shall have the meaning set forth in Section 1(i)(v)(A).

“Financial Statements” shall have the meaning set forth in Section 4(f)(i).

Appendix A-6

“Fraud” means intentional common law fraud under the laws of the State of Delaware (and excluding, for the avoidance of doubt, promissory fraud, constructive fraud, negligent fraud, negligent misrepresentation, or equitable fraud) with respect to any of the representations and warranties in (a) Section 4 or Section 5, in each case, as qualified by the Disclosure Schedules, in accordance with their respective express terms and limitations, and (b) any other agreement, document or instrument contemplated by this Agreement.

“Government Contract” means any contract, including any prime contract, subcontract, purchase order, blanket purchasing agreement, teaming agreement or other contractual agreement of any kind, that is currently active in performance or that has otherwise not been closed out, between the Company, on the one hand, and either (i) any Governmental Authority or (ii) any prime contractor or higher-tiered contractor of a Governmental Authority in its capacity as a prime contractor or higher-tiered contractor, on the other hand. A task, purchase or delivery order issued under a Government Contract shall be considered a part of the Government Contract to which it relates.

“Governmental Authority” means any domestic or foreign government, whether a federal, provincial, national, territorial, municipal, state or local or any arbitrator or arbitral body (public or private) or court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Material” means any material, substance, waste, chemical, contaminant or pollutant which is listed or defined under, regulated by or may give rise to standards of conduct or Liability under Environmental Law, including petroleum or petroleum by-products, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, lead, noise, odor, mold or radioactive substances.

“Included Revenue Products” means the products and services provided by the Earnout Companies (other than BMNR Staking products and services) to third-party customers and, to the extent bona fide and not duplicative, to Parent or its Affiliates. Included Revenue Products includes products and services which generate recurring or usage-based or any other type of fees from staking-as-a-service and validator operations for customers, delegation and commission fees, protocol or network fees earned for the benefit of customers, block building and maximal extractable value (MEV) related fees attributable to customer activity, LST protocol fees or commissions, vault or other asset program management and performance fees, platform subscription and API access fees, support and maintenance fees, protocol support payments (including token-based grants, incentives, liquidity mining rewards and strategic ecosystem support payments, and other token distributions or airdrops received, including where paid as a lump sum), and other analogous recurring or usage-based fees arising from non-BMNR Staking activities. Notwithstanding the foregoing, (i) products or services of the Business (or Parent or any affiliate of Parent operating the Business) (including any Staking Products) used or distributed by or through an application of Parent or its Affiliates shall be included in the Included Revenue Products and the attributable revenue shall be included in Annual Recurring Revenue.

Appendix A-7

“Indebtedness” means, in relation to the Target Companies as of the Closing, without duplication, the aggregate amount of: (i) all outstanding obligations for borrowed money or in respect of loans or advances, (ii) all outstanding obligations evidenced by bonds, notes or other similar instruments (including any seller notes, deferred purchase price obligations or earnout obligations issued or entered into in connection with any acquisition undertaken by such Person), (iii) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of the Target Companies, (iv) all outstanding obligations and liabilities of the Target Companies under finance leases as defined under AASB 117 (Leases), (v) all interest rate protection agreements of the Target Companies (valued on a market quotation basis), if any, (vi) all obligations of the Target Companies secured by a Lien (other than a Permitted Lien), (vii) all guarantees in connection with any of the foregoing to the extent drawn and outstanding as of the Closing, (viii) any Liability of the Company for any outstanding severance amounts owed to any former employee (to the extent the employee’s employment ended prior to the Closing Time) and the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts, (ix) the employer portion of any payroll, social security, unemployment or similar Tax imposed on any items of Indebtedness, (x) Pre-Closing Income Tax Amount, (xi) any Taxes payable by the Company or any of its Subsidiaries as a result of or in connection with the grant of any stock options to, or the exercise of any stock options by, any current or former service provider of the Company or any of the Target Companies in calendar year 2026, including an amount equal to (i) all Taxes that the Company or any of its Subsidiaries were required to withhold upon exercise but failed to withhold minus (ii) any amounts paid by any current or former service provider to the Company or any of its Subsidiaries to satisfy such withholding obligation during the thirty (30)-day period following the Closing Date; and (xii) any accrued interest and prepayment premiums or penalties relating to any amount prepaid at or in connection with the Closing related to any of the foregoing. Notwithstanding the foregoing and for the avoidance of doubt, “Indebtedness” excludes any obligations under the Asset Sale Agreements.

“Indemnified Party” shall have the meaning set forth in Section 7(b)(vii).

“Indemnifying Party” shall have the meaning set forth in Section 7(b)(vii).

“Initial Cash Consideration” means (i) $3,500,000, plus (ii) the Estimated Cash, minus (iii) the Estimated Indebtedness, minus (iv) 75% of the Estimated Transaction Expenses. The Initial Cash Consideration is set forth on Schedule A-1 attached hereto.

“Initial Consideration” means, collectively, (a) the Initial Cash Consideration, and (b) the Stock Consideration.

“Insolvency Event” means, in relation to a person, any one of the following: (i) a receiver, receiver and manager, liquidator, provisional liquidator, administrator or trustee is appointed in respect of the person or any of its assets or anyone else is appointed who (whether or not as agent for the person) is in possession, or has control, of any part of the person or that person’s assets for the purpose of enforcing a Lien; (ii) an event occurs that gives any person the right to seek an appointment referred to in item (i); (iii) an application is made to court or a resolution is passed or an order is made for the winding up or dissolution of the person or an event occurs that would give any person the right to make an application of this type; (iv) the person proposes or takes any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them; (v) the person stops paying its debts when they become due or is declared or taken under any applicable law to be insolvent, or the person admits in writing that the person is, or is likely to become at some future time, insolvent; (vi) any person in whose favour the person has granted any Lien becomes entitled to enforce that Lien or any floating charge under that Lien crystallises; (vii) in relation to a natural person only, the person is made bankrupt, declared bankrupt or files a petition for relief under bankruptcy laws; or (viii) any event under any law which is analogous to, or which has a substantially similar effect to, any of the events referred to in items (i) to (vii) above.

Appendix A-8

“Intellectual Property” means all intellectual property rights throughout the world, including (i) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions and reexaminations in connection therewith, (ii) trademarks, service marks, domain names, trade dress, corporate names, trade names and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (iii) copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (iv) Software, (v) internet domain names, and (vi) trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information.

“Investment” means any equity interest or interest having similar economic rights and benefits in any Person in an amount representing twenty percent (20%) or such lesser amount of such Person’s voting power or economic value as includable for (a) financial statements prepared and audited in accordance with Accounting Principles or Regulation S-X, or (b) other regulations of the SEC.

“Labor Agreement” means any collective bargaining agreement or other agreement between the Company and any labor union, works council or other labor organization, or to which the Company is otherwise bound.

“Latest Balance Sheet” shall have the meaning set forth in Section 4(f)(i)(B).

“Leases” shall have the meaning set forth in Section 4(m)(ii).

“Liability” means any obligation, debt, deficiency, or liability of any kind or nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, and whether due or to become due, regardless of when asserted, and whether or not required to be reflected on a balance sheet prepared in accordance with the accounting policies, principles and procedures of the Target Companies as at the relevant time.

“Lien” means any security interest (as defined in section 12(1) of the Personal Property Securities Act 2009 (Cth) (Australia)), mortgage, charge, pledge, encumbrance, lien or other similar arrangement in real or personal property, including Intellectual Property; and with respect to real property including, without limitation, easements, leases, rights of first refusal, declarations, restrictive covenants, and other similar matters whether or not of record, and all matters that would be shown by a true and accurate survey of such real property, including without limitation any encroachments.

“Lock-Up Period” shall have the meaning set forth in Section 1(j)(iii).

Appendix A-9

“Loss” means any actual claim, assertion, loss, Liability, deficiency, damage, Tax, or expense, including reasonable and documented legal or other advisor expenses and costs associated therewith, whether involving a Third Party Claim or a claim solely between the Parties hereto, in each case, other than punitive damages unless such damages are payable in connection with a Third Party Claim; provided, that, for the avoidance of doubt, “Loss” shall include indirect, incidental, special and consequential damages (including lost profits, lost staking rewards, diminution in value, loss of business opportunity, and customer attrition) to the extent (a) arising from or relating to a breach or inaccuracy of any Company Fundamental Representation, (b) arising from or relating to a breach or inaccuracy of the representations and warranties set forth in Section 4(n) (Tax Matters), (c) arising from or relating to Fraud, (d) payable in connection with a Third Party Claim, or (e) arising from or relating to a breach or inaccuracy of the representations and warranties set forth in Section 4(o) (Intellectual Property), Section 4(p) (Data Privacy), or Section 4(j) (Cryptocurrency and Staking Activities).

“Malicious Code” means any unauthorized, surreptitious computer code deliberately designed to: (i) disrupt, disable, or harm in any unintended manner the operation of any Business System or Software; (ii) maliciously damage, corrupt, or destroy any Business Data without the user’s consent; and (iii) permit a non-authorised party to access or utilise Software. This includes any viruses, Trojan horses, worms, time bombs, drop dead devices or other malicious, unauthorized disabling code, as such terms are understood in the computer industry.

“Market Price” shall have the meaning set forth in Schedule A-3 Section 1(b).

“Material Adverse Effect” means any change, event, occurrence or circumstance that, individually or in the aggregate with all other changes, events, occurrences and circumstances, results in, or could reasonably be expected to result in, a material adverse effect on the business, results of operations, condition (financial or otherwise), assets or liabilities of the Target Companies, taken as a whole, or on the ability of the Sellers, the Preference Sellers or the Company to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby but, in each case, none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect: any event (i) resulting from general economic, political, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations, (ii) affecting companies in the industries, markets or geographical areas in which the Company conducts its business generally, (iii) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics, or (iv) arising out of any action taken or omitted to be taken at the written request or with the written consent of the other party hereto; (v) any change of Law, directive, pronouncement or guideline or interpretation thereof after the date hereof or the Company’s compliance therewith; or (vi) any failure by the Company to meet any estimates of revenues, earnings or other economic performance; provided that any change, event, occurrence and circumstance giving rise to such failure in clause (vi) may be deemed to constitute, and may be taken into account when determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i) through (v); provided, further, that in the case of the foregoing clauses (i) through (iii) and (v), in the event that the Company is disproportionately affected by such effect relative to other similarly-situated participants in the businesses and industries in which the Company operates, the extent of such disproportionate effect on the Company relative to such other similarly situated participants may be deemed to constitute, and be taken into account in determining whether there has been, a Material Adverse Effect.

Appendix A-10

“Material Contracts” shall have the meaning set forth in Section 4(q)(ii).

“Measurement Period” means the period beginning on the Closing Date and ending on the twelve (12) month anniversary of the Closing Date.

“Measurement Date” means each relevant date on which the calculation of the Annual Recurring Revenue and Earnout Consideration in respect of an Earnout Statement delivered by the Sellers’ Representative in accordance with Section 1(k), becomes final, binding and non-appealable on all the Parties in accordance with Section 1(k)(ii).

“Measurement Period” means the period beginning on the Closing Date and ending on the twelve (12) month anniversary of the Closing Date.

“Modern Award” has the meaning given in section 12 of the Fair Work Act 2009 (Cth).

“New Entity” shall have the meaning set forth in Section 1(k)(vii).

“Net Proceeds” means in respect of each Specified Investment, the gross proceeds received by Parent or the Company from the sale, transfer, or other disposition of such Specified Investment, net of any Taxes payable by, and any Tax Relief available to, the Parent or Company arising from the sale, transfer, or other disposition of the Specified Investment or payment of the Net Proceeds.

“Net Preference Payment Amount” shall have the meaning set forth in Section 1(d).

“Node Products” means products and services provided through the operation, maintenance or management of blockchain or distributed network infrastructure, including oracle nodes, validator nodes, nodes, applications, contributions to applications, relays or similar infrastructure, which generate protocol rewards, fees or other benefits from participation in or support of a network or protocol (including, for example, Chainlink oracle nodes and Canton nodes and services), other than Staking Products.

“OFAC” shall have the meaning set forth in Section 4(z)(i).

“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses alphabetical (including all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL)); (ii) any license to Software that is considered “free” or “open source software” by the Free Software Foundation; and (iii) any other licence which is not covered under paragraphs (i) or (ii) which contains terms or conditions involving: (v) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (x) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (y) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; or (z) a requirement that such other Software be redistributable by other licensees.

Appendix A-11

“Option” shall have the meaning set forth in Section 1(a).

“Option Plan” means the Mycelium Ventures 2022 Incentive Plan, as amended.

“Optionholder” shall have the meaning set forth in Section 1(a).

“Ordinary Course” means the ordinary course of business of the Company, consistent with past practice.

“Ordinary Share” shall have the meaning set forth in the recitals.

“Organizational Documents” means, with respect to any Person, certificate of incorporation, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Owned Real Property” shall have the meaning set forth in Section 4(m)(i).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Closing Date Transaction” shall mean any transaction engaged in by the Company on the Closing Date, which occurs after the Closing or at the direction of Parent and that is not contemplated by this Agreement and is outside the ordinary course of business, including any transaction engaged in by the Company in connection with the financing of any obligations of Parent or the Company to make a payment under this Agreement.

“Parent Common Stock” means common stock of Parent, par value $0.0001 per share.

“Parent Group” shall have the meaning set forth in Section 7(b)(i).

“Party” shall have the meaning set forth in the preamble.

“Permit” means, with respect to any Person, any license, accreditation, bond, franchise, qualification, permit, consent, provider number or other registration, approval, right, privilege, certificate, certificate of need, certification or other similar authorization or exemption issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation, or right of such Person is subject or bound.

Appendix A-12

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or which are being contested in appropriate proceedings and for which adequate reserves have been established in accordance with the accounting policies, principles and procedures of the Target Companies as at the relevant time, (ii) statutory landlord’s, mechanic’s or other similar Liens arising or incurred in the Ordinary Course and for amounts which are not delinquent and which are set forth on the face of the Latest Balance Sheet and for which adequate reserves have been established in accordance with the accounting policies, principles and procedures of the Target Companies as at the relevant time, (iii) recorded easements, covenants and other restrictions of record; provided, that no such items described in this clause (iii), whether individually or in the aggregate, impair the current use (consistent with past practice), occupancy, value or marketability of title of the property subject thereto, (iv) non-exclusive licenses of Intellectual Property granted by the Company in the Ordinary Course and restrictions associated with third party rights and licenses granted to the Company.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

“Personal Information” means any information that identifies or, alone or in combination with any other information available to the Company, could reasonably be used to identify a natural Person, including but not limited to, to the extent such information can be used to identify a natural Person, name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, inferences or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is defined as “personally identifiable information”, “personal information” or “personal data” under applicable Privacy Laws.

“Plan” means each superannuation arrangement to which a Target Company is required to contribute under applicable law or contract, and any other material employee benefit, incentive, bonus, commission, equity or equity-like, retention, redundancy, severance or leave benefit plan, policy, program or arrangement (whether written or unwritten).

“Pre-Closing Income Tax Amount” means, without duplication, the aggregate amount of the Target Companies’ income Tax liability (or asset) under the Tax Act as of the Closing on gains, profits or income earned during the Pre-Closing Tax Period after deducting expenses, deductions and losses (including carried forward losses) accruing or arising during the Pre-Closing Tax Period and which shall include amounts for any Straddle Period and such amount for the Straddle Period shall be calculated in accordance with Section 8(c)(ii) (to the extent this does not contradict the Tax Act or the Accounting Standards).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 8(c)(i).

“Preference Sellers” shall have the meaning set forth in Section 1(d).

“Privacy Laws” means all laws, rules and regulations of any Governmental Authority relating to the Processing of Business Data or otherwise relating to data privacy, data security or data security breach notification requirements, and in each case as applicable to the Company, including: (i) the California Consumer Privacy Act of 2018 (CCPA) together with all implementing regulations therein and including the California Privacy Rights Act of 2020 (CPRA), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM), and the Telephone Consumer Protection Act (TCPA); and (ii) the Privacy Act 1988 (Cth), Spam Act 2003 (Cth), Do Not Call Register Act 2006 (Cth), and any law in force affecting data privacy, Personal Information or Processing of Personal Information in any Australian jurisdiction (which includes the Commonwealth of Australia and any State or Territory of Australia).

Appendix A-13

“Pro Rata Share” means, with respect to each Seller, (i) the total number of issued and outstanding Ordinary Shares held by such Seller immediately prior to the Closing, divided by, (ii) the Company Outstanding Shares, in each case, after giving effect to the exercise of Options set forth in Section 1(a).

“Process” (including “Processed,” “Processing” or other variations) means any operation or set of operations which is performed on Business Data or on sets of Business Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction of such Business Data or sets of Business Data.

“Real Property” shall have the meaning set forth in Section 4(m)(ii).

“Referral Revenue” means (i) any revenue relating to partnerships with or products or services distributed through an application of the Parent or its Affiliates (including the MrBeast Financial application) which are not part of the Business but have been introduced by any Seller or employee of the Earnout Companies or materially contributed to by any Seller or Earnout Companies; and (ii) any other additional economic benefits resulting from new partnerships, products or services (including distributed validator technology (DVT) and liquid staking token (LST)) developed or implemented by the Earnout Companies where the assets staked are the Parent or Affiliates of the Parent.

“Registered Intellectual Property” means all Intellectual Property that is registered with a Governmental Authority, including applications for any of the foregoing and domain names.

“Related Party” means (i) any officer, director, employee, or equityholder of the Company, (ii) any individual related by blood, marriage or adoption to any such Person in clause (i) or (iii) any entity in which any such Person in clause (i) owns any beneficial interest.

“Relevant Exchange” means the New York Stock Exchange or such other primary securities exchange on which the Parent Common Stock is listed or trades.

“Repaid Indebtedness” shall have the meaning set forth in Section 1(h)(i).

“Restrictive Covenants Agreements” means the agreement in the form attached as Exhibit A.

“Run Off Policies” shall have the meaning set forth in Section 1(q).

“Sanctioned Country” means any country or territory that is or has been in the past five (5) years itself the subject of comprehensive sanctions, including Cuba, Iran, North Korea, Sudan, Syria, Crimea region of Ukraine, the so-called Donetsk People’s Republic, or the so-called Luhansk People’s Republic.

Appendix A-14

“Sanctioned Person” means any Person that is designated on, or is directly or indirectly 50% or greater owned or controlled by one or more Persons designated on any list of restricted, prohibited or sanctioned parties maintained by any Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identifications List, the UK Sanctions List, the United Nations Security Council Consolidated List and the EU Consolidated List of Financial Sanctions Targets.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reporting Period” shall have the meaning set forth in Section 8(m).

“Securities Act” shall have the meaning set forth in Section 1(j)(ii).

“Security Breach” means any actual (i) unlawful or unauthorized access to or use of any of the Business Systems, (ii) accidental, unlawful, or unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of any Business Data or Confidential Information transmitted, stored, or otherwise Processed by Company, (iii) any successful phishing incident or ransomware attack; or (iv) any other broader circumstance defined by applicable Data Security Requirements as a “data breach,” “Personal Information breach” or other analogous term.

“Seller Adjustment Amounts” shall have the meaning set forth in Section 1(i)(iii).

“Sellers’ Representative” shall have the meaning set forth in Section 8(j)(i).

“Software” means all computer software (in object code or source code format).

“Specified Investments” means the investments listed in Schedule B.

“Staking Products” means products and services provided for the staking, delegation or similar participation of digital assets directly or indirectly on supported proof-of-stake networks through validators, nodes, operations or similar infrastructure operated, managed or supported by the Earnout Companies, (including the currently developed web application and API suite), and the receipt of any associated protocol-level staking rewards and other benefits.

“Stock Plans” shall have the meaning set forth in Section 1(a).

“Straddle Period” shall have the meaning set forth in Section 8(c)(ii).

“Stock Consideration” means an aggregate amount of shares of Parent Common Stock equal to $10,500,000 divided by the Closing Stock Price.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

Appendix A-15

“Superannuation Guarantee Charge” means a charge levied against an employer for failing to make the minimum level of contributions to complying superannuation funds by the relevant due date on behalf of its employees prescribed by the Superannuation Guarantee (Administration) Act 1992 (Cth).

“Target Company” means each of the Company and its direct and indirect Subsidiaries, as applicable and Target Companies means the Company and its direct and indirect Subsidiaries.

“Tax Acts” means the 1997 Tax Act, the 1936 Tax Act and the TAA.

“TAA” means the Taxation Administration Act 1953 (Cth).

“Tax” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, franking deficit tax, franking additional tax, over-franking tax, environmental, customs duties, capital stock, franchise, profits, withholding, social security, employment, fringe benefits tax, prescribed payments tax, unemployment, superannuation guarantee charge (including any superannuation or like contributions to avoid the imposition of the superannuation guarantee charge), disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax, duty, levy, fee, impost or other similar governmental charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and (ii) any Liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or having been) a member of any combined, consolidated or affiliated group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Contest” shall have the meaning set forth in Section 8(c)(v).

“Tax Relief” means (i) any relief, loss, allowance, credit, deduction, or set off in computing income, profits or gains for the purpose of Tax conferred on any person or (ii) any right to repayment of Tax (whether or not including interest or penalties) available to that person.

“Tax Return” means any return, election, disclosures, designation, form, declaration, report, claim for refund, information return, statement or any other document of any nature whatsoever relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, in each case, filed (or required to be filed) with any Governmental Authority.

“Third Party Claim” shall have the meaning set forth in Section 7(b)(vii).

“Top Customer” shall have the meaning set forth in Section 4(v)(i).

“Top Vendor” shall have the meaning set forth in Section 4(v)(ii).

Appendix A-16

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business, provided that on such Business Day no event occurs that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day in general to effect transactions in, or to obtain market values for, the Parent Common Stock on the Relevant Exchange or to effect transactions in the Parent Common Stock on the Relevant Exchange.

“Transaction Expenses” means, without duplication, all fees and expenses, payable or subject to reimbursement by the Company (on behalf of itself, each Seller, Preference Seller or the Sellers’ Representative, or any of their respective Affiliates) in connection with the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (i) all brokers’ or finders’ fees, (ii) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, (iii) all sale, change-of-control, “stay-around,” retention, severance or similar bonuses or payments to current or former directors, managers, officers, employees and other service providers of the Company paid or payable as a result of or in connection with the transactions contemplated hereby (including the amounts payable pursuant to any severance or other payments payable to any employee or service provider of the Company in connection with such Person entering into any new employment agreement or service agreement, whether at or following the Closing, but, for the avoidance of doubt, excluding any new severance payments provided under such new employment agreement or service agreement, as applicable) and the employer portion of any payroll, social security or similar Tax imposed on such amounts, and (iv) the employer portion of any payroll, social security or similar Tax imposed on amounts payable hereunder in respect of Options or Ordinary Shares. The term “Transaction Expenses” does not, for purposes of calculating the Aggregate Consideration, include any amounts taken into consideration in Indebtedness or any Current Liabilities.

“Transitional Instrument” has the meaning given in the Fair Work (Transitional Provisions and Consequential Amendments) Act 2009 (Cth).

“TWAP” shall have the meaning set forth in Section 1(m)(i).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar law.

“1936 Tax Act” means the Income Tax Assessment Act 1936 (Cth).

“1997 Tax Act” means the Income Tax Assessment Act 1997 (Cth).

Appendix A-17

Annex A

Sellers / Pro Rata Share

	Seller		Shares	Pro Rata Share (%)
1.	Myall Grove Pty Ltd ACN 069 980 945		60,000	2.69
2.	McNab Property Pty Ltd ACN 108 265 738 as trustee for the McNab Property Family Trust		60,000	2.69
3.	Pat McNab Holdings Pty Ltd ACN 652 898 229 as trustee for the McNab Trust		540,000	24.25
4.	Brigalow Holdings Co Pty Ltd ACN 657 148 519 as trustee for the Morgan Trust		540,000	24.25
5.	Pier Two BT Pty Ltd ACN 648 591 520 as bare trustee for each of:
	(i).	Aidan Tetther	19,412	0.87
	(ii).	Brayton Goodall	18,702	0.84
	(iii).	James Deeb Holdings Pty Ltd ATF Deeb Trust	370,701	16.64
	(iv).	Kitty Lomas	10,773	0.48
	(v).	Mack Family Investments Pty Ltd ATF Mack Family Investment Trust	109,091	4.90
	(vi).	Raymond Mogg Pty Ltd ATF Hypha Capital Trust	109,091	4.90
	(vii).	Redorra Investments Pty Ltd ATF Redorra Family Trust	18,510	0.83
	(viii).	Seamus McNab	155,238	6.97
	(ix).	Tristan Heiner	8,672	0.39
	(x).	Westchester Ventures Pty Ltd ATF Westchester Ventures Trust	59,779	2.68
	(xi).	Adam Bawi	1,902	0.09
	(xii).	Alistair Hammond	1,285	0.06
	(xiii).	Coin Up Holdings Pty Ltd ATF Coin Up Trust	12,603	0.57
	(xiv).	Eva Hutchinson	278	0.01
	(xv).	Flawless Holdings Pty Ltd ATF Flawless Trust No 2	666	0.03
	(xvi).	Garcinia Gold Holdings Pty Ltd ATF Garcinia Gold Trust	278	0.01
	(xvii).	Jackson Bristed	512	0.02
	(xviii).	Nicholas Crow	518	0.02
	(xix).	Serumstate Pty Ltd	4,596	0.21
	(xx).	Andrey Shevchenko	4,561	0.20
	(xxi).	Angus Eaton	26,343	1.18
	(xxii).	Artur Zbykovskyi	3,421	0.15
	(xxiii).	Avinava Basu	6,480	0.29
	(xxiv).	Chris Martin	15,411	0.69
	(xxv).	David Belvedere	15,429	0.69
	(xxvi).	Helen Mack	5,535	0.25
	(xxvii).	Mihir Faujdar	15,770	0.71
	(xxviii).	NHAU Holdings Pty Ltd ATF Herrmann Family Trust	4,596	0.21
	(xxix).	Serhii Manzhos	4,561	0.20
	(xxx).	Thomas Whitton	22,437	1.01
			2,227,151	100.00

Exhibit A

Annex B

Preference Sellers

	Seller	Shares	Net Preference Payment Amount
1.	Framework Ventures II LP	8,239	USD$	500,000
2.	Airtree Ventures 2021 Trusco Pty Ltd ACN 652 901 409 as trustee for Airtree Ventures Crypto 2021 Trust	16,477	USD$	1,000,000
3.	DACM Liquid Venture Fund Inc	12,358	USD$	750,000

Exhibit A

Exhibit A

Form of Restrictive Covenants Agreement

Exhibit A

Exhibit B

Form of Employment Agreement

Exhibit B

Schedule A-1

Initial Cash Consideration

$3,500,000

Estimated Cash: $3,177,461

Estimated Indebtedness: $641,296

Estimated Transaction Expenses: $472,500

Schedule A-1

Schedule A-2

Closing Statement – Basis of Preparation

1.	Basis for preparation of Closing Statement

(a)	The Closing Statement must be prepared in accordance with the following, in the following order and priority:

(i)	first, using specific accounting principles, policies, procedures, practices, categorisations, processes, methodologies and estimation techniques set out in Section 2 of this Schedule (Specific Accounting Policies);

(ii)	second, where an item is not covered by Section 1(a)(i), in accordance with the same accounting policies, principles, procedures, practices, categorisations, processes, methodologies and estimation techniques used to prepare the Last Accounts (the “Last Accounts Policies”) (even where ; the Last Accounts Policies do not comply with the Accounting Standards); and

(iii)	third, where an item is not covered by Sections 1(a)(i) and (ii), in accordance with the Australian Accounting Standards as at 30 June 2025,

together, the “Accounting Principles”.

2.	Specific Accounting Policies

(a)	The amounts included in the Closing Statement will be calculated on a consolidated basis by reference to the nominal ledgers of the Business (adjusted to comply with the requirements of the Accounting Principles as necessary). The Closing Statement will be prepared as if it were being prepared at the end of a financial year and in accordance with those specific procedures that would be adopted by the Target Companies at a financial year end, including detailed cut-off procedures. For the avoidance of doubt, the amounts included in the Closing Statement shall not be adjusted to reflect any conversion to, or alignment with, U.S. generally accepted accounting principles (“US GAAP”) or any other accounting framework adopted by Parent or its Affiliates after the Closing.

(b)	The Closing Statement must be prepared on the basis that the Target Companies are a going concern and on a ‘business as usual’ basis and on the assumption that the Target Companies have not undergone a change of ownership. No change in the valuation of assets and liabilities arising as a result of Closing and the consequential change of control will be reflected in the Closing Statement, including any effect as a result of aligning any accounting policies with those of the Buyer.

(c)	There will be no double counting of assets or liabilities included in the calculation of Actual Cash, Actual Indebtedness and Actual Transaction Expenses and no double counting with amounts settled elsewhere under the Transaction Documents.

Schedule A-2-1

(d)	No materiality shall be applied to the Closing Statement.

(e)	The Closing Statement will be prepared as at the Closing. No account will be taken of any events taking place after the Closing. Regard will be had to all information that has become available to Buyer at any time up to and including the date that the Closing Statement is delivered by Buyer to the Sellers’ Representative pursuant to Section 1(i)(ii) (“Cut-Off Time”), to the extent that such information relates to facts, matters, events, or circumstances taking place prior to or existing as of the Closing.

(f)	Balances between each Target Company will be reconciled and eliminated upon consolidation. Balances which do not eliminate will be investigated. If following the investigation, the balances still do not agree, then any unreconciled surplus receivables will be written-off and any unreconciled surplus liabilities will be released.

(g)	The Closing Statement must:

(i)	first be expressed in Australian dollars. Where items are in a currency other than Australian dollars, those amounts must be converted into Australian dollars using the final daily exchange rates at the Closing Date as sourced from XE.com by Xero or, if such rate is not available from XE.com by Xero, the mid-market rate as published by the Reserve Bank of Australia on the Closing Date; and

(ii)	the Actual Cash, Actual Indebtedness and Actual Transaction Expenses will then be converted into U.S. Dollars using the final daily AUD/USD exchange rate at the Closing Date as sourced from XE.com by Xero.

(h)	In preparing the Closing Statement, all liabilities will be expressed as negative amounts and all assets will be expressed as positive amounts.

(i)	Deferred income Tax assets and liabilities shall be excluded from the Closing Statement.

(j)	The Pre-Closing Income Tax Amount liability (or asset) included in the Closing Statement shall take account of any available losses and be calculated in accordance with:

(i)	all applicable Tax Law, as it relates to the period prior to the Closing (and where the Closing straddles a tax year, then in accordance with the Tax Laws (including Tax rates) enacted or substantially enacted at the Closing; and

(ii)	the same accounting policies, principles, procedures, practices, processes, methodologies and estimation techniques used to prepare the Last Accounts.

(k)	Cash shall include an asset for all amounts received by the Target Companies in relation to amounts receivable from shareholders for unpaid share capital and amounts receivable from ESOP participants upon the exercise of the ESOP options, regardless of whether such amounts were received before or after the Closing.

Schedule A-2-2

(l)	A reconciliation of cryptocurrency held by the Target Companies as of the Closing will be performed by Tax On Chain Pty Ltd using Summ (formerly CryptoTaxCalculator), applying the same accounting principles, practices, procedures, categorisations and methodologies used to prepare the Last Accounts (including the categorisation of cryptocurrency as inventory versus investment). The quantity of cryptocurrency tokens held by the Target Companies shall be the quantity set out in Summ (which shall have been reconciled to the quantity in each material wallet on (or as close to) the Closing). The value shall be calculated using the market price set out in Summ (which uses CoinGecko) on (or as close) to the Closing. If Summ does not have a market price for a particular token, then the market price shall be as quoted by CoinGecko on (or as close to) the Closing. If Summ is not integrated to a particular blockchain network, then the number of tokens and market price will be verified on (or as close to) the Closing by a reasonable third party source (including the network’s block explorer). The Sellers’ Representative shall provide reasonable evidence of control of the private keys associated with the material wallet addresses holding such cryptocurrency. The Buyer shall have the right to engage, at its own expense, an independent cryptocurrency reconciliation provider to verify the quantities and market prices produced by Tax On Chain Pty Ltd using Summ. In the event of a discrepancy exceeding $50,000 in aggregate, the parties shall cooperate in good faith to resolve such discrepancy, and failing resolution, the matter shall be referred to the Designated Accounting Firm.

(m)	The following items shall be excluded from the Closing Statement (and Cash and Indebtedness):

(i)	deferred income Tax assets and liabilities;

(ii)	any contingent liabilities (as defined by the Australian Accounting Standards), provided that any liability for which the probability of payment exceeds fifty percent (50%) as of the Closing shall not be treated as a contingent liability for purposes of this exclusion and shall instead be included in Indebtedness at its best estimate;

(iii)	any accrued expenses and any liabilities in relation to employee and contractor entitlements; and

(iv)	any line items classified as “Excluded – WC” and “Excluded – Other” in the table Section 3 of this schedule.

Schedule A-2-3

3.	Closing Statement Format

Balance Sheet Allocation					Estimated Closing Statement
Pier Two Consolidated Group	31/12/2025	Estimated 28/2/2026		Classification	Cash	Indebtedness	Transaction Expenses	Excluded - WC	Excluded - Other

ASSETS
Cash & Equivalents
Cash on Hand	$108	$108		Cash	$108	-	-	-	-
Operating Cash – Bank					-	-	-	-	-
Chainlink Oracle Reputation	$0	$0		Cash	$0	-	-	-	-
Chainlink Oracle Reputation PL	$0	$0		Cash	$0	-	-	-	-
Lion’s Mane Development PtyLtd	$0	$0		Cash	$0	-	-	-	-
Mycelium Properties Pty Ltd	$0	$0		Cash	$0	-	-	-	-
Pier Two Capital FX USD Account	$34,804	$72		Cash	$72	-	-	-	-
Pier Two Capital Pty Ltd	$745	$672		Cash	$672	-	-	-	-
Pier Two Services Pty Ltd	$19,489	$124,661		Cash	$124,661	-	-	-	-
Pier Two Services Pty Ltd 2	$5,183	$722		Cash	$722	-	-	-	-
Suncorp Bank Account	$100	$100		Cash	$100	-	-	-	-
Lion’s Mane Development	$0	$0		Cash	$0	-	-	-	-
Pier Two Holdings Pty Ltd	$1,407	$3,764		Cash	$3,764	-	-	-	-
Weel Expenses Account	$10,852	$24,457		Cash	$24,457	-	-	-	-
WiseBusiness Account	$21,240	$31,321		Cash	$31,321	-	-	-	-
TransferWise	$0	$0		Cash	$0	-	-	-	-
Total Operating Cash – Bank	$93,820	$185,770			$185,770	$0	$0	$0	$0
Credit cards
James Deeb Corporate Card	$(6,957)	$(6,957)		Excluded - WC	-	-	-	$(6,957)	-
Mastercard Business	$(219)	$(219)		Excluded - WC	-	-	-	$(219)	-
MasterCard Platinum Rewards James Deeb - Pier Two	$3,655	$(354)		Excluded - WC	-	-	-	$(354)	-
Secure Data Links Pty Ltd - Corporate Credit Card	$7,114	$7,059		Excluded - WC	-	-	-	$7,059	-
Pat McNab Card	$(40)	$(7,005)		Excluded - WC	-	-	-	$(7,005)	-
CBA Business Transaction Account #0560	$354	$354		Cash	$354	-	-	-	-
Total Credit cards	$3,907	$(7,121)			$354	$0	$0	$(7,475)	$0
Total Operating Cash – Bank	$97,727	$178,649			$186,125	$0	$0	$(7,475)	$0
Cash – Interest Bearing / Term Deposits
Pier Two Holdings Pty Ltd CGA	$555,000	$555,000		Cash	$555,000	-	-	-	-
Total Cash & Equivalents	$652,835	$733,757			$741,233	$0	$0	$(7,475)	$0
Accounts Receivable
Accounts receivable
Accounts Receivable	$2,861	$3,126		Excluded - WC	-	-	-	$3,126	-
Coinspot Receivable	$0	$0		Excluded - WC	-	-	-	$0	-
Accounts Receivable adjustment account	$0	$0		Excluded - WC	-	-	-	$0	-
Total Accounts receivable	$2,861	$3,126			$0	$0	$0	$3,126	$0
Total Accounts Receivable	$2,861	$3,126			$0	$0	$0	$3,126	$0
Inventory
Digital Assets – Inventory (Operating)
Stock - Bonus Payment	$0	$0		Excluded - Other	-	-	-	-	$0
Stock on Hand - Crypto	$1,353,710	$2,576,495	Note 1	Cash	$2,576,495	-	-	-	-
Ethereum balance	$34,650	$0	Note 1	Cash	$0	-	-	-	-
Polygon Balance	$53	$0	Note 1	Cash	$0	-	-	-	-
Solana Balance	$393,064	$0	Note 1	Cash	$0	-	-	-	-
Total Digital Assets – Inventory (Operating)	$1,781,477	$2,576,495			$2,576,495	$0	$0	$0	$0
Total Inventory	$1,781,477	$2,576,495			$2,576,495	$0	$0	$0	$0
Other Current Assets
Deel / Other Int - Deposits	$0	$0		Excluded - Other	-	-	-	-	$0
Loans Receivable
Loan - Angus Eaton	$2,958	$1,349		Excluded - Other	-	-	-	-	$1,349
Loan - Chris Martin	$0	$0		Excluded - Other	-	-	-	-	$0
Loan - Space Farmers	$10,894	$10,894		Excluded - Other	-	-	-	-	$10,894
Loan - Yerba Mates	$0	$0		Excluded - Other	-	-	-	-	$0
Total Loans Receivable	$13,852	$12,243			$0	$0	$0	$0	$12,243
Loan - Ash Morgan	$0	$0		Excluded - Other	-	-	-	-	$0
Loan - Ash Morgan Holdings Pty Ltd	$0	$0		Excluded - Other	-	-	-	-	$0
Loan - White Button (Centric Technologies Pty Ltd)	$0	$0		Excluded - Other	-	-	-	-	$0
Loan to COR	$0	$0		Excluded - Other	-	-	-	-	$0
Prepaid Tax					-	-	-	-	-
Provision for FBT payable	$16,874	$16,874		Excluded - WC	-	-	-	$16,874	-
Staking Deposits	$0	$0		Cash	$0	-	-	-	-
CBA #7297	$0	$0		Cash	$0	-	-	-	-
Term Deposits (CA)	$0	$0		Cash	$0	-	-	-	-
Total Other Current Assets	$30,726	$29,117			$0	$0	$0	$16,874	$12,243
Total Current Assets	$2,467,900	$3,342,495			$3,317,727	$0	$0	$12,525	$12,243
Fixed Assets
Computer equipment
Computer Equipment	$93,617	$93,617		Excluded - Other	-	-	-	-	$93,617
Computer Equipment Acc dep	$(78,284)	$(80,556)		Excluded - Other	-	-	-	-	$(80,556)
Total Computer equipment	$15,333	$13,061			$0	$0	$0	$0	$13,061
Office equipment
Office Equipment	$125,401	$125,401		Excluded - Other	-	-	-	-	$125,401
Office Equipment Accumulated Depreciation	$(113,198)	$(114,985)		Excluded - Other	-	-	-	-	$(114,985)
Total Office equipment	$12,203	$10,416			$0	$0	$0	$0	$10,416
52 Burnett St	$0	$0			$0	$0	$0	$0	$0
Other assets
Intangibles - Amortisation	$0	$0		Excluded - Other	-	-	-	-	$0
Intangibles	$0	$0		Excluded - Other	-	-	-	-	$0
Total Other assets	$0	$0			$0	$0	$0	$0	$0
Less Accumulated Depreciation on Structural Improv	$0	$0		Excluded - Other	-	-	-	-	$0
Structural Improvements	$0	$0		Excluded - Other	-	-	-	-	$0
Total Fixed Assets	$27,536	$23,477			$0	$0	$0	$0	$23,477
Intangible Assets
Intangible Asset – Contract Rights
Intangible Assets – Lido Supply Rights	$608,735	$608,735		Excluded - Other	-	-	-	-	$608,735
Intangible Assets – Contingent Supply Rights	$721,487	$721,487		Excluded - Other	-	-	-	-	$721,487
Managed State Validator Rights
Intangible Assets - Managed State Validator Rights	$125,000	$125,000		Excluded - Other	-	-	-	-	$125,000
Total Intangible Asset – Contract Rights	$1,455,222	$1,455,222			$0	$0	$0	$0	$1,455,222
Total Intangible Assets	$1,455,222	$1,455,222			$0	$0	$0	$0	$1,455,222
Investments or Other Non-Current Assets
Bank Guarantee - CBA - RedEye Apps Pty Ltd	$0	$0		Excluded - Other	-	-	-	-	$0
Bitcoin (BTC)	$0	$0		Cash	$0	-	-	-	-
Ethereum (ETH)	$0	$0		Cash	$0	-	-	-	-
Immutable (IMX)	$0	$0		Cash	$0	-	-	-	-
Portfolio investments (at Cost)
Investment - Kintiq Research	$80,675	$80,675		Excluded - Other	-	-	-	-	$80,675
Investment - Rocksolid	$80,951	$80,951		Excluded - Other	-	-	-	-	$80,951
Investment - TAF Capital BAIF	$120,000	$120,000		Cash	$120,000	-	-	-	-
Investment - The Lao	$36,353	$36,353		Excluded - Other	-	-	-	-	$36,353
Investment - Transak	$35,085	$35,085		Excluded - Other	-	-	-	-	$35,085
Investments	$200,000	$200,000		Excluded - Other	-	-	-	-	$200,000
Shares - Bullroarer Networks Pty Ltd	$250,000	$250,000		Excluded - Other	-	-	-	-	$250,000
Investment - A+ ETH Corporation	$154,172	$154,172		Excluded - Other	-	-	-	-	$154,172
Investment - Alluvial	$164,859	$164,859		Excluded - Other	-	-	-	-	$164,859
Investment - Consensys	$68,703	$68,703		Excluded - Other	-	-	-	-	$68,703
Investment - Enclave	$7,521	$7,521		Excluded - Other	-	-	-	-	$7,521
Investment - ETH GAS	$77,127	$77,127		Excluded - Other	-	-	-	-	$77,127
Investment - Fabricant	$132,171	$132,171		Excluded - Other	-	-	-	-	$132,171
Investment - Fluidity	$13,889	$13,889		Excluded - Other	-	-	-	-	$13,889
Investment - Gevulot	$75,369	$75,369		Excluded - Other	-	-	-	-	$75,369
Investment - Heroglyph	$15,320	$15,320		Excluded - Other	-	-	-	-	$15,320
Investment - Molecule	$28,998	$28,998		Excluded - Other	-	-	-	-	$28,998
Investment - Monk	$183,260	$183,260		Excluded - Other	-	-	-	-	$183,260
Investment - Neon Dao	$325,731	$325,731		Excluded - Other	-	-	-	-	$325,731
Investment - NFT Oasis	$134,425	$134,425		Excluded - Other	-	-	-	-	$134,425
Investment - Noise Dao	$108,172	$108,172		Excluded - Other	-	-	-	-	$108,172
Investment - Open Guild	$35,022	$35,022		Excluded - Other	-	-	-	-	$35,022
Investment - PrePo	$63,550	$63,550		Excluded - Other	-	-	-	-	$63,550
Investment - ReadyPlayerDao	$315,629	$315,629		Excluded - Other	-	-	-	-	$315,629
Investment - Sonar	$69,067	$69,067		Excluded - Other	-	-	-	-	$69,067
Investment - Spaceship Dao	$30,354	$30,354		Excluded - Other	-	-	-	-	$30,354
Investment - Spearbit	$175,957	$175,957		Excluded - Other	-	-	-	-	$175,957
Investment - Talisman	$134,335	$134,335		Excluded - Other	-	-	-	-	$134,335
Investment - Tempus	$134,825	$134,825		Excluded - Other	-	-	-	-	$134,825
Investment - Tribute Labs	$933,555	$933,555		Excluded - Other	-	-	-	-	$933,555
Investment - BIO	$84	$84		Excluded - Other	-	-	-	-	$84
Investment - Space and Time	$143,286	$143,286		Excluded - Other	-	-	-	-	$143,286
Total Portfolio investments (at Cost)	$4,328,443	$4,328,443			$120,000	$0	$0	$0	$4,208,443
Maple (MPL)	$0	$0	Note 1		-	-	-	-	-
Digital Assets – Treasury
Other Crypto Assets	$2,886,856	$0	Note 1	Cash	$0	-	-	-	-
Stablecoins	$38,930	$0	Note 1	Cash	$0	-	-	-	-
World Liberty Financial (WLFI)	$0	$0	Note 1	Cash	$0	-	-	-	-
Total Digital Assets – Treasury	$2,925,787	$0			$0	$0	$0	$0	$0
Patents	$0	$0		Excluded - Other	-	-	-	-	$0
Staked LINK (STLINK)	$0	$0	Note 1	Cash	$0	-	-	-	-
Employee share scheme receivable
Unpaid Share Capital	$940,473	$940,473		Cash	$940,473	-	-	-	-
Total Investments or Other Non-Current Assets	$8,194,703	$5,268,916			$1,060,473	$0	$0	$0	$4,208,443
Total Non-Current Assets	$9,677,461	$6,747,615			$1,060,473	$0	$0	$0	$5,687,142
Total Assets	$12,145,361	$10,090,110			$4,378,200	$0	$0	$12,525	$5,699,385

LIABILITIES
Short Term Debt
Foundation Token Loan
Loan - Covalent Network Corporation	$0	$0		Excluded - Other	-	-	-	-	$0
Total Short Term Debt	$0	$0			$0	$0	$0	$0	$0
Accounts Payable
Accounts payable
Accounts Payable	$8,163	$97,162		Excluded - WC	-	-	-	$(97,162)	-
Trade Payables	$0	$0		Excluded - Other	-	-	-	-	$0
Total Accounts payable	$8,163	$97,162			$0	$0	$0	$(97,162)	$0
Total Accounts Payable	$8,163	$97,162			$0	$0	$0	$(97,162)	$0
Tax Liability
Income Tax Payable	$549,492	$549,492		Indebtedness	-	$(549,492)	-	-	-
Other Current Liabilities
Other payroll and statutory obligations
ATO Integrated Client Account Balance	$0	$0		Excluded - Other	-	-	-	-	$0
GST	$11,428	$7,768		Excluded - WC	-	-	-	$(7,768)	-
PAYGW Payable	$107,914	$62,278		Excluded - WC	-	-	-	$(62,278)	-
Wages Payable	$0	$0		Excluded - Other	-	-	-	-	$0
Super Payable	$37,535	$47,407		Excluded - WC	-	-	-	$(47,407)	-
Suspense	$0	$0		Excluded - Other	-	-	-	-	$0
Total Other payroll and statutory obligations	$156,877	$117,453			$0	$0	$0	$(117,453)	$0
Historical Adjustment	$0	$0		Excluded - Other	-	-	-	-	$0
Rounding	$0	$0		Excluded - Other	-	-	-	-	$0
Asset Acquisition Payable	$0	$0		Excluded - Other	-	-	-	-	$0
Bond Payable	$0	$0		Excluded - Other	-	-	-	-	$0
Total Other Current Liabilities	$156,877	$117,453			$0	$0	$0	$(117,453)	$0
Total Current Liabilities	$714,532	$764,107			$0	$(549,492)	$0	$(214,615)	$0
Long Term Debt
Loan - Ash Morgan	$0	$0		Excluded - Other	-	-	-	-	$0
Loans – Related Parties / Shareholders
Loan - DACM	$0	$0		Excluded - Other	-	-	-	-	$0
Loan - McNab Charlton	$110,000	$110,000		Indebtedness	-	$(110,000)	-	-	-
Loan - Pat McNab	$111,646	$51,646		Indebtedness	-	$(51,646)	-	-	-
Loan - Myall Grove Pty Ltd	$5,000	$5,000		Indebtedness	-	$(5,000)	-	-	-
Total Loans – Related Parties / Shareholders	$226,646	$166,646			$0	$(166,646)	$0	$0	$0
Loan - Rep BVI	$0	$0		Excluded - Other	-	-	-	-	$0
LP token Payable	$0	$0		Excluded - Other	-	-	-	-	$0
Loan - CBA	$0	$0		Excluded - Other	-	-	-	-	$0
Total Long Term Debt	$226,646	$166,646			$0	$(166,646)	$0	$0	$0
Other Non-Current Liabilities
Crypto Borrowings	$0	$0		Excluded - Other	-	-	-	-	$0
Provision for Income Tax	$0	$0		Indebtedness	-	$0	-	-	-
Contingent Consideration Liability					-	-	-	-	-
Deferred Liability – Contingent Consideration	$796,487	$796,487		Excluded - Other	-	-	-	-	$(796,487)
Total Other Non-Current Liabilities	$796,487	$796,487			$0	$0	$0	$0	$(796,487)
Total Non-Current Liabilities	$1,023,133	$963,133			$0	$(166,646)	$0	$0	$(796,487)
Total Liabilities	$1,737,665	$1,727,240			$0	$(716,138)	$0	$(214,615)	$(796,487)

Reported Net Assets	$10,407,696	$8,362,870			$4,378,200	$(716,138)	$0	$(202,090)	$4,902,898
Check		$0
Adjustments:
Transaction Expenses	n/a	$(675,000)	Note 2	Transaction Expenses	-	-	$(675,000)	-	-
Pre-Closing Income Tax Amount (FY26 YTD)	n/a	$(200,000)		Indebtedness	-	$(200,000)	-	-	-
ESOP option exercise proceeds	n/a	$161,030		Cash	$161,030	-	-	-	-
Adjustment Subtotal	$0	$(713,970)			$161,030	$(200,000)	$(675,000)	$0	$0

Adjusted Net Assets	$10,407,696	$7,648,900			$4,539,230	$(916,138)	$(675,000)	$(202,090)	$4,902,898
Check		$0

Note 1 - For the purposes of the Estimated Closing Statement, the total cryptocurrency balance has been shown on line “Stock on Hand – Crypto”. However, for the Closing Statement, the cryptocurrency balance will be allocated to the appropriate balance sheet lines (all of which will be included in Cash).

Note 2 - 25% Tax effect applied to transaction costs

Schedule A-2-4

Schedule A-3

Earnout Consideration Statement

1.	Annual Recurring Revenue

(a)	The Annual Recurring Revenue included in each Earnout Consideration Statement (“ARR”) will include (i) Total Staking Revenue Amount; plus (ii) Total Node Revenue Amount; plus (iii) Total Other Revenue Amount.

(b)	All references to the market price of any digital asset in this Schedule A-3 shall be determined using the time-weighted average price (‘TWAP’) for the applicable asset over the seven (7) Trading Day period ending on (and including) the Measurement Date, as sourced from CoinGecko (or, if CoinGecko does not provide pricing for the applicable asset, from such other widely recognized pricing source as the parties may agree in good faith).

(c)	The final determination of all amounts calculated pursuant to this Schedule A-3, including the Total Staking Revenue Amount, the Total Node Revenue Amount, and the Total Other Revenue Amount, shall be subject to agreement by both Buyer and the Sellers’ Representative, acting in good faith. In the event of any disagreement, the dispute resolution procedures set forth in Section 1(k)(i) of the Agreement shall apply.

2.	Total Staking Revenue Amount

(a)	All revenue derived from Staking Products will be included in the calculation of the Total Staking Revenue Amount component of ARR.

(b)	Each token will apply the below calculations and the resulting amount will be the “Token Staking Revenue” of that token.

(i)	the quantity of each token staked (including tokens activating or in an entry queue) by the Target Companies, any New Entity, or the Parent or any Affiliates of the Parent operating the Business (together the “Earnout Companies” and each an “Earnout Company”) on the Measurement Date; multiplied by

(ii)	the Market Price of each token on the Measurement Date; multiplied by

(iii)	the relevant Earnout Company’s actual staking reward rate for each such token, calculated as the trailing 7-day average of the Earnout Company’s validator reward rate for the applicable network, as sourced from the relevant on-chain staking data; provided, that where the Earnout Company has less than 7 days of historical performance data on a particular network or product (including a newly supported chain), the staking reward rate shall be either: (A) the trailing 7-day average network-wide staking reward rate for the applicable network, as sourced from a mutually agreed third-party data provider; or (B) as otherwise commercially reasonable and mutually agreed; multiplied by:

Schedule A-3-1

(iv)	the commission rate for each customer on the Measurement Date.

(c)	The Token Staking Revenue of each token will be aggregated to calculate the Total Staking Revenue Amount. The Total Staking Revenue Amount shall be determined net of: (i) any rebates and refunds actually issued; (ii) any Taxes billed to customers; and (iii) any revenue derived from BMNR Staking, consistent with the definition of Annual Recurring Revenue in Appendix A.

3.	Total Node Revenue Amount

(a)	All revenue derived from Node Products will be included in the calculation of the Total Node Revenue Amount component of ARR.

(b)	Each token will apply the below calculations and the resulting amount will be the “Token Node Revenue” of that token.

(i)	Token Node Revenue will be calculated as the Daily Node Revenue multiplied by 365.

(ii)	The Daily Node Revenue shall be calculated as:

(A)	the quantity of token rewards generated or earned during a reasonable measurement period for each token, as determined by the Sellers’ Representative, ( regardless of whether or not such rewards have been received, distributed or claimed); multiplied by

(B)	the Market Price of each token on the Measurement Date.

(c)	The Token Node Revenue of each token will be aggregated to calculate the Total Node Revenue Amount.

4.	Total Other Revenue Amount

(a)	All revenue derived from Included Revenue Products other than Staking Products and Node Products (the “Other Products”) will be included in the calculation of the Total Other Revenue Amount component of ARR.

(b)	The parties will act in good faith to measure an annualized amount of all revenue attributable to Other Products in a manner that is commercially reasonable. This may include using the following measurement approaches by way of example:

(i)	Using similar calculations applied to calculate the Total Staking Revenue Amount and the Total Node Revenue Amount where the revenue is earned or calculated in a similar way to Staking Products or Node Products (as relevant).

Schedule A-3-2

(ii)	Using a run-rate for revenue earned from a particular Other Product and applying that run-rate to calculate an annualized revenue amount (for example calculating the run-rate of actual revenue earned on an accruals basis from the Closing Date to the Measurement Date, or for a short period around the Measurement Date).

(iii)	Where pricing is unknown for a new network or protocol, applying a reasonable estimate of revenue earned on services performed prior to the Measurement Date, using all information available at the Measurement Date.

(iv)	Applying a snapshot of assets or value locked in a vault or similar program and applying the applicable management, performance or participation fee rate to determine annualised revenue.

(v)	Where revenue is derived from incentives, credits, points or similar units expected to convert into tokens or other economic benefits, applying a reasonable estimate of the value of such incentives based on all information available as at the Measurement Date. For the avoidance of doubt, even if an airdrop/points or similar program claims to have no value, value may be determined by a reasonable estimate of the Sellers’ Representative, considering, for example, recent capital raises or secondary markets for points.

(vi)	Applying the run-rate of incremental rewards generated through any of the following: block building, MEV products or optimisation or similar infrastructure improvements and/or activities measured over a representative period around the Measurement Date and annualising the resulting revenue.

(vii)	Applying market pricing to token allocations, grants or similar protocol incentives earned for services performed prior to the Measurement Date and annualising the resulting value.

5.	General principles

The principles set out in this Section 5 of this schedule, shall be applied to Sections 2 to 4 of this schedule.

(a)	ARR shall include all revenue from (i) Included Revenue Products which are used or distributed by or through an application of Parent or its Affiliates; and (ii) any Referral Revenue. Regarding the Total Staking Revenue Amount, that means including the associated tokens in the Token Staking Revenue calculation. Regarding the Total Node Revenue Amount, that means including the token rewards in the Network Node Revenue calculation. Regarding the Total Other Revenue Amount, revenue will be calculated on a gross basis equal to the total amounts paid by or attributable to third-party customers, without reduction for any distribution fees, platform access fees, or other intercompany allocations retained by Parent or its Affiliates; provided, however, that where an Earnout Company acts solely as a referral source or pass-through provider and does not itself perform the underlying services, the Total Other Revenue Amount attributable to such arrangement shall be recorded net of any revenue-sharing payments made to the party that performs such services, so that only the portion of the total payment to which the Earnout Company is entitled for its referral or intermediary services is included.

Schedule A-3-3

(b)	There will be no double counting of any revenue included in the calculation of ARR. No materiality shall be applied to each Earnout Consideration Statement.

(c)	Subject to the requirements of Sections 2 to 4 of this schedule, the Earnout Consideration Statement will be prepared taking into account all information available up until the date the Earnout Consideration Statement is delivered by the Buyer in accordance with Section 1(k)(ii) (“Earnout Cut-Off Time”).

(d)	In preparing the Earnout Consideration Statement, all revenue will be expressed as positive amounts.

(e)	Where the Total Other Revenue Amount has been measured by reference to actual revenue earned by the Earnout Companies (and not for example, by a calculation at a point in time such as using number of tokens multiplied by a market price), then the revenue earned shall be measured based on the accounting practices, policies, and methodologies of the Earnout Companies as in effect immediately prior to the Closing (including any cash-basis recognition methods used for tax reporting purposes) and shall not be adjusted to reflect any conversion to, or alignment with, US GAAP or any other accounting framework adopted by Parent or its Affiliates after the Closing. Any adjustments arising solely from a post-Closing GAAP conversion shall be excluded from the determination of Annual Recurring Revenue. For the avoidance of doubt, the calculation of the Total Staking Amount and the Total Node Revenue Amount are point in time measurements, calculated using the formulas set out in sections 2 and 3 above and this section 5(e) does not apply to them.

Schedule A-3-4

Schedule B

Specified Investments

Investee	Jurisdiction of Investee	Target Company (Investor)	Investment Date
Tribute Labs, Inc. A Delaware Corporation	Wilmington, county of New Castle, Delaware USA	Pier Two Capital Pty Ltd (formerly known as Joker Capital Pty Ltd)	18/01/2022

The LAO I,LLC , A Delaware LLC	251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.	Pier Two Capital Pty Ltd (formerly known as Joker Capital Pty Ltd)	7/5/2020

Space and Time Labs Inc. A Delaware Corporation	Wilmington, county of New Castle, Delaware USA	Pier Two Capital Pty Ltd (formerly known as Mycelium Capital Pty Ltd)	12/05/2022

Spearbit Labs Inc., A Delaware Corporation	251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808	Pier Two Capital Pty Ltd (formerly known as Mycelium Capital Pty Ltd)	29/11/2021

Transak, Inc. A Delaware. Corporation	251 Little Falls Drive, Wilmington, DE 19808	Pier Two Capital Pty Ltd (formerly known as Joker Capital Pty Ltd)	24/08/2021

Neon DAO	Washington, District of Columbia, USA, C/o Berdon LLP, 360 Madison Avenue New York NT 10017	Pier Two Capital Pty Ltd (formerly known as Joker Capital Pty Ltd) / Aspergillus Pty Ltd ATF Neon Investment Trust	20/10/2021

CONSENSYS INVESTOR LLC, a Delaware limited liability company	49 Bogart St, Brooklyn, NY 11206	Pier Two Capital Pty Ltd (formerly known as Joker Capital Pty Ltd)	2/11/2020

Spaceship DAO LLC A Delaware limited liability company	Wilmington, county of New Castle, Delaware USA	PierTwo Capital Pty Ltd (formerly known as Joker Capital Pty Ltd ) / Koji Capital Pty Ltd ATF SPACESHIP DAO INVESTMENT TRUST	11/5/2022

Sound DAO	Kent City, Michigan, United States, C/0 Berdon LLP, 360 Madison Avenue New York NT 10017	Aspergillus Pty Ltd ATF SOUND DAO INVESTMENT TRUST	1/4/2022

Schedule B

Investee	Jurisdiction of Investee	Target Company (Investor)	Investment Date
Ready Player DAO LLC. A Delaware limited liability company	Wilmington, county of New Castle, Delaware USA	Pier Two Capital Pty Ltd (formerly known as Mycelium Capital Pty Ltd)	08/04/2022

PrePO (the PrePO Decentralised Autonomous Organisation)	British Virgin Islands	Pier Two Capital Pty Ltd (formerly known as Joker Capital Pty Ltd)	08/05/2021

Peregrine Exploration Pte Ltd	160, Robinson Road, #14-04, Singapore 068914	Pier Two Capital Pty Ltd (formerly known as Mycelium Capital Pty Ltd)	12/1/2022

Tempus Labs Inc. (Tempus Foundation Company, a Cayman Islands Exempt Foundation)	Cayman Islands	Pier Two Capital Pty Ltd (formerly known as Joker Capital Pty Ltd)	8/11/2021

Sonar Watch Token (SOANR)	Second Floor, Ellen Skelton Building, Fishers Land P.O. Box 681, Road Town, Tortola British Virgin Islands	Koji Capital Pty Ltd	17/8/2021

Provenonce, Inc. A Delaware Corporation	895 Regent Ct, San Carlos, CA 94070, USA	Pier Two Capital Pty Ltd (formerly known as Joker Capital Pty Ltd)	30/06/2021

The Fabricant Group B.V	1017 AZ Amsterdam, the Netherlands, Singel 542, Trade Register number 77345134	Koji Capital Pty Ltd ( Mycelium Ventures Pty Ltd as beneficial owner)	20/04/2022

Talisman Co Pty Ltd	392 Bourke Street, Melbourne VIC 3000	Aspergillus Pty Ltd ATF Talisman Investment Trust	2/11/2021

Molecule AG	Berlin, Germany	Koji Capital Pty Ltd	27/06/2022

Fluidity Operations LLC	United States	Mycelium Capital Pty Ltd / Fluidity Investment Trust (Aspergillus Pty Ltd)	13/12/2021

Gevulot Oy (ZkCloud Mainnet)	Finland	Pier Two Capital Pty Ltd	07/04/2024

Schedule B

Investee	Jurisdiction of Investee	Target Company (Investor)	Investment Date
Digital Gas Management Limited	Portcullis Chambers, 4th Floor, Ellen Skelton Building, 3076 Sir Francis Drake Highway, Road Town, Tortola, British Virgin Islands, VG1110	Pier Two Capital Pty Ltd (formerly known as Mycelium Capital Pty Ltd)	7/4/2024

E3G LLC	Trust Company Complex, Ajeltake Road, Ajeltake Island,Majuro, Marshall Islands, MH, 96960,	Pier Two Capital Pty Ltd	21/05/2024

Bullroarer Networks Pty Ltd	22A Merrigang Street, Bowral NSW 2576	Pier Two Holdings Pty Ltd (formerly Known As Mycelium Ventures Pty Ltd)	3/11/2021

Leakster Pty Ltd	DICKY BEACH QLD, Australia 4551	Aspergillus Pty Ltd ATF the Leakster Investment Trust	22/1/2021

Rocksolid - Fund GP, LLC. Belltower Fund Group, Ltd. RO-1126 Fund I	RO-1126 Fund I, a series of Roll Up Vehicles, LP c/o Belltower Fund Group, Ltd. PO Box 3217 Seattle, WA 98114	Pier Two Capital Pty Ltd	12/12/2024

Kinetiq Research Pte. Ltd, Company Registration number 202444419K	Singapore	Pier Two Capital Pty Ltd	12/12/2024

Alluvial Finance Inc., a Delaware corporation	111 N Wabash AVE STE 100 #3205 Chicago Illinois 60602-1903. USA	Pier Two Capital Pty Ltd	25/10/2024

OAKds Inc	Flat 6b 330 Wythe Avenue Brooklyn, New York 11211 United States	Pier Two Capital Pty Ltd (formerly known as Joker Capital Pty Ltd)	19/1/2021

APlus ETH Corporation , A Delaware Corporation	800 North State Strret, Suite 304 Dover, UK	Pier Two Capital Pty Ltd	4/8/2025

bio.xyz Software Protocol	C/O MJP PARTNERS AG, Bahnhofstrasse 20, 6300 Zug, Switzerland,	Koji Capital Pty Ltd	29/05/2024

Schedule B